Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of January 26, 2022 (this “Amendment”), by and among CAESARS ENTERTAINMENT, INC., a Delaware corporation (f/k/a ELDORADO RESORTS, INC., a Nevada corporation), as borrower (the “Borrower”), and the Administrative Agent (as defined below), relating to that certain Credit Agreement, dated as of July 20, 2020 (as amended by the First Amendment to Credit Agreement, dated as of November 10, 2021, and as further amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; and the Existing Credit Agreement as amended by this Amendment, and as it may be further amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent.

RECITALS:

WHEREAS, pursuant to the Existing Credit Agreement, each Lender with a Revolving Facility Commitment has agreed to make Revolving Facility Loans to the Borrower in Alternate Currencies including, without limitation, Euros, Sterling and Yen (the “Affected Currencies”);

WHEREAS, pursuant to the Existing Credit Agreement (including, without limitation, the definitions of “Eurocurrency Screen Rate”, “Eurocurrency Rate” and “Adjusted Eurocurrency Rate”), Alternate Currency Loans denominated in the Affected Currencies incur or are permitted to incur interest, fees or other amounts based on the London interbank offered rate as administered by ICE Benchmark Administration in accordance with the terms of the Existing Credit Agreement; and

WHEREAS, a Benchmark Transition Event has occurred with respect to the Affected Currencies and, pursuant to Section 2.14(b) of the Existing Credit Agreement, the Administrative Agent and the Borrower have determined in accordance with the Existing Credit Agreement that the Eurocurrency Rate for the Affected Currencies should be replaced with the applicable Benchmark Replacement for all purposes under the Credit Agreement and any Loan Document and such changes (which shall include Benchmark Replacement Conforming Changes as permitted by Section 2.14(c) of the Credit Agreement) shall become effective at and after 5:00 p.m. (Local Time) on the fifth (5th) Business Day after the Administrative Agent has posted a proposed version of this Amendment to all Lenders and the Borrower (such time, the “Objection Deadline”) (it being understood that such proposed version of this Amendment was posted to all Lenders and the Borrower on January 19, 2022), so long as the Administrative Agent has not received, by such time, written notice of objection to this Amendment from Lenders comprising the Required Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1. Defined Terms; References. Capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Amendment.

2. Amendments to the Existing Credit Agreement. Pursuant to Section 2.14(b) of the Existing Credit Agreement, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

3. Representations of the Borrower. The Borrower represents and warrants that:

(a) the Borrower and each of the Material Subsidiaries (i) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under this Amendment;

(b) the execution, delivery and performance by the Borrower of this Amendment (i) have been duly authorized by all corporate or stockholder action required to be obtained by the Borrower and (ii) will not (A) violate (1) any provision of law (including Gaming Laws), statute, rule or regulation applicable to the Borrower, (2) any provision of the certificate or articles of incorporation or other constitutive documents (including any by-laws) of the Borrower, (3) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower or (4) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (A) or (B) of this Section 3(b)(ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, other than the Liens created by the Loan Documents and Permitted Liens;

(c) this Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in, and Indebtedness issued by, Foreign Subsidiaries that are not Loan Parties; and

(d) no Default or Event of Default is continuing on and as of the Second Amendment Effective Date after giving effect hereto.

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4. Conditions. This Amendment shall become effective as of the first date (the “Second Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(a) the Administrative Agent (or its counsel) shall have received from the Borrower and the Administrative Agent (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b) The Administrative Agent has not received, by the Objection Deadline, written notice of objection to this Amendment as provided herein from Lenders comprising the Required Lenders;

(c) the representations and warranties set forth in Section 3 above shall be true and correct as of the date hereof; and

(d) any fees and reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) owing by the Borrower to the Administrative Agent and invoiced at least three (3) Business Days prior to the date hereof shall have been paid in full.

5. Governing Law; Etc.

(a) THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 9.11 AND 9.15 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

6. Confirmation of Guaranties and Security Interests. By signing this Amendment, the Borrower (on behalf of itself and each of the Subsidiary Loan Parties) hereby confirms that (a) the obligations of the Borrower and each of the Subsidiary Loan Parties under the Credit Agreement as modified hereby and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Collateral Agreement and the other Loan Documents and (ii) constitute Loan Obligations and (b) notwithstanding the effectiveness of the terms hereof, the Collateral Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects after giving effect to the amendments contemplated by this Amendment. The Borrower (on behalf of itself and each of the Subsidiary Loan Parties) ratifies and confirms that all Liens granted, conveyed, or assigned to any Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Loan Obligations as modified hereby.

7. Reference to and Effect on the Loan Documents.

(a) From and after the Second Amendment Effective Date, each reference in the Credit Agreement to “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Amendment.

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(b) From and after the Second Amendment Effective Date, this Amendment shall be a Loan Document under the Credit Agreement for all purposes of the Credit Agreement.

8. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by facsimile transmission or electronic mail (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation consents and waivers) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept electronic signatures in any form or in any format in the event that the Administrative Agent shall have notified the Borrower in writing that a manually executed signature is required with regard to any one or more documents.

9. Miscellaneous. The Borrower shall pay all reasonable fees, costs and expenses of the Administrative Agent as agreed to between the parties incurred in connection with the negotiation, preparation and execution of this Amendment and the transactions contemplated hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CAESARS ENTERTAINMENT, INC., as Borrower

By:	/s/ Bret Yunker

Name:	Bret Yunker
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Brian Smolowitz

Name:	Brian Smolowitz
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement]

Exhibit A

(Attached hereto)

Conformed version incorporating the First Amendment ~~to Credit Agreement~~and the Second Amendment

CREDIT AGREEMENT

Dated as of July 20, 2020,

as amended by First Amendment to Credit Agreement, dated as of November 10, 2021 and Second Amendment to Credit Agreement, dated as of January 26, 2022,

among

CAESARS ENTERTAINMENT, INC.

(f/k/a ELDORADO RESORTS, INC.

~~(to be renamed CAESARS ENTERTAINMENT, INC. on the Closing Date~~),

as the Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent,

JPMORGAN CHASE BANK, N.A., CREDIT SUISSE LOAN FUNDING LLC,

MACQUARIE CAPITAL (USA) INC., BOFA SECURITIES, INC.,

DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA,

SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and

CITIZENS BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

KEYBANC CAPITAL MARKETS INC. and FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Syndication Agents

TABLE OF CONTENTS

Page
ARTICLE I
Definitions

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Terms Generally	~~87~~94
SECTION 1.03.	Effectuation of Transactions	~~88~~95
SECTION 1.04.	Exchange Rates; Currency Equivalents	~~88~~95
SECTION 1.05.	Times of Day	~~88~~95
SECTION 1.06.	Timing of Payment or Performance	~~88~~96
SECTION 1.07.	Limited Condition Transactions	~~88~~96
SECTION 1.08.	Additional Alternate Currencies for Loans and Letters of Credit	~~89~~96
SECTION 1.09.	Change of Currency	~~90~~97
SECTION 1.10.	Letter of Credit Amounts	~~91~~98
SECTION 1.11.	Basket and Ratio Calculations	~~91~~98
SECTION 1.12.	Divisions	~~91~~98

ARTICLE II
The Credits

SECTION 2.01.	Commitments	~~91~~99
SECTION 2.02.	Loans and Borrowings	~~92~~99
SECTION 2.03.	Requests for Borrowings	~~93~~100
SECTION 2.04.	[Reserved]	~~93~~101
SECTION 2.05.	The Letter of Credit Commitment	~~93~~101
SECTION 2.06.	Funding of Borrowings	~~102~~110
SECTION 2.07.	Interest Elections	~~102~~110
SECTION 2.08.	Termination and Reduction of Commitments	~~104~~112
SECTION 2.09.	Repayment of Loans; Evidence of Debt	~~104~~112
SECTION 2.10.	Repayment of Term Loans and Revolving Facility Loans	~~105~~113
SECTION 2.11.	Prepayment of Loans	~~106~~114
SECTION 2.12.	Fees	~~111~~120
SECTION 2.13.	Interest	~~112~~121
SECTION 2.14.	Alternate Rate of Interest	~~113~~121
SECTION 2.15.	Increased Costs	~~114~~124
SECTION 2.16.	Break Funding Payments	~~115~~125
SECTION 2.17.	Taxes	~~116~~126
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~118~~128
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~120~~130
SECTION 2.20.	Illegality	~~121~~131
SECTION 2.21.	Incremental Commitments	~~121~~132
SECTION 2.22.	Defaulting Lenders	~~130~~140

ARTICLE III
Representations and Warranties

SECTION 3.01.	Organization; Powers	~~132~~142
SECTION 3.02.	Authorization	~~132~~143
SECTION 3.03.	Enforceability	~~133~~143
SECTION 3.04.	Governmental Approvals	~~133~~143
SECTION 3.05.	Financial Statements	~~133~~144
SECTION 3.06.	No Material Adverse Effect	~~134~~144
SECTION 3.07.	Title to Properties; Possession Under Leases	~~134~~144
SECTION 3.08.	Subsidiaries	~~134~~145
SECTION 3.09.	Litigation; Compliance with Laws	~~135~~145
SECTION 3.10.	Federal Reserve Regulations	~~135~~145
SECTION 3.11.	Investment Company Act	~~135~~146
SECTION 3.12.	Use of Proceeds	~~135~~146
SECTION 3.13.	Tax Returns	~~136~~146
SECTION 3.14.	No Material Misstatements	~~136~~146
SECTION 3.15.	Employee Benefit Plans	~~137~~147
SECTION 3.16.	Environmental Matters	~~137~~147
SECTION 3.17.	Security Documents	~~137~~148
SECTION 3.18.	Location of Real Property and Leased Premises	~~138~~149
SECTION 3.19.	Solvency	~~139~~149
SECTION 3.20.	Labor Matters	~~139~~149
SECTION 3.21.	Intellectual Property; Licenses, Etc.	~~139~~150
SECTION 3.22.	Anti-Money Laundering; Anti-Corruption and Sanctions Laws	~~139~~150
SECTION 3.23.	Insurance	~~140~~150
SECTION 3.24.	Affected Financial Institution	~~140~~150

ARTICLE IV
Conditions of Lending

SECTION 4.01.	Conditions to All Credit Events After the Closing Date	~~140~~151
SECTION 4.02.	Conditions to Initial Credit Events	~~141~~151

ARTICLE V
Affirmative Covenants

SECTION 5.01.	Existence; Businesses and Properties	~~145~~155
SECTION 5.02.	Insurance	~~145~~156
SECTION 5.03.	Taxes	~~146~~157
SECTION 5.04.	Financial Statements, Reports, etc.	~~147~~157
SECTION 5.05.	Litigation and Other Notices	~~149~~159
SECTION 5.06.	Compliance with Laws	~~149~~159
SECTION 5.07.	Maintaining Records; Access to Properties and Inspections	~~149~~160
SECTION 5.08.	Use of Proceeds	~~150~~160
SECTION 5.09.	Compliance with Environmental Laws	~~150~~160
SECTION 5.10.	Further Assurances; Additional Security	~~150~~160
SECTION 5.11.	Real Property Development Matters	~~154~~164
SECTION 5.12.	Rating	~~156~~166

ARTICLE VI
Negative Covenants
SECTION 6.01.	Indebtedness	~~156~~166
SECTION 6.02.	Liens	~~164~~174
SECTION 6.03.	Sale and Lease-Back Transactions	~~171~~181
SECTION 6.04.	Investments, Loans and Advances	~~172~~182
SECTION 6.05.	Mergers, Consolidations, Sales of Assets and Acquisitions	~~176~~186
SECTION 6.06.	Restricted Payments	~~181~~191
SECTION 6.07.	Transactions with Affiliates	~~183~~193
SECTION 6.08.	Business of the Borrower and the Subsidiaries	~~186~~196
SECTION 6.09.	Limitation on Payments and Modifications of Indebtedness; Modifications of Governing Documents and Lease Arrangements; etc.	~~186~~196
SECTION 6.10.	Fiscal Year	~~189~~199
SECTION 6.11.	Financial Performance Covenant	~~189~~199

ARTICLE VII
Events of Default

SECTION 7.01.	Events of Default	~~190~~200
SECTION 7.02.	Right to Cure	~~193~~203
SECTION 7.03.	Treatment of Certain Payments	~~194~~204

ARTICLE VIII
The Agents

SECTION 8.01.	Appointment	~~194~~204
SECTION 8.02.	Delegation of Duties	~~195~~205
SECTION 8.03.	Exculpatory Provisions	~~195~~205
SECTION 8.04.	Reliance by Agents	~~196~~206
SECTION 8.05.	Notice of Default	~~196~~206
SECTION 8.06.	Non-Reliance on Administrative Agent, Joint Lead Arrangers, Collateral Agent and Other Lenders	~~196~~206
SECTION 8.07.	Indemnification	~~197~~207
SECTION 8.08.	Agents in their Individual Capacity	~~197~~207
SECTION 8.09.	Successor Agents	~~197~~207
SECTION 8.10.	Payments Set Aside	~~198~~208
SECTION 8.11.	Administrative Agent May File Proofs of Claim	~~199~~209
SECTION 8.12.	Collateral and Guaranty Matters	~~199~~209
SECTION 8.13.	Agents and Arrangers	~~200~~210
SECTION 8.14.	Intercreditor Agreements and Collateral Matters	~~200~~210
SECTION 8.15.	Withholding Tax	~~200~~210
SECTION 8.16.	Interest Rates; ~~LIBOR~~Benchmark Notification	~~200~~211

ARTICLE IX
Miscellaneous

SECTION 9.01.	Notices; Communications	~~201~~211
SECTION 9.02.	Survival of Agreement	~~202~~213
SECTION 9.03.	Binding Effect	~~203~~213
SECTION 9.04.	Successors and Assigns	~~203~~213
SECTION 9.05.	Expenses; Indemnity	~~208~~218
SECTION 9.06.	Right of Set-off	~~210~~220
SECTION 9.07.	Governing Law	~~210~~220
SECTION 9.08.	Waivers; Amendment	~~210~~221
SECTION 9.09.	Interest Rate Limitation	~~214~~224
SECTION 9.10.	Entire Agreement	~~214~~224
SECTION 9.11.	WAIVER OF JURY TRIAL	~~214~~225
SECTION 9.12.	Severability	~~215~~225
SECTION 9.13.	Counterparts; Electronic Execution of Documents	~~215~~225
SECTION 9.14.	Headings	~~215~~226
SECTION 9.15.	Jurisdiction; Consent to Service of Process	~~215~~226
SECTION 9.16.	Confidentiality	~~216~~226
SECTION 9.17.	Platform; Borrower Materials	~~217~~227
SECTION 9.18.	Release of Liens, Guarantees and Pledges	~~218~~228
SECTION 9.19.	Judgment Currency	~~220~~230
SECTION 9.20.	USA PATRIOT Act Notice	~~221~~231
SECTION 9.21.	No Advisory or Fiduciary Responsibility	~~221~~231
SECTION 9.22.	Application of Gaming Laws	~~221~~232
SECTION 9.23.	Affiliate Lenders	~~222~~233
SECTION 9.24.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~223~~234
SECTION 9.25.	MIRE Events	~~224~~234
SECTION 9.26.	Certain ERISA Matters.	~~224~~234
SECTION 9.27.	Acknowledgement Regarding Any Supported QFCs	~~225~~235

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Mortgage
Exhibit D-2	Form of Leasehold Mortgage
Exhibit D-3	Form of Deed of Trust
Exhibit D-4	Form of Leasehold Deed of Trust
Exhibit D-5	Form of Vessel Mortgage
Exhibit E	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit F	Form of Discounted Prepayment Option Notice
Exhibit G	Form of Lender Participation Notice
Exhibit H	Form of Discounted Voluntary Prepayment Notice
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Global Intercompany Note

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Exhibit K	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit L	Form of Collateral Agreement
Exhibit M	Form of Guarantee Agreement
Exhibit N	Form of First Lien Intercreditor Agreement
Exhibit O	Form of Second Lien Intercreditor Agreement

Schedule 1.01(A)	Existing Letters of Credit
Schedule 1.01(B)	Subsidiary Loan Parties
Schedule 1.01(C)	Undeveloped Land
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(E)	Non-Core Land
Schedule 1.01(F)	Pompano Park Real Property
Schedule 2.01	Commitments
Schedule 3.01	Organization; Powers
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(a)	Mortgaged Properties
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.21	Intellectual Property Rights
Schedule 3.23	Insurance
Schedule 4.02(b)	Local Counsel
Schedule 5.10	Post-Closing Items
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Dispositions
Schedule 6.06	Restricted Payments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

CREDIT AGREEMENT, dated as of July 20, 2020 (as amended by the First Amendment, the Second Amendment and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among CAESARS ENTERTAINMENT, INC., a Delaware corporation (f/k/a ELDORADO RESORTS, INC., a Nevada corporation ~~(to be renamed CAESARS ENTERTAINMENT, INC. and converted to a Delaware corporation on the Closing Date~~) (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower ~~has~~ entered into that certain Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as otherwise amended, restated, amended and restated or otherwise modified prior to the date hereof, the “CEC Acquisition Agreement”), by and among the Borrower, Colt Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (“Merger Sub”), and Caesars Entertainment Corporation, a Delaware corporation (“CEC”), pursuant to which Merger Sub ~~will merge~~merged with and into CEC on the Closing Date with CEC as the surviving entity of such merger and ~~to be~~ renamed Caesars Holdings, Inc. (the “CEC Acquisition”).

WHEREAS, on the Closing Date, after the effectiveness of this Agreement, the Borrower ~~will~~ (a) ~~change~~changed its name from Eldorado Resorts, Inc. to Caesars Entertainment, Inc. and (b) ~~convert~~converted from a Nevada corporation into a Delaware corporation.

WHEREAS, on the Closing Date, substantially simultaneously with the consummation of the CEC Acquisition, CEC ~~will contribute~~contributed all of its Equity Interests in CEOC, LLC, a Delaware limited liability company and subsidiary of CEC (“CEOC”), to Caesars Resort Collection, LLC, a Delaware limited liability company and subsidiary of CEC (“CRC”), resulting in CEOC being a wholly-owned subsidiary of CRC (the “CEOC Event”).

WHEREAS, on the Closing Date, substantially simultaneously with the consummation of the CEOC Event, CRC ~~will~~ (a) ~~obtain~~obtained the CRC Closing Date Incremental Term Loan Facility under the CRC Credit Agreement and (b) together with CRC Finco, Inc., as co-issuers, ~~assume~~assumed all of the rights and obligations under the CRC Secured Notes.

WHEREAS, on the Closing Date, substantially simultaneously with the consummation of the CEC Acquisition, CEC and its subsidiaries ~~intend to~~ (a) ~~enter~~entered into certain amendments to the Las Vegas Master Lease and receive an amendment consent fee of approximately $1,404 million (the “VICI Lease Financing”), and (b) ~~enter~~entered into sale and leaseback transactions with affiliates of VICI Properties Inc. for the real properties commonly known as Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City for net cash proceeds of approximately $1,823 million (the “VICI Sale and Leaseback Transactions” and, together with the VICI Lease Financing, the “VICI Transactions”).

WHEREAS, on the Closing Date, (a) CRC ~~will apply~~applied a portion of the proceeds of the VICI Sale and Leaseback Transactions and the proceeds of the sale of the Rio Hotel and Casino to repay in full and terminate all obligations and commitments under the CEOC Credit Agreement, (b) CRC ~~will lend~~lent the remaining proceeds of the VICI Sale and Leaseback Transactions and the proceeds of the sale of the Rio Hotel and Casino to CEC in order to pay a portion of the cash consideration for the CEC Acquisition and (c) CRC ~~will distribute~~distributed the proceeds of the CRC Closing Date Incremental Term Loan Facility, the CRC Secured Notes and the VICI Lease Financing (if received) and cash on hand to CEC and/or the Borrower in order to pay a portion of the cash consideration for the CEC Acquisition.

WHEREAS, the Borrower ~~is entering~~entered into this Agreement and the other Loan Documents in order to consummate the CEC Acquisition and the other Transactions, and, in connection therewith, (a) the Borrower has requested the Lenders to extend credit in the form of Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate Outstanding Amount at any time not to exceed $1,000.0 million, and (b) the Borrower ~~will assume~~assumed the obligations of Merger Sub as an issuer in respect of (i) $1,800 million in aggregate principal amount of the Senior Unsecured Notes and (ii) $3,400 million in aggregate principal amount of the First Priority Senior Secured Notes.

NOW, THEREFORE, the Lenders and the L/C Issuer are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the NYFRB Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Adjusted Eurocurrency Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in such rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, as the case may be. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan, in each case denominated in Dollars ~~or in any Alternate Currency~~.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Acceptance Date” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(f).

“Act of Terrorism” shall mean an act of any person directed towards the overthrowing or influencing of any government de jure or de facto, or the inducement of fear in or the disruption of the economic system of any society, by force or by violence, including (i) the hijacking or destruction of any conveyance (including an aircraft, vessel, or vehicle), transportation infrastructure or building, (ii) the seizing or detaining, and threatening to kill, injure, or continue to detain, or the assassination of, another individual, (iii) the use of any (a) biological agent, chemical agent, or nuclear weapon or device, or (b) explosive or firearm, with intent to endanger, directly or indirectly, the safety of one or more individuals or to cause substantial damage to property and (iv) a credible threat, attempt, or conspiracy to do any of the foregoing.

“Additional Divestiture Mortgage” shall have the meaning assigned to such term in Section 5.10(k).

“Additional Master Lease” shall mean any Gaming Lease that is in a form that is not materially less favorable to the Borrower and/or its Subsidiaries than the Master Lease referred to in clauses (i) and (ii) of the definition thereof as originally in effect (as determined by the Borrower in good faith) and is entered into between the Borrower and/or one of its Subsidiaries and the landlord under such Gaming Lease.

“Additional ~~Divestiture~~ Mortgage” shall have the meaning assigned to such term in Section 5.10(~~k~~c).

~~“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).~~

“Adjusted Daily Simple RFR” shall mean, with respect to any RFR Borrowing, an interest rate per annum equal to the greater of (x) (a) the Daily Simple RFR, plus (b) 0.0326%, and (y) 0.00%.

“Adjusted EURIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, and (y) 0.00%.

“Adjusted Eurocurrency Rate” shall mean, with respect to any ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the Eurocurrency Rate for ~~the applicable currency for~~ such Interest Period multiplied by (b) the Statutory Reserve Rate, and (y) 0.00%.

“Adjusted TIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, and (y) 0.00%.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.23(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Currencies” shall mean Dollars and each Alternate Currency.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Currency” shall mean (i) with respect to any Letter of Credit, Canadian Dollars, Euros, ~~Pounds~~ Sterling, ~~Japanese~~ Yen and any other currency other than Dollars as may be acceptable to the Administrative Agent and the applicable L/C Issuer with respect thereto in their sole discretion and (ii) with respect to any Loan, Canadian Dollars, Euros, ~~Pounds~~ Sterling, ~~Japanese~~ Yen and any currency other than Dollars that is approved in accordance with Section 1.08.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean any Loan denominated in an Alternate Currency.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22(b).

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended from time to time and any successors thereto.

“Applicable Commitment Fee” shall mean, for any day, (i) 0.50% per annum; provided, that on and after each Adjustment Date occurring from and after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Commitment Fee” will be determined pursuant to the Pricing Grid for Revolving Facility Loans and Revolving Facility Commitments or (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Discount” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Applicable Margin” shall mean for any day with respect to any Initial Revolving Loan, 3.25% per annum in the case of any Eurocurrency Loan (as defined in this Agreement as in effect prior to the Second Amendment Effective Date) and 2.25% per annum in the case of any ABR Loan; provided, however, that on and after each Adjustment Date occurring from and after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to any Initial Revolving Loan will be determined pursuant to the Pricing Grid. The Applicable Margin for any Incremental Term Loans and Other Revolving Loans shall be as set forth in the applicable Incremental Assumption Agreement.

“Applicable Period” shall mean an Excess Cash Flow Period.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Arrangers” shall mean, collectively, the Joint Lead Arrangers, the Syndication Agents and the Documentation Agents.

“Asset Sale” shall mean (a) any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) of any asset or assets of the Borrower or any Subsidiary to any Person that is not a Loan Party or a Subsidiary thereof, (b) a Convention Center Unrestricted Subsidiary Sale or (c) an Interactive Entertainment Unrestricted Subsidiary Sale.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments under any Revolving Facility, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date with respect to such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit under such Revolving Facility, the date of termination in full of the Revolving Facility Commitments of such Class.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof) for such Agreed Currency, as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest for such Agreed Currency calculated pursuant to this Agreement as of such date.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Revolving Facility at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment under such Revolving Facility of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure under such Revolving Facility of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified, or supplemented from time to time or any similar federal or state law for the relief of debtors.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of the term “Cumulative Credit.”

“Benchmark” shall mean, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the ~~Eurocurrency Rate for U.S. dollar-denominated~~applicable Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the Eurocurrency Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the Eurocurrency Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar-denominated~~ syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States (for the avoidance of doubt, but without limiting the first parenthetical in this definition, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” the definition of “Business Day,” the definition of “RFR Business Day,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earlier to occur of the following events with respect to ~~the Eurocurrency Rate~~such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~the Eurocurrency Screen Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the Eurocurrency Screen Rate~~all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the Eurocurrency Rate~~such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of ~~the Eurocurrency Screen Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the Eurocurrency Screen Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Eurocurrency Screen Rate~~any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the Eurocurrency Screen Rate~~such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for ~~the Eurocurrency Screen Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the Eurocurrency Screen Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the Eurocurrency Screen Rate~~such Benchmark (or such component), in each case which states that the administrator of ~~the Eurocurrency Screen Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the Eurocurrency Screen Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Eurocurrency Screen Rate~~any Available Tenor of such Benchmark (or such component thereof); and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the Eurocurrency Screen Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~the Eurocurrency Screen Rate is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as stated in such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to ~~the Eurocurrency Rate~~any Benchmark and solely to the extent that ~~the Eurocurrency Rate~~such then-current Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~the Eurocurrency Rate~~such then-current Benchmark for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced ~~the Eurocurrency Rate~~such then-current benchmark for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity. The Board of Directors of the Borrower may include the Board of Directors of any direct or indirect parent of the Borrower.

“Bona Fide Debt Fund” shall mean (i) commercial or corporate banks and (ii) bona fide fixed income investors or funds which principally hold passive investments in portfolios of commercial loans or debt securities for investment purposes in the ordinary course of business and for which the applicable Competitor does not, directly or indirectly, possess the power to cause the direction of the investment policies at such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of ~~Eurocurrency~~Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (i) with respect to ABR Borrowings, $3,000,000 and (ii) with respect to any other Borrowing, $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a ~~Eurocurrency~~Term Benchmark Loan denominated in Dollars, the term “Business Day” shall also exclude ~~(a)~~ any day on which banks are not open for dealings in deposits in Dollars in the London interbank market ~~(if such Eurocurrency Loan is denominated in Dollars) and~~

~~(b) any day that is a Target Day (if such Eurocurrency Loan is denominated in Euro) and,~~, (b) when used in connection with any Loans denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for business in London, (c) when used in connection with any Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, the term “Business Day” shall also exclude any day that is not a TARGET Day, (d) when used in connection with any Loans denominated in Yen and in relation to the calculation or computation of TIBOR, the term “Business Day” shall also exclude any day on which banks are not open for business in Japan and (e) when used in connection with any Revaluation Date or determining any date on which any amount is to be paid or made available in ~~an~~any other Alternate Currency ~~other than Euro~~determined after the Second Amendment Effective Date, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Alternate Currency.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any person in respect of any period, (a) the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Lease Obligations) incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person and (b) Capitalized Software Expenditures.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that (a) obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (i) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or long-term financial obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease obligations or long-term financial obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (ii) would not have been required to be treated as capital lease obligations or long-term financial obligations prior to December 31, 2018 had they existed at that time, (b) each Master Lease and (c) each Gaming Lease, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Carano Family Entity” shall mean any trust or entity majority owned and Controlled by or established for the benefit of, or the estate of, any of the Carano Holders.

“Carano Holders” shall mean (a) Donald L. Carano, Gene R. Carano, Gregg R. Carano, Gary L. Carano, Cindy L. Carano and Glenn T. Carano or any of their spouses or lineal descendants (including without limitation, step-children and adopted children and their lineal descendants), (b) their heirs at law and their estates and the beneficiaries thereof, (c) any charitable foundation created by any of them or (d) a Carano Family Entity.

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.05(g).

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense and other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any deferred financing fees, debt issuance costs (including original issue discount), commissions, fees and expenses and financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, and the expensing of any bridge, commitment, upfront, ticking or other financing fees and expenses, including those paid in connection with the Transactions or upon entering into a Permitted Receivables Financing or any amendment of this Agreement and (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements.

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean, (a) with respect to Cash Management Agreements in existence on the Closing Date, any person that is (or an Affiliate thereof is) an Agent, an Arranger or a Lender on the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date, any person that is an Agent, Arranger or Lender or Affiliate thereof on the date such Cash Management Agreement is entered into, in each case, in its capacity as a party to such Cash Management Agreement.

“CBR Loan” shall mean a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” shall mean the Applicable Margin applicable to such Loan that is replaced by a CBR Loan.

“CEC” shall have the meaning assigned to such term in the recitals to this Agreement.

“CEC Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“CEC Acquisition Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“CEC Convertible Senior Notes” shall mean CEC’s 5.00% convertible senior notes due 2024 issued pursuant to the Indenture, dated October 6, 2017, by and among CEC and Delaware Trust Company, as Trustee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Central Bank Rate” shall mean, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (d) any other Alternate Currency determined after the Second Amendment Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower and (ii) 0.00%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” shall mean, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (d) any other Alternate Currency determined after the Second Amendment Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CEOC” shall have the meaning assigned to such term in the recitals to this Agreement.

“CEOC Credit Agreement” shall mean that certain Credit Agreement, dated as of October 6, 2017, by and among CEOC, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as in effect on the Closing Date.

“CEOC Event” shall have the meaning assigned to such term in the recitals to this Agreement, which shall be deemed a “CEOC Event” under the CRC Credit Agreement for all purposes thereunder and a “CEOC Acquisition” under the CRC Indenture for all purposes thereunder.

“CES” shall mean Caesars Enterprise Services, LLC, or any successor thereto.

“CES Agreements” shall mean (a) the Third Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of December 26, 2018, by and among CES, CEOC, CRC, Caesars License Company, LLC and Caesars World LLC and (b) the Second Amended and Restated Limited Liability Company Agreement of CES, dated as of January 14, 2015, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, a “change of control” (or similar event) shall occur under (i) the Senior Unsecured Notes Indenture, (ii) the First Priority Senior Secured Notes Indenture, (iii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Senior Unsecured Notes or First Priority Senior Secured Notes, in each case, constituting Material Indebtedness or (iv) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) one or more Permitted Holders)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of the Borrower entitled to vote for members of the board of directors (or equivalent governing body).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirement and directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital or liquidity adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers of loans under United States of America credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Incremental Term Loans having the same terms, Initial Revolving Loans or Other Revolving Loans having the same terms; and (b) when used in reference to any Commitment, refers to whether such Commitment is in respect of a commitment to make Incremental Term Loans having the same terms, Initial Revolving Loans or Other Revolving Loans having the same terms. Incremental Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Revolving Loans, other Incremental Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean July 20, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit L, dated as of the Closing Date, among the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Sections 5.10(d), (e), (g), (j) and (k) and Schedule 5.10):

(a) on the Closing Date, the Collateral Agent shall have received (x) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement and (y) from each Subsidiary Loan Party, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests owned on the Closing Date directly by the Loan Parties, other than Excluded Securities and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) on the Closing Date and at all times thereafter, all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $75.0 million (other than (A) intercompany current liabilities as incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to a Loan Party, other than Excluded Securities, shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments required to be delivered pursuant to the applicable Security Documents, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, subject to Section 5.10(g), the Collateral Agent shall have received (i) a supplement to the Collateral Agreement and the Guarantee Agreement and (ii) supplements to the other Security Documents, if applicable, in the form specified therein or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) after the Closing Date, (i) all the outstanding Equity Interests in (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f) on the Closing Date and at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements and IP Security Agreements (as defined in the Collateral Agreement), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) (x) as soon as practicable after the Closing Date but in no event later than 90 days after the Closing Date with respect to the Mortgaged Properties set forth on Schedule 3.07(a) (or such later date as the Administrative Agent may agree in its reasonable discretion) and (y) within the time periods set forth in, and solely to the extent required by, Section 5.10(c), 5.10(d), 5.10(h), 5.10(k) or 5.11 with respect to the Mortgaged Properties encumbered pursuant to said Section 5.10(c), 5.10(d), 5.10(h), 5.10(k) or 5.11, the Collateral Agent shall have received counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing;

(h) with respect to each Mortgage delivered pursuant to clause (g) above, the Collateral Agent shall have received (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which a “Building” or “Mobile Home” (each as defined in 12 CFR Chapter III, Section 339.2) (or such other similar terms as contemplated by the Flood Insurance Laws) is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Subsidiary Loan Party relating thereto); provided that no such flood hazard determination shall be required with respect to any Vessel, (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 (including, without limitation, flood insurance policies), each of which shall (A) be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable) (provided that, with respect to Material Leased Real Property, the foregoing shall only be required to the extent delivery of such endorsements are permitted under the applicable lease), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (C) in the case of flood insurance, (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (3) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation (or such shorter period acceptable to the

Administrative Agent) and (4) otherwise be in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall provide the documentation set forth in clauses (h)(i) and (h)(ii) (limited in the case of clause (h)(ii) to copies of flood insurance policies required by Section 5.02 as reasonably determined by the Borrower) to the Administrative Agent (for distribution to the Lenders) at least twenty (20) days in advance of providing a Mortgage and the Borrower or the applicable Subsidiary Loan Party shall not enter into any Mortgage unless the Borrower shall have delivered the foregoing documentation to the Administrative Agent at least twenty (20) days in advance of providing the related Mortgage (it being understood that the Borrower shall use diligent efforts to promptly provide any further documentation reasonably requested by the Administrative Agent pursuant to clauses (h)(i) and (h)(ii) after the foregoing deadline), (iii) to the extent required to mortgage a leasehold interest in Real Property that must be mortgaged pursuant to the terms of this Agreement and to the extent reasonably required by the Administrative Agent, estoppel and consent agreements executed by each of the lessors of such leased Real Property, along with (A) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (B) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (C) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent, provided, that the Borrower and the Subsidiaries shall be deemed to have complied with the requirements of this clause (iii) if the Borrower and the Subsidiaries will have provided the Administrative Agent with an officer’s certificate confirming that the Borrower and the Subsidiaries have made commercially reasonable efforts to fulfill the aforementioned requirements, (iv) if reasonably requested by the Administrative Agent, opinions addressed to the Administrative Agent and the Collateral Agent for its benefit and for the benefit of the Secured Parties of (A) local counsel for the Borrower in each jurisdiction where the Mortgaged Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such opinions and (B) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (v) if reasonably requested by the Administrative Agent, a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower or the Subsidiaries, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on the Closing Date or thereafter in accordance with Sections 5.10(c), 5.10(d), 5.10(h), 5.10(k) and 5.11 as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available at a commercially reasonable cost or, in lieu of such zoning endorsements, where available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, a zoning report from a recognized vendor or a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Administrative Agent), coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located; provided that no such title policy shall be required with respect to any Vessel, (vi) if the finalization of the title insurance policies pursuant to clause (v) hereof and the Surveys (as hereinafter defined) pursuant to clause (vii) hereof occurs after delivery of any Mortgage pursuant to clause (g), then, to the extent required to correct and/or confirm the Mortgaged Property encumbered by such Mortgage is consistent with that so insured and surveyed and/or confirm the Collateral Agent’s mortgage lien on and security interests in such Mortgaged Property, (A) an amendment to any such applicable Mortgage (or to the extent required, a new

Mortgage) duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Administrative Agent with respect to each such applicable Mortgaged Property and (B) such other documents, including, but not limited to, any supplemental consents, agreements and/or confirmations of third parties, and supplemental local counsel opinions, as Administrative Agent may reasonably request in order to effectuate the same, (vii) if reasonably requested by the Administrative Agent, to the extent required by the title insurance company to remove the survey exception from any title policy delivered pursuant to clause (v) above and to issue a same as survey endorsement for any title policy delivered pursuant to clause (v) above, a new survey or aerial map of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid or an existing survey or aerial map together with an affidavit of no change (such surveys or aerial maps, collectively, the “Surveys”); provided that no such Survey shall be required with respect to any Vessel, and (viii) with respect to any Mortgage relating to a Vessel, (A) a certificate of ownership with respect to such Vessel and (B) an abstract of title report, in form and substance reasonably acceptable to the Administrative Agent. Any such Surveys shall, to the extent required by the Administrative Agent and the title insurance company, be certified to Borrower, Collateral Agent and the title insurance company, and shall meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys in all material respects and shall be sufficient and satisfactory to the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions and to issue all endorsements reasonably requested by Administrative Agent. All such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise acceptable to the Administrative Agent or the title insurance company issuing the title insurance);

(i) on the Closing Date, the Collateral Agent shall have received evidence of the insurance required by Section 5.02(a); and

(j) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Sections 5.10 and 5.11, and (ii) upon reasonable request by the Collateral Agent or the Administrative Agent, evidence of compliance with any other requirements of Sections 5.10 and 5.11.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Letter” shall mean that certain Amended and Restated Commitment Letter dated July 19, 2019, by and among the Borrower, JPMorgan, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Macquarie Capital Funding LLC, Macquarie Capital (USA) Inc., Bank of America, N.A., BofA Securities, Inc., Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Goldman Sachs Bank USA, Truist Bank, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association, KeyBank National Association, KeyBanc Capital Markets Inc., Fifth Third Bank, National Association and Citizens Bank, National Association, as amended by that certain First Amendment to Amended and Restated Commitment Letter and Amended and Restated Fee Letter dated July 29, 2019 and that certain Second Amendment to Amended and Restated Commitment Letter dated June 15, 2020, and as further amended, restated, supplemented or otherwise modified from time to time.

“Commitments” shall mean with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, unless the designation of such Conduit Lender is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that that designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, at any date of determination, the aggregate amount of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to the Borrower and its Subsidiaries for any period, the aggregate of the Net Income of the Borrower and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring, exceptional or unusual gains or losses or income or expense or charge or accrual or reserve (less all fees and expenses relating thereto) including, without limitation, any costs, fees, expenses or charges related to entrance into or amendment, waiver, termination or modification of a Master Lease or Gaming Lease, any severance, relocation, contract termination, legal settlements, transition, integration, insourcing, outsourcing, recruiting or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning, conversion or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses, fees or charges related to any offering of Equity Interests or debt securities of the Borrower or any Subsidiary, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, costs, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles adjustments arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to changes in foreign currency exchange rates (including, without limitation, remeasurements of Indebtedness), and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded, and (2) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xv) [reserved],

(xvi) any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of the Borrower or any of its Subsidiaries, shall be excluded,

(xvii) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(xviii) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Master Lease or any Gaming Lease in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any Master Lease or any Gaming Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of any Master Lease or any Gaming Lease; provided that any “true-up” of rent paid in cash pursuant to any Master Lease or any Gaming Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the consolidated Subsidiaries without giving effect to any amortization of the amount of intangible assets since December 31, 2019, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or disposition of a person or assets that have occurred on or after the last day of such fiscal quarter.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

~~“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:~~

~~(1)~~	~~the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:~~

~~(2)~~

~~if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;~~

~~provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”~~

“Convention Center Lease” shall mean any lease pursuant to which a Convention Center Unrestricted Subsidiary leases the property commonly known as the Caesars Forum Convention Center (which lease may include any related personal property, fixtures, furniture and equipment) to the Borrower or a Subsidiary of the Borrower, as may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Convention Center Unrestricted Subsidiary” shall mean (a) any subsidiary of the Borrower that owns the property consisting of the land and real property improvements commonly known as the Caesars Forum Convention Center, which subsidiary has been the subject of a Convention Center Unrestricted Subsidiary Designation and (b) any subsidiary of the Borrower all or substantially all of the assets of which are Equity Interests of any subsidiary described in clause (a) or this clause (b) that has been the subject of a Convention Center Unrestricted Subsidiary Designation.

“Convention Center Unrestricted Subsidiary Designation” shall mean (a) the designation as an Unrestricted Subsidiary of (i) the subsidiary that owns, or is intended to own the land and real property improvements commonly known as the Caesars Forum Convention Center and (ii) any subsidiary of the Borrower all or substantially all of the assets of which are Equity Interests of any subsidiary described in clause (a)(i) or this clause (a)(ii) and/or (b) the contribution or other transfer of the property commonly known as the Caesars Forum Convention Center (which may include any related personal property, fixture, furniture and equipment) to a Convention Center Unrestricted Subsidiary.

“Convention Center Unrestricted Subsidiary Sale” shall mean the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of (a) all or substantially all of the property or assets of the Convention Center Unrestricted Subsidiary or (b) all or substantially all of the Equity Interests in the Convention Center Unrestricted Subsidiary.

“Convention Center Unrestricted Subsidiary Sale Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Convention Center Unrestricted Subsidiary from any Convention Center Unrestricted Subsidiary Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Convention Center Unrestricted Subsidiary Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form).

“Corresponding Tenor” with respect to ~~a Benchmark Replacement means~~any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as ~~the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate~~such Available Tenor.

“Covenant Relief Period” shall mean the period commencing on the Closing Date and ending on the earlier of (a) the date on which the Administrative Agent receives a Covenant Relief Period Termination Notice from the Borrower and (b) the date on which the Administrative Agent receives from the Borrower the compliance certificate to be delivered pursuant to Section 5.04(c) and the financial statements to be delivered pursuant to Section 5.04(b) in respect of the fiscal quarter ending September 30, 2021 (such earlier date, the “Covenant Relief Period Termination Date”).

“Covenant Relief Period Conditions” shall mean the following conditions during the Covenant Relief Period:

(a) The Borrower shall not permit the sum of (i) the sum of (x) Unrestricted Cash of the Borrower and its Subsidiaries (for the avoidance of doubt, including CRC and its Subsidiaries) free and clear of all Liens other than Permitted Liens, plus (y) cash and cash equivalents of the Borrower and its Subsidiaries that are restricted in favor of the Obligations, the obligations under the First Priority Senior Secured Notes Indenture, CRC Credit Agreement, the CRC Secured Indenture or the CRC Indenture (or any Refinancing of any of the foregoing) (which may include cash and cash equivalents securing other Indebtedness secured by a Lien on the collateral securing any of the foregoing), plus (ii) the sum of (x) the unutilized commitments under the Revolving Facility and (y) the unutilized commitments under the Revolving Facility (as defined in the CRC Credit Agreement (or any Refinancing thereof)) (the “Borrower’s Liquidity”), at any time during the Covenant Relief Period to be less than $850,000,000.

(b) The Borrower shall furnish to the Administrative Agent (which will promptly furnish such certificate to the Revolving Facility Lenders), commencing with the calendar month ending July 31, 2020 and ending with (i) the calendar month ending September 30, 2021 or (ii) if the Covenant Relief Period terminates in accordance with clause (a) of the definition thereof prior to September 30, 2021, the last calendar month ending before the Covenant Relief Period Termination Date, a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the computations necessary (as determined in good faith by the Borrower) to determine whether the Borrower is in compliance with clause (a) of this definition as of the end of each such calendar month within ten (10) Business Days after the last day of each such calendar month.

(c) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Sections 6.01(h), 6.01(l), 6.01(r), 6.01(s), 6.01(v) or 6.01(x).

(d) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Section 6.01(i) in an aggregate principal amount at any one time outstanding in excess of $100,000,000.

(e) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Section 6.01(k) in an aggregate principal amount at any one time outstanding in excess of (x) $100 million plus (y) $500 million; provided that any Indebtedness incurred pursuant to this clause (e)(y) shall be unsecured;

(f) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Section 6.01(y) in an aggregate principal amount at any one time outstanding in excess of $400,000,000.

(g) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Section 6.01(z) in an aggregate principal amount at any one time outstanding in excess of $400,000,000.

(h) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur Indebtedness under Section 6.01(ee) in an aggregate principal amount at any one time outstanding in excess of the sum of (i) $250,000,000 plus (ii) the aggregate amount of proceeds of the issuance of Equity Interests (including upon conversion or exchange or a debt instrument into or for any Equity Interests (other than Disqualified Stock)) received by the Borrower from equity issuances after June 1, 2020 (it being agreed that as of the Closing Date, this clause (h)(ii) is an amount equal to $772,000,000).

(i) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investments pursuant to Sections 6.04(l), 6.04(s), 6.04(dd) or 6.04(ff).

(j) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investments pursuant to Section 6.04(j) in an aggregate principal amount at any one time outstanding in excess of $250,000,000.

(k) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments pursuant to Sections 6.06(e), 6.06(h), 6.06(j) or 6.06(m).

(l) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments pursuant to Section 6.06(l) in an aggregate principal amount at any one time outstanding in excess of $25,000,000.

For the avoidance of doubt, the Covenant Relief Period Conditions are for the benefit of the Revolving Facility Lenders only.

“Covenant Relief Period Termination Date” shall have the meaning assigned to such term in the definition of “Covenant Relief Period.”

“Covenant Relief Period Termination Notice” shall mean a certificate of a Responsible Officer of the Borrower that is delivered to the Administrative Agent stating that the Borrower irrevocably elects to terminate the Covenant Relief Period effective as of the date on which the Administrative Agent receives such Covenant Relief Period Termination Notice.

“Covenant Resumption Date” shall have the meaning assigned to such term in the definition of “Covenant Suspension Period.”

“Covenant Suspension Period” shall mean the period commencing on the date of any Qualifying Act of Terrorism and continuing until (and including) the last day of the second full fiscal quarter following the fiscal quarter in which the Qualifying Act of Terrorism occurs; provided, however, that if a separate and distinct Qualifying Act of Terrorism occurs during any Covenant Suspension Period, such Covenant Suspension Period shall continue until (and including) the last day of the second full fiscal quarter following the fiscal quarter in which such subsequent Qualifying Act of Terrorism shall occur. Notwithstanding the foregoing, the Borrower may, in its sole discretion, elect that any Covenant Suspension Period end on any date prior to the date that such Covenant Suspension Period would otherwise end absent such election. The first day following the end of the Covenant Suspension Period is the “Covenant Resumption Date.”

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned thereto in Section 9.27(a).

“CPLV MLSA” shall have the meaning assigned to such term in the definition of the term “MLSA.”

“CRC” shall have the meaning assigned to such term in the recitals to this Agreement.

“CRC Closing Date Incremental Term Loan Facility” shall mean that certain incremental term loan B facility in an aggregate principal amount of $1,800 million provided to CRC under the CRC Credit Agreement on the Closing Date.

“CRC Credit Agreement” shall mean that certain Credit Agreement, dated as of December 22, 2017, by and among CRC, the other borrowers party thereto from time to time, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different lenders and agents, and including increases in amounts).

~~“CRC Closing Date Incremental Term Loan Facility” shall mean that certain incremental term loan B facility in an aggregate principal amount of $1,800 million provided to CRC under the CRC Credit Agreement on the Closing Date.~~

“CRC Indenture” shall mean that certain indenture dated as of October 16, 2017, among CRC, CRC Finco, Inc., the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, relating to the CRC Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“CRC Notes” shall mean the $1,700 million in aggregate principal amount of the 5.250% Senior Notes due 2025 of CRC and CRC Finco, Inc. issued pursuant to the CRC Indenture, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“CRC Secured Indenture” shall mean that certain indenture dated as of July 6, 2020, among CRC, CRC Finco, Inc., the guarantors party thereto from time to time, U.S. Bank National Association, as trustee, and Credit Suisse AG, Cayman Islands Branch, as collateral agent, relating to the CRC Secured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“CRC Secured Notes” shall mean the $1,000 million in aggregate principal amount of the 5.750% Senior Secured Notes due 2025 of CRC and CRC Finco, Inc. issued pursuant to the CRC Secured Indenture, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“CRC Secured Note Documents” shall mean the CRC Secured Indenture and the CRC Secured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“Credit Event” shall have the making of a Loan or a L/C Credit Extension.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) the greater of $240.0 million and 0.105 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus:

(b) an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the third proviso thereof or any “stepdown” in the amount of net cash proceeds that are included in “Net Proceeds” that may be in effect from time to time in accordance with the terms of this Agreement (this clause (c), the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests in the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds constitute, or have been contributed as, common equity to the capital of the Borrower and common Equity Interests in the Borrower issued upon conversion of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, Excluded Debt Contributions and the proceed thereof, Excluded RP Contributions and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of EBITDA and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, plus

(g) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests in an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) the aggregate amount of any Declined Proceeds (excluding any Declined Proceeds applied to make Restricted Payments pursuant to Section 6.06(j)), plus

(j) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(l) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(m) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E) after the Closing Date prior to such time (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (c) above).

provided, however, for purposes of Section 6.06(e) and Section 6.09(b)(i)(E), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clause (k) above.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods (which shall not be less than zero for any Excess Cash Flow Period) ending after the Closing Date and prior to such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Daily Simple RFR” shall mean, for any day (an “RFR Interest Day”), an interest rate per annum equal to SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day.

“Debt Fund Affiliate Lender” shall mean entities managed by the Affiliates of the Borrower or funds advised by their respective affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Borrower or its Subsidiaries has the right to make any investment decisions.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense of the Borrower and the Subsidiaries for such period plus scheduled principal amortization of Consolidated Debt of the Borrower and the Subsidiaries for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(f).

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale (or Unrestricted Subsidiary in the case of a Convention Center Unrestricted Subsidiary Sale or Interactive Entertainment Unrestricted Subsidiary Sale) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $1,500.0 million (less the amount of Indebtedness outstanding under Section 6.01(z) at such time) at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as determined by a Responsible Officer of the Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Borrower or any Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the Borrower or the Subsidiary or other person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite gaming approvals or other governmental authorizations, so long as, in the case of any such gaming approvals or other governmental authorizations, the Borrower or a Subsidiary or other applicable person is diligently pursuing such gaming approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any joint ventures or Unrestricted Subsidiaries in which the Borrower or any of its Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract and, in the case of a joint venture, in which the Borrower or any of its Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest in such joint venture, or (b) in, or expenditures with respect to, casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns or persons that own casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns (including casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns in development or under construction that are not presently open or operating with respect to which the Borrower or any of its Subsidiaries has (directly or indirectly through subsidiaries) entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals), in each case, used to finance, or made for the purpose of allowing such joint ventures, Unrestricted Subsidiaries, casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns, as the case may be, to finance, the purchase, development, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint ventures,

Unrestricted Subsidiaries, casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns and assets ancillary or related thereto (including, without limitation, hotels, restaurants, entertainment, retail and other similar projects), or the construction and development of casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns or assets ancillary or related thereto (including, without limitation, hotels, restaurants, entertainment, retail and other similar projects) and including Pre-Opening Expenses with respect to such joint ventures, Unrestricted Subsidiaries, casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments and taverns.

“Discharged Indebtedness” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that (i) the Indebtedness shall be deemed Discharged Indebtedness if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit and (ii) such deposited funds shall be excluded from the calculation of Unrestricted Cash; provided, further, however, that if the conditions referred to in clause (i) of the immediately preceding proviso are not satisfied within 95 days after such prepayment or deposit, such Indebtedness shall cease to constitute Discharged Indebtedness after such 95-day period.

“Discount Range” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Discounted Prepayment Option Notice” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Discounted Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.11(h)(v).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualification” shall mean, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to the Borrower; or

(ii) any required application or other papers in connection with determination of the suitability or qualification of that person as a lender to the Borrower;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority without prejudice) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” or not qualified as a lender to the Borrower;

(ii) that such person shall be “disqualified” as a lender to the Borrower; or

(iii) denying the issuance to that person of any license or other approval or waiver required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests in such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the latest Revolving Facility Maturity Date or Term Facility Maturity Date in effect on the date of issuance and (y) the date on which the Loans and all other Loan Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable, so accrue dividends, or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests in such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agents” shall mean, collectively, (a) KeyBanc Capital Markets Inc. and Fifth Third Bank, National Association, as documentation agents for the Initial Revolving Facility and (b) with respect to any Incremental Revolving Facility or any Incremental Term Facility, each of the Persons appointed by Borrower as a documentation agent for such Incremental Revolving Facility or Incremental Term Facility.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Early Opt-in Election” shall mean the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that ~~U.S. dollar-denominated~~ syndicated credit facilities denominated in an applicable Agreed Currency at such time in the United States being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace ~~the Eurocurrency Rate~~a then-current Benchmark for such Agreed Currency, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred with respect to a particular Agreed Currency due to the occurrence of an event in clause (1) above and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, federal, state, franchise, property, excise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any costs, fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, entrance into or amendment, waiver, termination or modification of a Master Lease or Gaming Lease, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) such fees, expenses or charges related to the Transactions, the offering of the Senior Unsecured Notes, the First Priority Senior Secured Notes and the CRC Secured Notes, the CRC Closing Date Incremental Term Loan Facility and this Agreement, (x) such fees, expenses or charges related to any amendment or other modification of the Obligations or other Indebtedness, (y) any “additional interest,” “default interest” or similar penalties with respect to any Indebtedness permitted hereunder (including the Senior Unsecured Notes and the First Priority Senior Secured Notes) and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(v) business optimization expenses and other restructuring charges, reserves, expenses or accruals (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, operating improvements, business optimization, facility closure, facility consolidations, facility reconstruction, decommissioning, recommissioning, conversion or reconfiguration, retention, severance, recruiting, integration, insourcing, outsourcing and systems establishment costs, legal settlement costs, contract termination costs, future lease commitments and excess pension charges) and, in each case, expected to be achieved, completed or realized within 24 months, in the good faith determination of the Borrower,

(vi) any other non-cash charges; provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid in accordance with Section 6.07 (or any accruals related to such fees and related expenses) during such period,

(viii) the amount of loss on sale of receivables and related assets to a Special Purpose Receivables Subsidiary in connection with a Permitted Receivables Financing,

(ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of any Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit,

(x) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received,

(xi) Pre-Opening Expenses, and

(xii) any adjustments of the type used in connection with the calculation of “Combined Adjusted EBITDA” as set forth in the Senior Notes Offering Memorandum,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

For purposes of determining EBITDA for any Test Period that includes any period occurring prior to the Closing Date, EBITDA for each fiscal quarter ending after the Closing Date shall be calculated on a Pro Forma Basis giving effect to the Transactions, including giving effect to the Master Leases as if each Master Lease had been in effect during such period.

Notwithstanding anything to the contrary contained herein, to the extent every Covenant Relief Period Condition was satisfied for the duration of the Covenant Relief Period:

(a) If the Covenant Relief Period terminates pursuant to clause (a) of the definition thereof, then, if elected by the Borrower, (i) EBITDA for the period of four fiscal quarters ending on the last day of the first fiscal quarter ending after such termination of the Covenant Relief Period (i.e. the fiscal quarter in which such termination occurred) (the “Initial Test Period”) shall be deemed to be EBITDA for the last fiscal quarter of the Initial Test Period multiplied by 4, (ii) EBITDA for the period of four fiscal quarters ending on the last day of the first fiscal quarter ending after the Initial Test Period (the “Second Test Period”) shall be deemed to be EBITDA for the last two fiscal quarters of the Second Test Period multiplied by 2 and (iii) EBITDA for the period of four fiscal quarters ending on the last day of the first fiscal quarter ending after the Second Test Period (the “Third Test Period”) shall be deemed to be EBITDA for the last three fiscal quarters of the Third Test Period multiplied by 4/3.

(b) If the Covenant Relief Period terminates in accordance with clause (b) of the definition thereof, then, if elected by the Borrower, (i) EBITDA for the period of four fiscal quarters ending September 30, 2021 shall be deemed to be EBITDA for the fiscal quarter ending September 30, 2021 multiplied by 4, (ii) EBITDA for the period of four fiscal quarters ending December 31, 2021 shall be deemed to be EBITDA for the fiscal quarters ending September 30, 2021 and December 31, 2021 multiplied by 2 and (iii) EBITDA for the period of four fiscal quarters ending March 31, 2022 shall be deemed to be EBITDA for the fiscal quarters ending September 30, 2021, December 31, 2021 and March 31, 2022 multiplied by 4/3.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to human health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (i) with respect to a Plan, the provision of security pursuant to Section 206(g) of ERISA; or (j) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

~~“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.~~

~~“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.~~

“Eurocurrency Rate” shall mean, with respect to any ~~Eurocurrency~~Term Benchmark Borrowing ~~for any applicable currency and~~denominated in Dollars for any Interest Period, the Eurocurrency Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate.

~~“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.~~

~~“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.~~

“Eurocurrency Screen Rate” shall mean, for any day and time, with respect to any ~~Eurocurrency~~Term Benchmark Borrowing ~~for any applicable currency~~denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for ~~the applicable currency~~Dollars for a period approximately equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in accordance with market practice at such time); provided that if the Eurocurrency Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

~~“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.~~

“Evansville Property” shall mean all of the real property interests leased by Tropicana Entertainment Inc. in the property commonly known as Tropicana Evansville, with a principal address of 421 NW Riverside Drive, Evansville, IN 47708.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a) Debt Service for such Applicable Period,

(b) the amount of any payment or prepayment permitted hereunder of term Indebtedness or other long-term liabilities during such Applicable Period (other than any voluntary prepayment of Term Loans and term or notes Other Pari Passu Indebtedness, which in each case shall be the subject of Section 2.11(c)) and the amount of any payment or prepayment of revolving Indebtedness (other than any voluntary prepayment of the Revolving Facility Loans and revolving Other Pari Passu Indebtedness, which in each case shall be the subject of Section 2.11(c)) to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period, so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures and New Project expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof in cash as a return of capital,

(d) Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto but that are not made during such Applicable Period; provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments are expected to be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Applicable Period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e), except to the extent such Restricted Payments under Section 6.06(e) were financed with internally generated cash flow of the Borrower and its Subsidiaries),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) thereon, in connection with any asset disposition or condemnation, except to the extent deducted in the computation of Net Proceeds, and

(k) (i) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and the Subsidiaries or did not represent cash received by the Borrower and the Subsidiaries, in each case on a consolidated basis during such Applicable Period and (ii) without duplication, amounts added back in calculating EBITDA pursuant to clauses (a)(xi) and (a)(xii) of the definition thereof, plus, without duplication, (B):

(l) an amount equal to any decrease in Working Capital for such Applicable Period,

(m) all amounts referred to in clauses (A)(b), (A)(c) and (A)(d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(n) to the extent any permitted Capital Expenditures referred to in clause (A)(d) above do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (A)(d) above, the amount of such Capital Expenditures that were not so made in such following Applicable Period,

(o) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense, and

(p) to the extent deducted in the computation of EBITDA, cash interest income.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2021.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) payroll, healthcare and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax and gaming tax (or similar assessments) accounts, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) disbursement and zero balance accounts, and (f) the funds or other property held in or maintained for such purposes in any such account described in clauses (a) through (e).

“Excluded Debt Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests in the Borrower, in each case designated as Excluded Debt Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall mean any of the following items: (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease other than Material Leased Real Property or any Real Property owned in fee that is not Owned Real Property, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1), and commercial tort claims with a value of less than $75.0 million, (iii) pledges and security interests (1) prohibited by applicable law (including Gaming Laws), rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (x) on the Closing Date or (y) on the date that the applicable person becomes a Subsidiary of the Borrower) (or is a refinancing or replacement of any such contractual obligation provided that such restriction is no more restrictive in any material respect than the refinanced or replaced contractual obligation) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or (2) which could require governmental (including Gaming Authority) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than commercially reasonable efforts to obtain such consent in respect of Gaming Laws)), including, without limitation, any Equity Interests in or property of any Interim Purchaser or Interim Trust, (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences (as determined in good faith by the Borrower), (v) those assets as to which the Collateral Agent (acting at the direction of the Administrative Agent) and the Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining or perfecting such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vii) any governmental licenses (including gaming licenses) or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any Governmental Authority (to the extent such consent has not been obtained) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in the Security Documents or otherwise separately agreed in writing between the Administrative Agent and the Borrower, (x) any Excluded Securities, (xi) for the avoidance of doubt, any assets owned by, or the Equity Interests of, any Qualified Non-Recourse Subsidiary, any Special Purpose Receivables Subsidiary or any other asset securing any Qualified Non-Recourse Debt or any Permitted Receivables Financing (which shall in no event constitute Collateral hereunder, nor shall any Qualified Non-Recourse Subsidiary or Special Purpose Receivables Subsidiary be a Loan Party hereunder), (xii) any Third Party Funds and other Excluded Accounts and (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i) and (j) of Section 6.02 or is otherwise subject to a purchase money debt arrangement, slot financing arrangement or a Capital Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt, financing arrangement or Capital Lease Obligation prohibits or requires the consent of any person (other than the Borrower or any Subsidiary Loan Party) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder, (xiv) unless otherwise elected by the Borrower in its sole discretion, (1) until the termination of the CPLV MLSA, the Non-CPLV MLSA and the Joliet MLSA, all assets of CEC and each of its subsidiaries (whether existing on the Closing Date or formed or acquired thereafter) and (2) at any time, all assets of CRC, CEOC and their respective subsidiaries (whether existing on the Closing Date or formed or acquired thereafter), (xv) the Pompano Park Real Property and (xvi) the Non-Core Land; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property.

“Excluded RP Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests in the Borrower, in each case designated as Excluded RP Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent (acting at the direction of the Administrative Agent) and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) in the case of any pledge of voting Equity Interests in any Foreign Subsidiary or FSHCO (in each case, that is owned directly by a Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(c) any Equity Interests or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any Requirement of Law (including any Gaming Laws);

(d) any Equity Interests in any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in this subclause (A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(e) any Equity Interests in any Immaterial Subsidiary, any Unrestricted Subsidiary, any Special Purpose Receivables Subsidiary and any Qualified Non-Recourse Subsidiary;

(f) any Equity Interests directly or indirectly owned by a Foreign Subsidiary that is not a Loan Party;

(g) any Equity Interests in any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined in good faith by the Borrower;

(h) any Margin Stock;

(i) unless otherwise elected by the Borrower in its sole discretion, (i) until the termination of the CPLV MLSA, the Non-CPLV MLSA and the Joliet MLSA, any Equity Interests in CEC and each of its subsidiaries (whether existing on the Closing Date or formed or acquired thereafter) and (ii) at any time, any Equity Interests in CRC, CEOC and each of their respective subsidiaries (whether existing on the Closing Date or formed or acquired thereafter); and

(j) any Equity Interests in any person formed for the purpose of holding real or personal property for the purpose of consummating a Sale and Lease-Back Transaction (and no other material assets) permitted by Section 6.03 that is consummated by way of a transfer of such Equity Interests within thirty (30) days of the date of formation of such person.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of Subsidiary Loan Party):

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),

(c) each Domestic Subsidiary that is prohibited or restricted from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law (including Gaming Law) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than use of commercially reasonable efforts to obtain such consent in respect of Gaming Laws)) (including, without limitation, any Interim Purchaser and any Interim Trust),

(d) each Domestic Subsidiary that is prohibited or restricted by any applicable contractual requirement from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any Special Purpose Receivables Subsidiary, any Qualified Non-Recourse Subsidiary, and joint ventures, any captive insurance subsidiaries, or any other special purpose entities, in each case, designated by the Borrower,

(f) any Foreign Subsidiary,

(g) any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC,

(h) any other Domestic Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including any adverse tax consequences) of providing a guarantee of the Obligations of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) providing such a guarantee or granting such Liens could reasonably be expected to result in an adverse tax consequence to the Borrower or one of its Subsidiaries that is not de minimis as determined in good faith by the Borrower,

(i) each Unrestricted Subsidiary,

(j) unless otherwise elected by the Borrower in its sole discretion, (i) until the termination of the CPLV MLSA, the Non-CPLV MLSA and the Joliet MLSA, CEC and each of its subsidiaries (whether existing on the Closing Date or formed or acquired thereafter) and (ii) at any time, CRC, CEOC and each of their respective subsidiaries (whether existing on the Closing Date or formed or acquired thereafter), and

(k) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized in, having its principal office in or, in the case of any Lender, having its applicable Lending Office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) and, for the avoidance of doubt, including any backup withholding in respect of such a tax under Section 3406 of the Code (or any similar provision of state, local or foreign law), (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax imposed by the United States federal government that is imposed on amounts payable to such Lender pursuant to laws in effect at the time such Lender acquires an interest in the applicable Commitment (or, in the case of a Loan not funded pursuant to a prior Commitment, acquires an interest in such Loan) (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax attributable to a Lender’s failure to comply with Section 2.17(e), (f), (g), or (i) or the Administrative Agent’s failure to comply with Section 2.17(l), and (e) any Taxes imposed pursuant to FATCA.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing ERI Credit Agreement” shall mean that certain Credit Agreement, dated as of April 17, 2017, among the Borrower, the lenders party thereto from time to time and JPMorgan, as administrative agent, as amended by (i) the Amendment Agreement, dated as of August 15, 2017, (ii) Amendment No. 2, dated as of June 6, 2018, (iii) Incremental Joinder Agreement No. 1 and Amendment No. 3 to the Credit Agreement, dated as of October 1, 2018 and (iv) Amendment No. 4, dated as of June 15, 2020, as in effect on the Closing Date.

“Existing ERI Notes” shall mean, collectively, the (a) 7.00% Senior Notes due 2023 issued by the Borrower, (b) 6.00% Senior Notes due 2025 issued by the Borrower and (c) 6.00% Senior Notes due 2026, in each case, issued by the Borrower.

“Existing Letters of Credit” shall mean those letters of credit issued and outstanding as of the date hereof and set forth on Schedule 1.01(A).

“Expansion Capital Expenditures” shall mean any Capital Expenditure by the Borrower or any of its Subsidiaries in respect of the purchase, development, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Borrower and its Subsidiaries, excluding any such Capital Expenditures financed with Net Proceeds of an Asset Sale or casualty event and excluding Capital Expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Borrower and its Subsidiaries in its then existing state or to support the continuation of such person’s day to day operations as then conducted.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there is one Facility, i.e., the Initial Revolving Facility, and thereafter, the term “Facility” may include any Incremental Term Facility and any Incremental Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder, or other official governmental interpretations thereof, any agreements entered into or applicable pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) or any intergovernmental agreement (or fiscal or regulatory legislation, rules or official administrative practices) implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean, collectively, (a) that certain Amended and Restated Fee Letter dated July 19, 2019, by and among the Borrower, JPMorgan, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Macquarie Capital Funding LLC, Macquarie Capital (USA) Inc., Bank of America, N.A., BofA Securities, Inc., Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Goldman Sachs Bank USA, Truist Bank, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association, KeyBank National Association, KeyBanc Capital Markets Inc., Fifth Third Bank, National Association and Citizens Bank, National Association and (b) each other fee letter concerning the financing of the Transactions between the Borrower and any Arranger, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other financial officer of such person or any managing member or general partner of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.11.

“Financial Performance Covenant Event of Default” shall have the meaning assigned to such term in Section 7.01(d).

“First Amendment” shall mean the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, between the Borrower and the Administrative Agent.

“First Amendment Effective Date” shall mean November 10, 2021.

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement substantially in the form of Exhibit N hereto, dated as of the Closing Date, by and among U.S. Bank National Association, as Collateral Agent (as defined therein), JPMorgan Chase Bank, N.A., as Administrative Agent (as defined therein) and U.S. Bank National Association, as Initial Other Authorized Representative (as defined therein) and each representative of any Other First Lien Obligations (as defined in the Collateral Agreement), as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Priority Senior Secured Note Documents” shall mean the First Priority Senior Secured Notes Indenture and the First Priority Senior Secured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“First Priority Senior Secured Notes” shall mean the $3,400 million in aggregate principal amount of the 6.250% Senior Secured Notes due 2025 issued pursuant to the First Priority Senior Secured Notes Indenture, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“First Priority Senior Secured Notes Escrow Agreement” shall mean the Secured Notes Escrow Agreement, dated as of July 6, 2020, among Merger Sub, JPMorgan Chase Bank, N.A., in its capacity as escrow agent, and U.S. Bank National Association, in its capacity as trustee under the First Priority Senior Secured Notes Indenture, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Priority Senior Secured Notes Indenture” shall mean the Indenture, dated as of July 6, 2020, among the Borrower, as issuer, the subsidiary guarantors party thereto from time to time and U.S. Bank National Association, as trustee, and the Collateral Agent, relating to the First Priority Senior Secured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for the Test Period most recently ended as of such date to (b) Cash Interest Expense (net of cash interest income (other than notes receivable and similar items)) (other than (A) Cash Interest Expense in respect of Qualified Non-Recourse Debt, Discharged Indebtedness and Escrowed Indebtedness, (B) Cash Interest Expense in respect of Indebtedness which constitutes Development Expenses or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses) and (C) Cash Interest Expense consisting of cash costs associated with breakage or termination in respect of Swap Agreements for interest rates and costs and fees associated with obtaining Swap Agreements and fees payable thereunder) for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, however, that for purposes of calculating the Fixed Charge Coverage Ratio from and after any Covenant Resumption Date, (i) EBITDA for the fiscal quarter in which the relevant Qualifying Act of Terrorism shall have occurred, (ii) EBITDA for any fiscal quarter following such quarter referred to in clause (i) in which a Material Disruption existed and (iii) EBITDA for the next succeeding fiscal quarter after the latest quarter to occur of any quarter referred to in clause (i) or (ii) shall, in each case, be the greater of (1) Substituted EBITDA and (2) actual EBITDA for such quarter. For the purposes of the foregoing, “Substituted EBITDA” shall mean the EBITDA for the fiscal quarter immediately preceding the fiscal quarter referred to in clause (i) of the previous sentence, in each case subject to customary seasonal adjustments (as determined in good faith by the Borrower and set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent).

“Flood Insurance Laws”: shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States Person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender under any Revolving Facility, with respect to any L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations under such Revolving Facility with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary that owns no material assets other than (i) the Equity Interests (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs and (ii) cash, cash equivalents and incidental assets related thereto held on a temporary basis.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gaming Authority” shall mean, in any jurisdiction in which the Borrower or any of its subsidiaries manages or conducts any casino, racing, gambling, wagering or other gaming business or activities, the applicable board, commission, or other governmental regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over any casino, racing, gambling, wagering or other gaming business or activities at any casino, racetrack or other gambling, wagering or other gaming property of the Borrower or any of its subsidiaries or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over any casino, racing, gambling, wagering or other gaming business or activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to any casino, racing, gambling, wagering or other gaming business or activities of the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming Lease” shall mean any lease entered into for the purpose of the Borrower or any of its Subsidiaries to acquire the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of casinos, casino resorts, “racinos,” racetracks, non-gaming resorts, hotels, distributed gaming applications, entertainment developments, restaurants, retail developments or taverns or other gaming or entertainment facilities or other facilities related to activities ancillary to or supportive of the business of the Borrower and its subsidiaries. For the avoidance of doubt, the Convention Center Lease shall be deemed to be a Gaming Lease.

“Global Intercompany Note” shall mean a promissory note substantially in the form of Exhibit J, evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include (A) endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness) or (B) any pledge of the Equity Interests of an Excluded Subsidiary to secure Indebtedness or other obligations of an Excluded Subsidiary and its subsidiaries. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M, dated as of the Closing Date, by and between the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean, (a) with respect to Swap Agreements in existence on the Closing Date, any person that is (or an Affiliate thereof is) an Agent, an Arranger or a Lender on the Closing Date or (b) any Swap Agreement entered into after the Closing Date, any person that is an Agent, Arranger or Lender or Affiliate thereof on the date such Swap Agreement is entered into, in each case, in its capacity as a party to such Swap Agreement.

“Hollywood Dreams Vessel” shall mean the Vessel commonly known as Hollywood Dreams, Official Number: 1099497, owned by Eldorado Casino Shreveport Joint Venture, located at the Shreveport Property.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Amount” shall mean, at any time, the sum of

(1) the excess, if any, of (a) the greater of $2,175.0 million and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period over (b) the sum of (x) the aggregate principal amount of all outstanding Incremental Term Loans and Incremental Revolving Facility Commitments established after the Closing Date pursuant to Section 2.21 utilizing this clause (1) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively) plus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(ee) at such time established after the Closing Date utilizing this clause (1) plus (z) the aggregate principal amount of all outstanding Indebtedness of CRC and its subsidiaries incurred after the Closing Date in reliance on clause (1) of the definition of “Incremental Amount” (that has not been reallocated as incurred under any other clause of such definition in accordance with the terms thereof) in the CRC Credit Agreement (or the equivalent provision in the documents governing any Refinancing of the CRC Credit Agreement (excluding this Agreement)); plus

(2) any amounts so long as immediately after giving effect to the establishment of the Commitments in respect thereof utilizing this clause (2) (and assuming any Incremental Revolving Facility Commitments to be established at such time utilizing this clause (2) are fully drawn unless such Commitments have been drawn or have otherwise been terminated) (or, if an LCT Election is made, on the applicable LCT Test Date) and the use of proceeds of the loans thereunder, (a) in the case of Incremental Revolving Facility Commitments, Incremental Term Loan Commitments or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Initial Revolving Loans, the Senior Secured Leverage Ratio on a Pro Forma Basis is not greater than, at the Borrower’s election, (i) 4.50 to 1.00 or (ii) if such Commitments or Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Senior Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment, (b) in the case of Incremental Revolving Facility Commitments, Incremental Term Loan Commitments or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Initial Revolving Loans, the Total Secured Leverage Ratio on a Pro Forma Basis is not greater than, at the Borrower’s election, (i) 4.75 to 1.00 or (ii) if such Commitments or Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Total Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment and (c) in the case of Incremental Revolving Facility Commitments, Incremental Term Loan Commitments or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is unsecured, the Fixed Charge Coverage Ratio on a Pro Forma Basis is at least, at the Borrower’s election, (i) 2.00 to 1.00 or (ii) if such Commitments or Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Fixed Charge Coverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment; provided, that, for purposes of this clause (2), the Net Proceeds of Incremental Revolving Facility Commitments, Incremental Term Loan Commitments or Indebtedness incurred pursuant to Section 6.01(ee) at such time shall not be netted for purposes of such calculation of the Senior Secured Leverage Ratio and the Total Secured Leverage Ratio, as applicable; plus

(3) the aggregate of (a) the principal amount of any voluntary prepayments of, and debt buybacks (limited to the amount of cash paid) with respect to, Indebtedness originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), (b) the principal amount of any permanent reduction in the commitments in respect of Indebtedness that is a revolving facility originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) and (c) the amount of unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses in connection therewith, in each case under this clause (3) except to the extent funded with proceeds of long-term Indebtedness (other than revolving loans and Indebtedness incurred in reliance on this clause (3)); plus

(4) the aggregate of (a) the principal amount of any voluntary prepayments of, and debt buybacks (limited to the amount of cash paid) with respect to, any Incremental Term Loans, Extended Term Loans and Refinancing Term Loans that are secured by Liens on Collateral that rank pari passu with the Liens securing the Obligations, and Indebtedness incurred pursuant to Section 6.01(h), Section 6.01(r), Section 6.01(dd), Section 6.01(ee) or Section 6.01(ii)(ii) (or in each case any Refinancing thereof), in each case that is secured by Liens on Collateral that rank pari passu with the Liens securing the Obligations, (b) the principal amount of any permanent reduction in the Revolving Facility Commitments pursuant to Section 2.08(b), in any Incremental Revolving Facility Commitments, Extended Revolving Facility Commitments and Replacement Revolving Facility Commitments that are secured by Liens on Collateral that rank pari passu with the Liens securing the Obligations and commitments in respect of Indebtedness that is a revolving facility incurred pursuant to Section 6.01(h), Section 6.01(r), Section 6.01(dd), Section 6.01(ee) or Section 6.01(ii)(ii) (or in each case any Refinancing thereof), in each case that is secured by Liens on Collateral that rank pari passu with the Liens securing the Obligations and (c) the amount of unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses in connection therewith, in each case under this clause (4) except to the extent funded with proceeds of long-term Indebtedness (other than revolving loans and Indebtedness incurred in reliance on this clause (4)).

provided, that, for the avoidance of doubt, (A) amounts may be established or incurred utilizing clause (2) above prior to utilizing clause (1), (3) or (4) above, (B) any calculation of the Senior Secured Leverage Ratio, the Total Secured Leverage Ratio or the Fixed Charge Coverage Ratio on a Pro Forma Basis pursuant to clause (2) above may be determined, at the option of the Borrower, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (1), (3) or (4) above (it being understood that any portion of any Incremental Term Facility, any Incremental Revolving Facility or any Indebtedness incurred under Section 6.01(ee), in each case, incurred in reliance on clause (1), (3) or (4) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (2) if the Borrower meets the applicable leverage ratio or Fixed Charge Coverage Ratio under clause (2) at such time on a Pro Forma Basis), (C) the voluntary prepayments and debt buybacks set forth in clause (3) may be consummated substantially concurrently with the incurrence of, and may be funded with the proceeds of, Indebtedness incurred in reliance on clause (3) and (D) the voluntary prepayments and debt buybacks set forth in clause (4) may be consummated substantially concurrently with the incurrence of, and may be funded with the proceeds of, Indebtedness incurred in reliance on clause (4).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Lenders, Incremental Revolving Facility Lenders, Extending Lenders, Replacement Revolving Lenders or Lenders providing Refinancing Term Loans, as applicable, entered into pursuant to Section 2.21.

“Incremental Revolving Facility” shall mean any Class of Incremental Revolving Facility Commitments and the Revolving Facility Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(i).

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations under or in respect of the Master Leases or any Gaming Lease (including any Guarantee thereof), (F) Indebtedness of an Unrestricted Subsidiary secured by a Lien on the Equity Interests of an Unrestricted Subsidiary or (G) Permitted Non-Recourse Guarantees. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Institutions” in writing to the Joint Lead Arrangers by the Borrower on or prior to June 24, 2019, (ii) any competitors of the Borrower, CEC or their respective subsidiaries (each, a “Competitor”) identified in writing by the Borrower to the Joint Lead Arrangers on or prior to the Closing Date, (iii) any Affiliates of the Persons referred to in clause (i) or (ii) that are identified in writing by the Borrower to the Joint Lead Arrangers on or prior to the Closing Date (other than, in the case of Affiliates of Competitors, Bona Fide Debt Funds) and (iv) any other person that is clearly identifiable solely on the basis of the similarity of its name as an Affiliate of any Person referred to in clause (i) or (ii) (other than, in the case of Affiliates of Competitors, Bona Fide Debt Funds); provided that, following the Closing Date, the Borrower may supplement in writing to the Administrative Agent from time to time the list of Competitors pursuant to clause (ii) above and Affiliates pursuant to clause (iii) above; provided, that (x) no updates shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions and (y) no update shall become effective until three (3) Business Days after such update is provided to the Administrative Agent or the Joint Lead Arrangers, as applicable (it being understood that no update shall apply to any entity that is party to a pending trade at the time of such update).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Revolving Facility” shall mean the Revolving Facility in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement).

“Initial Revolving Facility Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date.

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (i) of this definition.

“Inside Maturity Amount” shall mean the excess, if any, of (a) $500.0 million over (b) the sum of (x) the aggregate principal amount of all outstanding Incremental Term Loans established after the Closing Date pursuant to Section 2.21 that, on the date of incurrence thereof, have a maturity date that is earlier than the Initial Revolving Facility Maturity Date plus (y) the aggregate principal amount of Indebtedness in the form of term loans outstanding pursuant to Sections 6.01(h), 6.01(r) or 6.01(ee) established after the Closing Date that, on the date of incurrence thereof, have a maturity date that is earlier than the Initial Revolving Facility Maturity Date.

“Intellectual Property Right” shall have the meaning assigned to such term in Section 3.21.

“Interactive Entertainment Investment” shall mean (a) the designation as an Unrestricted Subsidiary of (i) a subsidiary all or a substantial portion of whose assets consist of (1) online gaming, mobile gaming, sports betting and/or other interactive businesses and/or (2) sports and media sponsorships, partnerships, collaboration agreements, marketing agreements or similar arrangements and (ii) any subsidiary of the Borrower all or substantially all of the assets of which are Equity Interests of any subsidiary described in clause (a)(i) or this clause (a)(ii) and/or (b) the contribution or other transfer of assets consisting of (i) online gaming, mobile gaming, sports betting and/or other interactive businesses and/or (ii) sports and media sponsorships, partnerships, collaboration agreements, marketing agreements or similar arrangements to an Interactive Entertainment Unrestricted Subsidiary.

“Interactive Entertainment Subsidiary Sale Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Interactive Entertainment Unrestricted Subsidiary from any Interactive Entertainment Unrestricted Subsidiary Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Interactive Entertainment Unrestricted Subsidiary Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form).

“Interactive Entertainment Unrestricted Subsidiary” shall mean (a) any subsidiary of the Borrower all or substantial portion of whose assets consist of (i) online gaming, mobile gaming, sports betting and/or other interactive businesses and/or (ii) sports and media sponsorships, partnerships, collaboration agreements, marketing agreements or similar arrangements, which subsidiary has been the subject of an Interactive Entertainment Investment and (b) any subsidiary of the Borrower all or substantially all of the assets of which are Equity Interests of any subsidiary described in clause (a) or this clause (b) that has been the subject of an Interactive Entertainment Investment.

“Interactive Entertainment Unrestricted Subsidiary Sale” shall mean the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of (a) any of the property or assets of any Interactive Entertainment Unrestricted Subsidiary (for the avoidance of doubt, other than any such sale, conveyance or transfer that would have been permitted under Section 6.05 (other than under Section 6.05(g) or 6.05(u)(ii)) were it made by a Subsidiary) or (b) any of the Equity Interests in the Interactive Entertainment Unrestricted Subsidiary.

“Intercreditor Agreement” shall mean any Permitted Pari Passu Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than a Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) as to any ~~Loan other than an ABR~~Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a ~~Eurocurrency~~Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; ~~and~~ (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan~~.~~; and (c) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the scheduled maturity date of such Loan.

“Interest Period” shall mean, (a) as to each ~~Eurocurrency~~Term Benchmark Loan denominated in Dollars, the period commencing on the date such ~~Eurocurrency~~Term Benchmark Loan denominated in Dollars is disbursed or converted to or continued as a ~~Eurocurrency~~Term Benchmark Loan denominated in Dollars and ending on the date one, two, three or six months (or twelve months if agreed to by each applicable Lender or such period of shorter than one month as may be consented to by the Administrative Agent) thereafter, as selected by the Borrower and (b) as to any Term Benchmark Loan denominated in an Alternate Currency, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan denominated in such Alternate Currency and ending on the date one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by the Borrower; provided, in each case, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Facility.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Authorization Trust Arrangement” shall mean any trust arrangement, which is created pursuant to a trust agreement (that is in a form reasonably satisfactory to the Administrative Agent) as permitted under applicable Gaming Laws and approved by the applicable Gaming Authority, which permits the Borrower or any Subsidiary, as the purchaser (in such capacity, the “Interim Purchaser”), to acquire an ownership interest in an existing casino, casino hotel or other gaming operation without first being licensed or found qualified by such applicable Gaming Authorities having jurisdiction over such Interim Purchaser, so long as (x) upon the closing of the contemplated acquisition, (i) all Equity Interests and other property acquired pursuant to such an acquisition, and required by the applicable Gaming Authority, is placed in trust (such trust, an “Interim Trust”) to be held until the required gaming licenses are issued or denied by the applicable Gaming Authorities (as further described in clause (y) below), and (ii) such Interim Purchaser complies with the requirements set forth in Section 5.10(h), and (y) promptly following (and in no event later than the applicable time periods set forth in the applicable sections referenced below) (i) the issuance of such gaming licenses by the applicable Gaming Authorities having jurisdiction over such Interim Purchaser, (1) such Interim Trust will, in accordance with the applicable Gaming Laws and the terms of the Interim Trust, distribute or otherwise transfer such Equity Interests and all other property held by such Interim Trust to the Interim Purchaser, and (2) the Interim Purchaser shall take all steps necessary to comply with Section 5.10(h) with respect to all Equity Interests and other property acquired pursuant to such an acquisition, or (ii) the decision by the applicable Gaming Authority relating to any pending gaming license which would cause the Interim Trust to become operative under the applicable Gaming Laws (and as a result, such Interim Trust shall be required under the applicable Gaming Laws to exercise all rights incident to ownership of the property subject to the Interim Trust), (1) such Interim Trust shall take all steps necessary to sell the Equity Interests and the other property held by such Interim Trust in accordance with this Agreement, the underlying trust agreement and the applicable Gaming Laws, and (2) following such sale (any such sale, an “Interim Trust Asset Disposition”), the Borrower and any Interim Purchaser shall use any Net Proceeds received for such Interim Trust Asset Disposition in accordance with the mandatory prepayment requirements set forth in Section 2.11(c)(i).

“Interim Purchaser” shall have the meaning assigned to such term in the definition of “Interim Authorization Trust Arrangement.”

“Interim Trust” shall have the meaning assigned to such term in the definition of “Interim Authorization Trust Arrangement.”

“Interim Trust Asset Disposition” shall have the meaning assigned to such term in the definition of “Interim Authorization Trust Arrangement.”

“Interpolated Rate” shall mean, at any time, for any Interest Period, in relation to the Eurocurrency Rate, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the Eurocurrency Screen Rate for the longest period for which the Eurocurrency Screen Rate is available that is shorter than the Impacted LIBOR Interest Period and (b) the Eurocurrency Screen Rate for the shortest period for which the Eurocurrency Screen Rate is available that exceeds the Impacted LIBOR Interest Period, in each case, at such time.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any subsidiary or other Person designated by the Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean, collectively, (a) JPMorgan, Credit Suisse Loan Funding LLC, Macquarie Capital (USA) Inc., BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Citizens Bank, National Association, as joint lead arrangers and joint bookrunners for the Initial Revolving Facility and (b) with respect to any Incremental Revolving Facility or any Incremental Term Facility, each of the Persons appointed by Borrower as arranger, bookrunner or similar titles for such Incremental Revolving Facility or Incremental Term Facility.

“Joliet Lease” shall have the meaning assigned to such term in the definition of the term “Master Lease.”

“Joliet MLSA” shall have the meaning assigned to such term in the definition of the term “MLSA.”

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Las Vegas Master Lease” shall have the meaning assigned to such term in the definition of the term “Master Lease.”

“LCT Election” shall have the meaning assigned to such term in Section 1.07.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage under the applicable Revolving Facility. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean each of JPMorgan, Credit Suisse AG, Cayman Islands Branch, Macquarie Capital Funding LLC, Bank of America, N.A., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Truist Bank, U.S. Bank National Association, KeyBank National Association, Fifth Third Bank, National Association, Citizens Bank, National Association and each other L/C Issuer designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Sections 2.05(l) or 8.09; provided that, in the case of any Existing Letter of Credit, the L/C Issuer with respect thereto shall be as is indicated on Schedule 1.01(A). An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or designees of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or designee with respect to Letters of Credit issued by such Affiliate or designee; provided, that such L/C Issuer shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings (each of the foregoing, calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lender Participation Notice” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Letters of Credit and any Alternate Currency Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, (i) the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05 as set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Commitment” or (ii) if such L/C Issuer has entered into an Assignment and Acceptance that has been consented to by the Borrower and the Administrative Agent, or is a successor L/C Issuer consented to by the Borrower in accordance with Section 2.05(l), the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register, in each case or such larger amount not to exceed the Letter of Credit Sublimit as the Administrative Agent and the applicable L/C Issuer may agree. The aggregate amount of the Letter of Credit Commitment of all L/C Issuers as of the Closing Date is $250.0 million. Letters of Credit issued under any L/C Issuer’s Letter of Credit Commitment may be issued under any Revolving Facility as determined by the Borrower.

“Letter of Credit Expiration Date” shall mean, with respect to any Revolving Facility, the day that is five Business Days prior to the Revolving Facility Maturity Date for such Revolving Facility then in effect.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the L/C Issuers, in an amount not to exceed $250.0 million (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable L/C Issuer may agree. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility Commitments.

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease, a Master Lease, a Gaming Lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall have the meaning assigned to such term in Section 1.07.

“Liquor Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) any Intercreditor Agreement ~~and~~, (vi) any Note issued under Section 2.09(e), (vii) the First Amendment and (viii) the Second Amendment.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans and the Revolving Facility Loans.

“Local Time” shall mean Reno, Nevada local time (daylight or standard, as applicable).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower and the Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower, was approved by a vote of a majority of the directors of the Borrower, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the Borrower and the Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease” shall mean each of (i) that certain Lease (CPLV) dated as of October 6, 2017, by and among CEOC, Desert Palace LLC, a Delaware limited liability company, and CPLV Property Owner LLC, a Delaware limited liability company, as amended by that certain First Amendment to Lease (CPLV) dated as of December 26, 2018, as further amended by that certain Omnibus Amendment to Leases, dated as of June 1, 2020, and as further amended and renamed to the “Las Vegas Lease” by that certain Second Amendment to Lease (CPLV), dated substantially concurrently herewith (collectively, the “Las Vegas Master Lease”), (ii) that certain Lease (Non-CPLV), dated as of October 6, 2017, by and among CEOC, the entities listed on Schedule B attached thereto and the entities listed on Schedule A attached thereto, as amended by that certain First Amendment to Lease (Non-CPLV) dated as of December 22, 2017, as further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA dated as of February 16, 2018, as further amended by that certain Third Amendment to Lease (Non-CPLV) dated as of April 2, 2018, as further amended by that certain Fourth Amendment to Lease (Non-CPLV) dated as of December 26, 2018, as further amended by that certain Omnibus Amendment to Leases, dated as of June 1, 2020, and as further amended and renamed to the “Regional Lease” by that certain Fifth Amendment to Lease (Non-CPLV), dated substantially concurrently herewith (collectively, the “Regional Master Lease”), (iii) that certain Lease (Joliet), dated as of October 6, 2017, by and between Harrah’s Joliet LandCo LLC and Des Plaines Development Limited Partnership, as amended by that certain First Amendment to Lease (Joliet) dated December 26, 2018, as further amended by that certain Omnibus Amendment to Leases, dated as of June 1, 2020, and as further amended by that certain Second Amendment to Lease (Joliet) anticipated to be dated substantially concurrently herewith (collectively, the “Joliet Lease”) and (iv) that certain Amended and Restated Master Lease, dated as of June 15, 2020, by and between GLP Capital, L.P. and Tropicana Entertainment, Inc. (the “Tropicana Master Lease”), in each case, as further amended, restated, supplemented or otherwise modified from time to time.

“Master Lease Collateral” shall mean, with respect to any Master Lease or Additional Master Lease, all “Tenant’s Pledged Property” (as defined in such Master Lease or Additional Master Lease).

“Master Lease Landlords” shall mean each landlord under each Master Lease and each landlord under each Additional Master Lease.

“Master Lease Tenants” shall mean each tenant under each Master Lease.

“Master Transaction Agreement” shall mean that certain Master Transaction Agreement, dated as of June 24, 2019, between VICI Properties L.P. and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean (a) on the Closing Date, a Material Adverse Effect (as defined in the CEC Acquisition Agreement) under clause (a) of the definition thereof with respect to CEC and (b) after the Closing Date, a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole (excluding any matters disclosed to the Arrangers prior to the Closing Date, or disclosed in the most recent annual report on Form 10-K or any quarterly or periodic report of the Borrower or CEC filed prior to the Closing Date) or (ii) the material rights or remedies (taken as a whole) of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disruption” shall have the meaning assigned to such term in the definition of “Qualifying Act of Terrorism.”

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit and intercompany Indebtedness) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $300.0 million.

“Material Leased Real Property(ies)” shall mean (A) as of the Closing Date, each parcel of Real Property that is leased by any Loan Party and that is set forth on Schedule 3.07(a), (B) each parcel of Real Property that is located in the United States and is leased by any Loan Party that has an individual fair market value (on a per property basis and as determined by the Borrower in good faith) of at least $50.0 million (x) as of the Closing Date, for Real Property now leased (other than the Evansville Property, the Montbleu Property and the Shreveport Property) or (y) as of the date of acquisition, for Real Property acquired after the Closing Date, (C) as of January 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Evansville Property, (D) as of April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Montbleu Property and (E) as of April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Shreveport Property; provided, that notwithstanding the foregoing clauses (A) through (E) or anything to the contrary in this Agreement, the Loan Parties shall not be required to grant a Mortgage on (i) any leasehold interest in any Real Property entered into after the date hereof that has a fair market value (including the reasonably anticipated fair market value of the gaming facility or other improvements to be developed thereon) of less than $250.0 million or a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any leased real property acquired as part of a Permitted Business Acquisition or other Investment permitted hereunder, in either case, if after the exercise of commercially reasonable efforts by the Loan Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Sub” shall have the meaning assigned to such term in the recitals to this Agreement.

“MLSA” shall mean each of (i) the Management and Lease Support Agreement (CPLV), dated as of October 6, 2017 (the “CPLV MLSA”), by and among CEOC, Desert Palace LLC, a Nevada limited liability company, CPLV Manager, LLC, a Delaware limited liability company, as manager, CEC, as guarantor, CES, Caesars License Company, LLC, a Nevada limited liability company, and CPLV Property Owner LLC, a Delaware limited liability company, (ii) the Management and Lease Support Agreement (Non-CPLV), dated as of October 6, 2017 (the “Non-CPLV MLSA”), by and among CEOC, the Subsidiaries of CEOC party thereto, Non-CPLV Manager, LLC, a Delaware limited liability company, as manager, CEC, as guarantor, CES, Caesars License Company, LLC, a Nevada limited liability company, and the Subsidiaries of VICI Properties L.P. party thereto, (iii) the Management and Lease Support Agreement (Joliet), dated as of October 6, 2017 (the “Joliet MLSA”), by and among Des Plaines Development Limited Partnership, a Delaware limited partnership, Joliet Manager, LLC, a Delaware limited liability company, as manager, CEC, as guarantor, CES, Caesars License Company, LLC, a Nevada limited liability company, and Harrah’s Joliet LandCo LLC, a Delaware limited liability company, (iv) a guaranty in respect of each of the Las Vegas Master Lease, the Regional Master Lease and the Joliet Lease, under which the Borrower, as guarantor, will guarantee, among other things, the payment of all monetary obligations and performance of covenants, agreements and requirements of the tenants thereunder (with the guaranty for the Joliet Lease being limited to only a portion of the foregoing), and pursuant to which the Borrower will agree to certain covenants that restrict its ability to pay dividends and repurchase its shares, (v) the Guaranty of Master Lease, dated as of October 1, 2018, by and among the Borrower, the Subsidiaries of the Borrower party thereto and GLP Capital, L.P. and (vi) one or more additional management and lease support agreements in a form not materially adverse to the Lenders from those referred to in clauses (i), (ii), (iii), (iv) or (v) above, by and among the Borrower and/or its Subsidiaries party thereto, the manager party thereto (if any), the Borrower or any subsidiary of the Borrower, as guarantor, and the landlord party thereto, and in each case, any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are entered into not in violation of this Agreement.

“Montbleu Property” shall mean all of the real property interests leased by Columbia Properties Tahoe, LLC at 55 Highway 50, Stateline, NV 89449.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean (i) the Owned Real Properties (including Vessels that constitute Owned Real Property) and the Material Leased Real Properties that are set forth on Schedule 3.07(a), (ii) each additional Owned Real Property (including Vessels that constitute Owned Real Property) and Material Leased Real Property encumbered by a Mortgage or Additional Mortgage pursuant to Section 5.10(c), 5.10(d), 5.10(h) or 5.11 and (iii) each Owned Real Property and Material Leased Real Property encumbered by an Additional Divestiture Mortgage pursuant to Section 5.10(k).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, mortgages related to a Vessel, and other security documents delivered with respect to Mortgaged Properties, substantially, in the case of mortgages and deeds of trust, in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4 or Exhibit D-5 as applicable (in each case with such changes as are reasonably acceptable to the Administrative Agent), as amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, the term “Mortgages” shall include, without limitation, the Additional Mortgages and the Additional Divestiture Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) (I) Convention Center Unrestricted Subsidiary Sale Proceeds, (II) Interactive Entertainment Subsidiary Sale Proceeds and (III) 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received and excluding, for the avoidance of doubt, any proceeds of insurance that in the good faith determination of the Borrower are allocable to business interruption) from (1) any Asset Sale consummated after the Closing Date that is conducted or classified under Section 6.05(g) or 6.05(u)(ii), (2) any Sale and Lease-Back Transaction consummated after the Closing Date that is conducted or classified under Section 6.03(b)(ii) or (3) any Interim Trust Asset Disposition consummated after the Closing Date, in each case of clauses (I), (II) and (III) above, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, required debt payments of Indebtedness originally incurred under Section 6.01(jj) (and any Refinancing thereof) (in the case of assets owned by CRC and its subsidiaries) or Indebtedness of an Unrestricted Subsidiary (in the case of assets owned by an Interactive Entertainment Unrestricted Subsidiary or a Convention Center Unrestricted Subsidiary), whether or not secured by a Lien on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof, (iii) all distributions and other payments required to be made (or attributable) to minority interest holders (other than the Borrower or any of its Subsidiaries) in subsidiaries or joint ventures as a result of such Asset Sale, Sale and Lease-Back Transaction, Interim Trust Asset Disposition, casualty insurance settlement and condemnation award and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries (or Unrestricted Subsidiary in the case of a Convention Center Unrestricted Subsidiary Sale or Interactive Entertainment Unrestricted Subsidiary Sale) including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (except for Permitted Investments or intercompany Investments in Subsidiaries) (it being understood that in the case of a casualty event or condemnation of property under a Master Lease or Gaming Lease, such property so repaired, replaced, restored or otherwise acquired may be owned by the landlord under such Master Lease or Gaming Lease and leased to the Borrower or a Subsidiary of the Borrower under a Master Lease or Gaming Lease, as applicable), in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used after such 18-month period, then upon the termination of such contract after such 18-month period, any remaining portion not so used by such time shall constitute Net Proceeds as of the date of such termination without giving effect to this proviso); provided, further that the Borrower may elect to deem reinvestments (or contractual commitments for reinvestments) that occur prior to receipt of any such proceeds to have been reinvested in accordance with the requirements of the immediately preceding proviso so long as such reinvestments shall have been made no earlier than the date of execution of the definitive agreement with respect to such Asset Sale or Sale and Lease-Back Transaction or Interim Trust Asset Disposition or the occurrence of the relevant event giving rise to such proceeds; provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $180.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $25.0 million (and thereafter only net cash proceeds in excess of such amount shall (1) be included in the calculation of clause (x) of this proviso above and (2) constitute Net Proceeds); provided, further, that, in the case of a casualty event or condemnation with respect to property that is subject to a Master Lease or any Gaming Lease, such cash proceeds shall not constitute Net Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such property, or the preservation or stabilization of such property (in accordance with the provisions of the applicable lease or of any indebtedness of the lessor thereunder); and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Nevada Reserve Amount” shall mean, initially, $150.0 million; provided that, the Borrower shall increase such amount from time to time to cause the Nevada Reserve Amount to be no less than the amount of the reserve required by Nevada Gaming Commission Regulations 5.225(20), 5A.125 and/or 22.040, in each case, by delivering written notice to the Administrative Agent; provided, further, that the Borrower may decrease such amount as in effect from time to time solely with the affirmative approval of the NGCB Chair or the NGCB Chair’s designee, in each case, by delivering written notice to the Administrative Agent.

“Nevada Reserve Permitted Use” shall mean the disbursement of proceeds of Revolving Facility Loans to (a) the Nevada Gaming Control Board following the written demand of the Chair of the Nevada Gaming Control Board (the “NGCB Chair”) or the NGCB Chair’s designee or (b) the Borrower or its subsidiaries following the written instruction of the NGCB Chair or the NGCB Chair’s designee, in each case, in an amount not to exceed the Nevada Reserve Amount.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Jersey Reserve Amount” shall mean, initially, $40.0 million; provided that, the Borrower shall increase or decrease such amount from time to time to cause the sum of the New Jersey Reserve Amount plus cash on hand at the Borrower and its subsidiaries to be no less than the amount of the reserve required by Section 13:69N-1.2(d) of the New Jersey Administrative Code, in each case, by delivering written notice to the Administrative Agent.

“New Jersey Reserve Permitted Use” shall mean the disbursement of proceeds of Revolving Facility Loans to the Borrower or its subsidiaries to (a) refund deposits to patrons, (b) apply deposits to debts owed by patrons and (c) pay the outstanding sports pool and online sports pool liability of the Borrower or its subsidiaries, in each case, in an amount not to exceed the New Jersey Reserve Amount.

“New Project” shall mean each capital project which is either a new project or a new feature at an existing project owned by the Borrower or its Subsidiaries (including, without limitation, each Development Project and each Expansion Capital Expenditure) which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Core Land” shall mean each of the following parcels of land, each of which, as of the Closing Date, is immaterial to the Borrower’s gaming operations and as to which, as of the Closing Date, the Borrower has no intention to develop: (a) the 244.69 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia; (b) the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia; (c) the 387.12 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia; (d) the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia; (e) the 37.85 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia; (f) the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia; (g) the 5.78 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia; (h) the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia; (i) the 0.92 acre parcel of land known as the “Craig/Smith Parcel” in Hancock, West Virginia; (j) the 70.213 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia; (k) the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia; (l) the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia; (m) the 234.99 acre parcel of land known as the “Logan/Realm Parcel” in Hancock, West Virginia; (n) the 38.017 acre parcel of land known as the “BOC Gas Parcel” in Hancock, West Virginia; (o) the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio; (p) 5.596 acres in Summit Township, Erie County, Pennsylvania; (q) the 272 acre parcel in Summit Township, Erie County, Pennsylvania; (r) the 213.35 acre parcel of land located in McKean Township, Pennsylvania; (s) the following parcels of undeveloped land in the Cripple Creek, County of Teller, Colorado: 4005.134110080; 4005.134110090; 4005.134110220; 4005.134080230; 4005.134080240; and 4005.134090180; (t) the following parcels of undeveloped land in Kimmswick, Jefferson County, Missouri: 19-7.0-25.0-001.02; 19-7.0-36.0-001.01; 20-9.0-31.0-004.02; and 20-9.0-31.0-005; (u) the parcel of undeveloped land located at the address 1600 Lady Luck Parkway, Bettendorf, Iowa; (v) the parcel of undeveloped land located at the address 100 Miner Street, Central City, Colorado; (w) the Buildings and Mobile Homes (each as defined by the Flood Insurance Laws) located at 100 Isle of Capri Boulevard, Boonville, Missouri 65233-1124 circled in red on Schedule 1.01(E); (x) the Buildings and Mobile Homes located at 1777 Isle Parkway, Bettendorf, Iowa, 52722-4967 circled in red on Schedule 1.01(E); and (y) the Buildings and Mobile Homes located at 6000 S. High Street, Columbus, Ohio 43207 circled in red on Schedule 1.01(E).

“Non-CPLV MLSA” shall have the meaning assigned to such term in the definition of the term “MLSA.”

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Swap Agreement.

“Offered Loans” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Operations Management Agreement” shall mean the CES Agreements, any shared services agreement, intellectual property license agreement, operations management agreement, management agreement, lease support or guaranty agreement and similar agreement entered into by and among the Borrower and any of its subsidiaries and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are entered into not in violation of this Agreement.

“Other Pari Passu Indebtedness” shall mean (i) Indebtedness (other than the Loans) that is secured by pari passu Liens on the Collateral permitted by Section 6.02 and (ii) Indebtedness originally incurred pursuant to Sections 6.01(h), 6.01(r), 6.01(ee), 6.01(ii)(ii), or 6.01(jj) (or any Refinancing thereof).

“Other Revolving Facility Commitments” shall mean Incremental Revolving Facility Commitments to make Other Revolving Loans.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, registration, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and, for the avoidance of doubt, excluding any Excluded Taxes.

“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight ~~Eurocurrency~~eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate~~.~~ and (b) with respect to any amount denominated in an Alternate Currency, an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Owned Real Property” shall mean (A) as of the Closing Date, each parcel of Real Property and each Vessel, in each case, that is owned in fee by any Loan Party and that is set forth on Schedule 3.07(a), (B)(i) each parcel of Real Property that is located in the United States and is owned in fee by any Loan Party or (ii) each Vessel that is located in the United States and is owned by any Loan Party (other than the Hollywood Dreams Vessel), in each case of clauses (B)(i) and (B)(ii), that has an individual fair market value (on a per property basis and as determined by the Borrower in good faith) of at least $50.0 million (x) as of the Closing Date, for Real Property or Vessels now owned or (y) as of the date of acquisition, for Real Property or Vessels acquired after the Closing Date (provided that such $50.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (C) as of April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Hollywood Dreams Vessel; provided that, with respect to any Real Property that is partially owned in fee and partially leased by any Loan Party, Owned Real Property will include both that portion of such material real property that is owned in fee and that portion that is so leased to the extent that (i) such leased portion is integrally related to the ownership or operation of the balance of such material real property or is otherwise necessary for such real property to be in compliance with all requirements of law applicable to such material real property in fee and only if (ii) such portion that is owned in fee has an individual fair market value (as determined by the Borrower in good faith) of at least $50.0 million (x) as of the Closing Date, for Real Property now so partially owned and partially leased or (y) as of the date of acquisition, for Real Property acquired after the Closing Date so partially owned and partially leased (provided that such $50.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (iii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such Real Property by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property, or with the consent of the applicable lessor or grantor (to the extent obtained after the applicable Loan Party has utilized commercially reasonable efforts to obtain same).

“Paid-Up Oil and Gas Leases” shall mean those certain Paid-Up Oil and Gas Leases entered into as of May 10, 2011 by and among Mountaineer Park, Inc. and Chesapeake Appalachian, L.L.C, as the same may be amended, supplemented, modified, extended, replaced, renewed or restated from time to time.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or more than 50% of the Equity Interests having ordinary voting power for the election of members of the board of directors (or equivalent governing body) in, or merger, consolidation or amalgamation with, a person or a division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto (or in the case of clauses (i), (iii) and (vi), if an LCT Election is made, as of the applicable LCT Test Date): (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $75.0 million, after giving effect to such acquisition or investment and any related transactions, the Borrower shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Loan Party, shall be merged into a Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Loan Party; and (vi) if the date of the consummation of such acquisition shall occur during a Covenant Suspension Period, the sum of (1) the aggregate Available Unused Commitments under the Revolving Facilities plus (2) all Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date shall not be less than $250.0 million; provided that this clause (vi) shall not apply to any acquisition consummated pursuant to binding commitments in existence at or prior to the date on which the relevant Covenant Suspension Period began. Permitted Business Acquisitions may be closed pursuant to an Interim Authorization Trust Arrangement.

“Permitted CRC Refinancing Indebtedness” shall mean any secured or unsecured notes or loans issued by the Borrower or any Subsidiary (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Permitted CRC Refinancing Indebtedness are used to permanently reduce, refinance or replace Indebtedness (or revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) substantially simultaneously with the issuance thereof (including the payment of accrued interest and premium (including tender premium) and underwriting discounts, defeasance costs, fees, commissions and expenses); (b) except to the extent otherwise permitted by this Agreement (including utilization of any other available baskets and incurrence-based amounts), the principal amount (or accreted value, if applicable) of such Permitted CRC Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Indebtedness (and revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) so reduced, refinanced or replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Permitted CRC Refinancing Indebtedness (excluding bridge facilities allowing extensions on customary terms to a date that is no earlier than the maturity date of the debt being refinanced, reduced or replaced as in effect on the date of incurrence) is on or after the maturity date of the Indebtedness being refinanced, reduced or replaced as in effect on the date of incurrence; (d) the Weighted Average Life to Maturity of such Permitted CRC Refinancing Indebtedness (excluding bridge facilities allowing extensions on customary terms to a date that is no earlier than the maturity date of the debt being refinanced, reduced or replaced as in effect on the date of incurrence) is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness so reduced, refinanced or replaced (in the case of term Indebtedness, without giving effect to any amortization or prepayments on the reduced, refinanced or replaced Indebtedness); (e) except for interest rates, fees, floors, funding discounts, optional prepayments, redemption or prepayment premiums and other pricing terms and covenants or other provisions applicable only to periods after the maturity date of the Indebtedness (or revolving commitments in respect of Indebtedness) so reduced, refinanced or replaced in effect at the time such Permitted CRC Refinancing Indebtedness is issued (which shall be determined by the Borrower and the lenders providing such Permitted CRC Refinancing Indebtedness in their sole discretion), the other terms of such Permitted CRC Refinancing Indebtedness shall (w) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Indebtedness (or revolving commitments in respect of Indebtedness) so reduced, refinanced or replaced, as applicable (as determined in good faith by the Borrower), (x) be then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Permitted CRC Refinancing Indebtedness, be terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) be such other terms as shall be reasonably satisfactory to the Administrative Agent (it being understood that Indebtedness (and revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) may be reduced, refinanced or replaced with Permitted CRC Refinancing Indebtedness incurred (and/or guaranteed) by the Borrower and/or any of its Subsidiaries and secured (on a pari passu or junior lien basis with the Obligations) by the Collateral and/or by the assets of any Subsidiary that is not a Loan Party, which, in each case, shall not be deemed to be a materially less favorable term or condition); and (f) Permitted CRC Refinancing Indebtedness secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Permitted Cure Securities” shall mean any equity securities of the Borrower issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder” shall mean each of (i) the Management Group, (ii) the Carano Holders, (iii) any Person that has no material assets other than the capital stock of the Borrower or other Permitted Holders and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests in the Borrower, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) through (iii), beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) through (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests in the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) through (iii) above) beneficially owns more than of 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Revolving Loans (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii)), either (as the Borrower shall elect), (x) any Second Lien Intercreditor Agreement if such Liens secure “Second Priority Claims” (as defined therein), (y) an intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than such Second Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Administrative Agent in the exercise of reasonable judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Loan Purchases” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Non-Recourse Guarantees” shall mean customary indemnities or Guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Borrower or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Borrower or any Subsidiary of the Borrower except for recourse to the Equity Interests in such joint venture or Unrestricted Subsidiary or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be secured on a pari passu basis with the Liens securing the Initial Revolving Loans, either (as the Borrower shall elect) (x) the First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Administrative Agent in the exercise of reasonable judgment.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance (or refinance) their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets (including conduit and warehouse financings) and any Swap Agreements entered into in connection with such Receivables Assets; provided, that recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary)).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or as a modification of, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced, (a) except to the extent otherwise permitted by this Agreement (including utilization of any other available baskets and incurrence-based amounts), the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), 6.01(j) and 6.01(z), the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced (without giving effect to any amortization or prepayments on the Refinanced Indebtedness) and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Initial Revolving Facility Maturity Date in effect on the date of incurrence were instead due on the date that is one year following such Initial Revolving Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor and may grant security to secure such Permitted Refinancing Indebtedness) unless such security is otherwise permitted by Section 6.02 at such time of incurrence; provided, further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by Subsidiary Loan Parties of the Loan Obligations, and (ii) be otherwise on terms (excluding interest rate and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

~~“Permitted Non-Recourse Guarantees” shall mean customary indemnities or Guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Borrower or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Borrower or any Subsidiary of the Borrower except for recourse to the Equity Interests in such joint venture or Unrestricted Subsidiary or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).~~

“Permitted Vessel Liens” shall mean:

(a) Liens for seaman’s wages (including those of masters, maintenance, cure, and stevedore’s wages);

(b) Liens for damages arising from maritime torts (including personal injury and death) which are unclaimed or covered by insurance (subject to applicable deductibles);

(c) Liens for general average and salvage;

(d) Liens for necessaries or otherwise arising by operation of law in the ordinary course of business in operating, maintaining or repairing a Vessel;

(e) statutory Liens for current taxes or other governmental charges; and

(f) mechanics’, carriers’, workers’, repairers’, and similar statutory or common law Liens arising or incurred in the ordinary course of business,

in each case in the preceding clauses (a) through (f), for amounts which are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any ERISA Affiliate, and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pompano Park Real Property” shall mean all of the real property interests owned by PPI, Inc. and Pompano Park Holdings, L.L.C. that are commonly known as “Pompano Park”, including, without limitation, all the real property interests which are particularly described on Schedule 1.01(F).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with GAAP.

“Pricing Grid” shall mean, with respect to the Loans, the applicable table set forth below:

Pricing Grid for Revolving Facility Loans and Revolving Facility Commitments
Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans	Applicable Margin for ~~Eurocurrency~~RFR Loans	Applicable Commitment Fee
Greater than 4.75 to 1.00	2.25%	3.25%	3.25%	0.50%
Less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00	2.00%	3.00%	3.00%	0.50%
Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	1.75%	2.75%	2.75%	0.50%
Less than or equal to 3.75 to 1.00	1.50%	2.50%	2.50%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) of delivery of the relevant financial statements pursuant to Section 5.04 for each fiscal quarter beginning with the first full fiscal quarter of the Borrower after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.04(c) is inaccurate as a result of any fraud, intentional misrepresentation or willful misconduct of the Borrower or any officer thereof and the result is that the Lenders received interest or fees for any period based on an Applicable Margin and the Applicable Commitment Fee that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” and the “Applicable Commitment Fee” for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to this Agreement as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.13, in accordance with the terms of this Agreement).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made and all other relevant transactions, such calculation will give pro forma effect to such events and other relevant transactions as if such events and other relevant transactions occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination on a Pro Forma Basis, pro forma effect shall be given to any Asset Sale, any acquisition, Investment, execution of a Gaming Lease, amendment, modification, termination or waiver to any provision of a Master Lease or Gaming Lease, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, Expansion Capital Expenditure, Development Project, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, other than in the case of Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, other than in the case of Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, (i) adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event and any other relevant transaction that occurred prior to or during the applicable Reference Period (or, other than in the case of Section 6.11, occurring prior to or during the applicable Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) (including, to the extent applicable, the Transactions) and (ii) any adjustments of the type used in connection with the calculation of “Combined Adjusted EBITDA” as set forth in the Senior Notes Offering Memorandum.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to all relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant (which, for the avoidance of doubt, during the Covenant Relief Period, shall mean only clause (a) of the definition of “Covenant Relief Period Conditions”) recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that at all times during a Covenant Suspension Period (but excluding a Covenant Relief Period), such covenant shall be deemed to have applied to the Borrower’s most recently completed fiscal quarter).

“Project” shall mean (i) any and all buildings, structures, fixtures, construction, development and other improvements of any nature to be constructed, added to, or made on, under or about any Real Property (exclusive of any personal property) with respect to which the cost of such construction, additions or development is at least equal to $25.0 million and (ii) any planning processes or preparatory steps undertaken to implement or further any such construction, additions or developments contemplated by the foregoing clause (i) of this definition (including, without limitation, (a) the combination of two or more individual land parcels into one parcel, (b) the separation or division of one or more individual land parcels into two or more parcels, (c) the re-zoning of parcels, and (d) demolition work on parcels).

“Project Financing” shall mean (1) any Capital Lease Obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any Undeveloped Land or any refinancing of any such Indebtedness and (2) any Sale and Lease-Back Transaction of any Undeveloped Land.

“Project Notice” shall mean a notice delivered by a Responsible Officer of the Borrower pursuant to Section 5.11(a) identifying the applicable Mortgaged Property constituting Undeveloped Land, providing a reasonable description of the applicable Project that the Borrower anticipates in good faith will be undertaken with respect to such Undeveloped Land and identifying the Project Financing or Qualified Non-Recourse Debt to be entered into in connection with the financing of such Project.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Proposed Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned thereto in Section 9.27.

“Qualified Equity Interests” shall mean any Equity Interests in the Borrower other than Disqualified Stock.

“Qualified Non-Recourse Debt” shall mean Indebtedness that (i) is (x) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any new property (real or personal, whether through the direct purchase of property or the Equity Interests in any person owning such property and whether in a single acquisition or a series of related acquisitions) or any Undeveloped Land or, to the extent owned by the Borrower or a Subsidiary on the Closing Date, any Real Property located outside the United States or (y) assumed by a Qualified Non-Recourse Subsidiary, (ii) is non-recourse to the Borrower and any Subsidiary (other than a Qualified Non-Recourse Subsidiary or its Subsidiaries) and (iii) is non-recourse to any Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” shall mean (i) a Subsidiary that is not a Subsidiary Loan Party and that is formed or created or designated by the Borrower after the Closing Date in order to finance the acquisition, lease, construction, repair, replacement or improvement of any new property or any Undeveloped Land or, to the extent owned by the Borrower or a Subsidiary on the Closing Date, any Real Property located outside the United States (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt incurred in respect of such property and (ii) any Subsidiary of a Qualified Non-Recourse Subsidiary. For the avoidance of doubt, the Borrower may, by written notice to the Administrative Agent, revoke the designation of any Subsidiary as a Qualified Non-Recourse Subsidiary at any time in its sole discretion.

“Qualifying Act of Terrorism” shall mean (a) any Act of Terrorism which occurs on any property of the Borrower or its subsidiaries or in which the Borrower or any of its subsidiaries, or any property of any of them, is the target, or (b) any Act of Terrorism the result of which is that passenger deplanements into the McCarran Airport in Las Vegas, Nevada as reported by Clark County Department of Aviation (“Deplanements”) in a given fiscal quarter fall, or if the data is not yet available would reasonably be expected to fall, by 5% or more compared with Deplanements in the corresponding quarter during the prior year (a “Material Disruption”) or, as the case may be, the most recent corresponding quarter in which no Material Disruption occurred or existed.

“Qualifying Lenders” shall have the meaning assigned to such term in Section 2.11(h)(iv).

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.11(h)(iv).

“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) accounts receivable (including any bills of exchange) and related assets and property, (b) franchise fees, management fees, license fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property Rights, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property Rights relating to the generation of any of the types of assets listed in this definition, (f) any Equity Interests in any Special Purpose Receivables Subsidiary or any Subsidiary of a Special Purpose Receivables Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (g) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Receivables Subsidiary to operate in accordance with its stated purposes; (h) any rights and obligations associated with gift card or similar programs, and (i) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by any Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce, refinance or replace Loans and/or reduce, refinance or replace Commitments and/or reduce, refinance or replace Indebtedness (or revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) substantially simultaneously with the issuance thereof (including the payment of accrued interest and premium (including tender premium) and underwriting discounts, defeasance costs, fees, commissions and expenses); (b) except to the extent otherwise permitted by this Agreement (including utilization of any other available baskets and incurrence-based amounts), the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced, refinanced or replaced and/or Commitments so reduced, refinanced or replaced and/or the Indebtedness (or revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) so reduced, refinanced or replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes (excluding bridge facilities allowing extensions on customary terms to a date that is no earlier than the maturity date of the debt being refinanced, reduced or replaced as in effect on the date of incurrence) is on or after the maturity date of the Indebtedness being refinanced, reduced or replaced as in effect on the date of incurrence; (d) the Weighted Average Life to Maturity of such Refinancing Notes (excluding bridge facilities allowing extensions on customary terms to a date that is no earlier than the maturity date of the debt being refinanced, reduced or replaced as in effect on the date of incurrence) is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness so reduced, refinanced or replaced (in the case of term Indebtedness, without giving effect to any amortization or prepayments on the reduced, refinanced or replaced Indebtedness); (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the maturity date of such Indebtedness that is so reduced, refinanced or replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale (and similar events) or event of loss and customary acceleration rights after an event of default); (f) except for interest rates, fees, floors, funding discounts, optional prepayments, redemption or prepayment premiums and other pricing terms and covenants or other provisions applicable only to periods after the Initial Revolving Facility Maturity Date in effect at the time such Refinancing Notes are issued (which shall be determined by the Borrower and the lenders providing such Refinancing Notes in their sole discretion), the other terms of such Refinancing Notes shall (w) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Indebtedness (or revolving commitments in respect of Indebtedness) so reduced, refinanced or replaced, as applicable (as determined in good faith by the Borrower), (x) be then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Refinancing Notes, be terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) be such other terms as shall be reasonably satisfactory to the Administrative Agent (it being understood that Indebtedness (and revolving commitments in respect of Indebtedness) originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) may be reduced, refinanced or replaced with Refinancing Notes incurred (and/or guaranteed) by the Loan Parties and secured (on a pari passu or junior lien basis with the Obligations) by the Collateral, which, in each case, shall not be deemed to be a materially less favorable term or condition); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party (or a Person that becomes a Loan Party substantially simultaneously with the incurrence of such Refinancing Notes); and (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Regional Master Lease” shall have the meaning assigned to such term in the definition of the term “Master Lease.”

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, members and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Relevant Governmental Body” shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto~~.~~, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Eurocurrency Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate or (iv) with respect to any Borrowing denominated in Sterling, the Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” shall mean (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Eurocurrency Screen Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable.

“Replacement L/C Issuer” shall mean, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” shall mean, as at any date of determination with respect to any Replacement Revolving Facility, the aggregate amount available to be drawn under all outstanding Replacement Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, under such Replacement Revolving Facility. For all purposes of this Agreement, if on any date of determination a Replacement Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Replacement Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Replacement Letter of Credit” shall mean any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Credit Percentage” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Facility Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Facility Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Facility Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Facility Credit Exposure then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Facility Credit Exposure then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Facility” shall mean each Class of Replacement Revolving Facility Commitments and the extensions of credit made hereunder by the Replacement Revolving Lenders.

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of the Replacement Revolving Loans at such time and (b) the Outstanding Amount of the Replacement L/C Obligations at such time. The Replacement Revolving Facility Credit Exposure of any Replacement Revolving Lender at any time shall be the product of (x) such Replacement Revolving Lender’s Replacement Revolving Credit Percentage of the applicable Class and (y) the aggregate Replacement Revolving Facility Credit Exposure of such Class of all Replacement Revolving Lenders, collectively, at such time.

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.21(m).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments under any Revolving Facility have been terminated, Revolving Facility Credit Exposures under such Revolving Facility) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. The portion of Term Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” shall mean, at any time, the amount of Loans required to be held by any particular group of Lenders in order for such group of Lenders to constitute “Required Lenders” without giving effect to the immediately preceding sentence.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(f).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) L/C Obligations and (c) Available Unused Commitments that, taken together, represent more than 50% of the sum of (x) all Revolving Facility Loans outstanding, (y) all L/C Obligations and (z) the total Available Unused Commitments at such time; provided, that the Revolving Facility Loans, L/C Obligations and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject (including any Gaming Laws).

“Reserve Amount” shall mean, as of any date of determination, the sum of the Nevada Reserve Amount and the New Jersey Reserve Amount as of such date of determination.

“Reserve Permitted Use” shall mean the Nevada Reserve Permitted Use or the New Jersey Reserve Permitted Use.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer (including, without limitation, any Chief Executive Officer, President, Senior Vice President, Executive Vice President, Vice

President, Secretary, Assistant Secretary, General Counsel, Deputy General Counsel, and Manager) or Financial Officer of such person or any managing member or general partner of such person and any other officer or similar official of such person or any managing member or general partner of such person responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Alternate Currency Letter of Credit, (iv) the last Business Day of March, June, September and December and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require and (b) with respect to any Alternate Currency Loans, each of the following: (i) each date of a Borrowing of ~~Eurocurrency Revolving Loans denominated in an Alternate Currency, (ii)~~such Loans, (ii) (A) with respect to any Term Benchmark Loan, each date of a continuation of ~~a Eurocurrency Revolving Loan denominated in an Alternate Currency~~such Loan pursuant to Section 2.07~~,~~ and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (iii) the last Business Day of March, June, September and December and (iv) such additional dates as the Administrative Agent shall determine or the Majority Lenders under the Revolving Facility shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b) and the definition of “Required Revolving Facility Lenders”, shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans of a Class pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the date hereof is $1,000.0 million. On the date hereof, there is only one Class of Revolving Facility Commitments. After the date hereof, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Revolving Facility Credit Exposure” shall mean, with respect to any Class of Revolving Facility Commitments, at any time, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans of such Class at such time (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof) and (b) the Outstanding Amount of the L/C Obligations of such Class at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving Facility Credit Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage under such Revolving Facility and (y) the aggregate Revolving Facility Credit Exposure under such Revolving Facility of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(a) or Section 2.21.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) the Initial Revolving Facility Maturity Date and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“RFR” shall mean SONIA.

“RFR Borrowing” shall mean a Borrowing comprised of RFR Loans.

“RFR Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” shall mean a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” shall mean with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself or its government is the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any person organized or resident in a Sanctioned Country or (c) any person controlled or 50% or more owned by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

~~“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~

“Second Amendment” shall mean the Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, between the Borrower and the Administrative Agent.

“~~SOFR-Based Rate~~Second Amendment Effective Date” shall mean ~~SOFR, Compounded SOFR or Term SOFR~~January 26, 2022.

“Second Lien Intercreditor Agreement” shall mean the Second Lien Intercreditor Agreement substantially in the form of Exhibit O hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Section 6.07 Affiliate” shall have the meaning assigned to such term in Section 6.07.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and the applicable Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each L/C Issuer, each Hedge Bank that is party to any Secured Swap Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank to the extent that such Swap Agreement is designated in writing by the Borrower and the applicable Hedge Bank to the Administrative Agent to be included as a Secured Swap Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Swap Agreement by a Loan Party shall not include any Excluded Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the IP Security Agreements (as defined in the Collateral Agreement), and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 4.02, 5.10 or 5.11.

“Senior Notes Offering Memorandum” shall mean the Offering Memorandum, dated June 19, 2020, in respect of the Senior Unsecured Notes and the First Priority Senior Secured Notes.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total First Lien Senior Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, however, that for purposes of calculating the Senior Secured Leverage Ratio from and after any Covenant Resumption Date, (i) EBITDA for the fiscal quarter in which the relevant Qualifying Act of Terrorism shall have occurred, (ii) EBITDA for any fiscal quarter following such quarter referred to in clause (i) in which a Material Disruption existed and (iii) EBITDA for the next succeeding fiscal quarter after the latest quarter to occur of any quarter referred to in clause (i) or (ii) shall, in each case, be the greater of (1) Substituted EBITDA and (2) actual EBITDA for such quarter. For the purposes of the foregoing, “Substituted EBITDA” shall mean the EBITDA for the fiscal quarter immediately preceding the fiscal quarter referred to in clause (i) of the previous sentence, in each case subject to customary seasonal adjustments (as determined in good faith by the Borrower and set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent); provided, further, however, that for purposes of Section 2.11(a)(iii), Section 6.06(e), Section 6.09(b)(i)(E) and determining the “Required Percentage” as used in Section 2.11(c), Total First Lien Senior Secured Net Debt as used in clause (a) above shall be calculated without excluding Development Expenses.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes Indenture and the Senior Unsecured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“Senior Unsecured Notes” shall mean the $1,800.0 million in aggregate principal amount of the 8.125% Senior Unsecured Notes due 2027 issued pursuant to the Senior Unsecured Notes Indenture, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“Senior Unsecured Notes Escrow Agreement” shall mean the Unsecured Notes Escrow Agreement, dated as of July 6, 2020, among Merger Sub, JPMorgan Chase Bank, N.A., in its capacity as escrow agent, and U.S. Bank National Association, in its capacity as trustee under the Senior Unsecured Notes Indenture, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Senior Unsecured Notes Indenture” shall mean the Indenture, dated as of July 6, 2020, among the Borrower, as issuer, the subsidiary guarantors party thereto from time to time and U.S. Bank National Association, as trustee, relating to the Senior Unsecured Notes, as amended, restated, adjusted, waived, renewed, supplemented, modified, refinanced, restructured, increased or replaced from time to time (whether with the same or different noteholders and trustees, and including increases in amounts).

“Shreveport Property” shall mean all of the real property interests leased by Eldorado Casino Shreveport Joint Venture at 450, 451 and 452 Clyde Fant Parkway, Shreveport, LA 71101.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted or contemplated to be conducted by the Borrower and the Subsidiaries on the Closing Date (after giving effect to the Transactions) or (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” shall mean SOFR, Compounded SOFR or Term SOFR.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Receivables Subsidiary” shall mean (i) a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other Debtor Relief Law) and (ii) any subsidiary of a Special Purpose Receivables Subsidiary.

“Specified CEC Acquisition Agreement Representations” shall mean the representations made by CEC in the CEC Acquisition Agreement as are material to the interests of the Lenders.

“Specified Representations” shall mean the representations and warranties of the Borrower and the Subsidiary Loan Parties in Section 3.01(a) (limited, in the case of good standing, to the Borrower only), Section 3.01(d), Section 3.02(a), Section 3.02(b)(i)(B) (limited to entry into the Loan Documents, borrowing thereunder and the granting of Liens on the Collateral to secure the Obligations solely to the extent required hereunder), Section 3.03, Section 3.10, Section 3.11, Section 3.17 (subject to Schedule 5.10), Section 3.19 and Section 3.22 (limited to the use of proceeds on the Closing Date not being in violation thereof).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m., Local Time on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or the L/C Issuer shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. ~~Eurocurrency~~Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” shall mean the lawful currency of the United Kingdom.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower on the Closing Date that is set forth on Schedule 1.01(B), (b) each other Domestic Subsidiary of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Guarantee Agreement and the Collateral Agreement after the Closing Date and (c) each Foreign Subsidiary of the Borrower that becomes a party to the Guarantee Agreement and the Collateral Agreement after the Closing Date. For the avoidance of doubt, the Borrower may elect, in its sole discretion, to cause any Domestic Subsidiary or Foreign Subsidiary that would be an Excluded Subsidiary to become a Subsidiary Loan Party by becoming a party to the Guarantee Agreement; provided, that in the case of any Foreign Subsidiary, such Subsidiary’s jurisdiction of formation or organization and the collateral and guaranty arrangements with respect thereto shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supported QFC” shall have the meaning assigned thereto in Section 9.27.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” shall mean, collectively, (a) KeyBanc Capital Markets Inc. and Fifth Third Bank, National Association, as syndication agents for the Initial Revolving Facility and (b) with respect to any Incremental Revolving Facility or any Incremental Term Facility, each of the Persons appointed by Borrower as a syndication agent for such Incremental Revolving Facility or Incremental Term Facility.

“~~Target Day~~TARGET2” shall mean ~~any day on which~~ the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority, and all interest, additions to tax and penalties related thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate.

“Term Benchmark Borrowing” shall mean a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” shall mean any Term Benchmark Revolving Loan or Term Benchmark Term Loan.

“Term Benchmark Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to any Term Benchmark in accordance with the provisions of Article II.

“Term Benchmark Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to any Term Benchmark in accordance with the provisions of Article II.

“Term Borrowing” shall mean any Incremental Term Borrowing.

“Term Facility” shall mean any or all of the Incremental Term Facilities.

“Term Facility Maturity Date” shall mean, as the context may require, with respect to any Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loan Commitment” shall mean any Incremental Term Loan Commitment.

“Term Loan Installment Date” shall mean any Incremental Term Loan Installment Date.

“Term Loans” shall mean any or all of the Incremental Term Loans made pursuant to Section 2.21.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) and, initially, the four fiscal quarter period ending September 30, 2020.

“Testing Condition” shall be satisfied at any time if as of such time (i) the sum of without duplication (x) the aggregate principal amount of outstanding Revolving Facility Loans at such time (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof) and (y) the aggregate stated amount (based, in the case of Alternate Currency Letters of Credit, on the Dollar Equivalent thereof) of Letters of Credit issued hereunder (other than (1) $170.0 million of undrawn Letters of Credit (based, in the case of Alternate Currency Letters of Credit, on the Dollar Equivalent thereof) and (2) any Letters of Credit that have been Cash Collateralized in accordance with Section 2.05(j)) exceeds (ii) an amount equal to 25% of the aggregate amount of the Revolving Facility Commitments at such time.

“Third Party Funds” shall mean any cash and cash equivalents (and the related escrow accounts, segregated accounts or similar accounts, if any) held or received on behalf of third parties (other than the Borrower or any Subsidiary Loan Party), including, without limitation, the lessors (or lenders to such lessors) under any Master Lease or Gaming Lease or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable Master Lease or Gaming Lease.

“TIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” shall mean the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total First Lien Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness (other than (A) Qualified Non-Recourse Debt, (B) Development Expenses (whether or not included in Consolidated Debt), (C) Discharged Indebtedness and (D) Escrowed Indebtedness) that in each case is then secured by first-priority Liens on (x) the Collateral, (y) the “Collateral” (as defined in the CRC Credit Agreement) or (z) the “Collateral” (as defined in the CRC Secured Indenture) (in each case other than property or assets held in defeasance, escrow or similar trust or arrangement for the benefit of Indebtedness secured thereby), less (ii) without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, however, that for purposes of calculating the Total Leverage Ratio from and after any Covenant Resumption Date, (i) EBITDA for the fiscal quarter in which the relevant Qualifying Act of Terrorism shall have occurred, (ii) EBITDA for any fiscal quarter following such quarter referred to in clause (i) in which a Material Disruption existed and (iii) EBITDA for the next succeeding fiscal quarter after the latest quarter to occur of any quarter referred to in clause (i) or (ii) shall, in each case, be the greater of (1) Substituted EBITDA and (2) actual EBITDA for such quarter. For the purposes of the foregoing, “Substituted EBITDA” shall mean the EBITDA for the fiscal quarter immediately preceding the fiscal quarter referred to in clause (i) of the previous sentence, in each case subject to customary seasonal adjustments (as determined in good faith by the Borrower and set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent); provided, further, however, that for purposes of 6.04(dd), 6.06(h) and 6.09(b)(i)(F), Total Net Debt as used in clause (a) above shall be calculated without excluding Development Expenses.

“Total Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt (other than (A) Qualified Non-Recourse Debt, (B) Development Expenses (whether or not included in Consolidated Debt), (C) Discharged Indebtedness and (D) Escrowed Indebtedness) of the Borrower and the Subsidiaries outstanding at such date, less (ii) without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date.

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, however, that for purposes of calculating the Total Secured Leverage Ratio from and after any Covenant Resumption Date, (i) EBITDA for the fiscal quarter in which the relevant Qualifying Act of Terrorism shall have occurred, (ii) EBITDA for any fiscal quarter following such quarter referred to in clause (i) in which a Material Disruption existed and (iii) EBITDA for the next succeeding fiscal quarter after the latest quarter to occur of any quarter referred to in clause (i) or (ii) shall, in each case, be the greater of (1) Substituted EBITDA and (2) actual EBITDA for such quarter. For the purposes of the foregoing, “Substituted EBITDA” shall mean the EBITDA for the fiscal quarter immediately preceding the fiscal quarter referred to in clause (i) of the previous sentence, in each case subject to customary seasonal adjustments (as determined in good faith by the Borrower and set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent).

“Total Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness (other than (A) Qualified Non-Recourse Debt, (B) Development Expenses (whether or not included in Consolidated Debt), (C) Discharged Indebtedness and (D) Escrowed Indebtedness) that in each case is then secured by Liens on (x) the Collateral, (y) the “Collateral” (as defined in the CRC Credit Agreement) or (z) the “Collateral” (as defined in the CRC Secured Indenture) (in each case other than property or assets held in defeasance, escrow or similar trust or arrangement for the benefit of Indebtedness secured thereby), less (ii) without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date.

“Transaction Documents” shall mean this Agreement, the other Loan Documents, the Senior Unsecured Note Documents, the First Priority Senior Secured Note Documents, the agreements governing the CRC Closing Date Incremental Term Loan Facility, the CRC Secured Notes Documents, the Master Transaction Agreement and the agreements governing the VICI Transactions.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, the Transaction Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the consummation of the CEC Acquisition; (b) the execution, delivery and performance of this Agreement and the other Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings and other extensions of credit hereunder; (c) the execution, delivery and performance of the Senior Unsecured Note Documents and the sale and issuance of the Senior Unsecured Notes (including the entering into of the Senior Unsecured Notes Escrow Agreement and the release of proceeds therefrom on the Closing Date), (d) the execution, delivery and performance of the First Priority Senior Secured Note Documents and the sale and issuance of the First Priority Senior Secured Notes (including the entering into of the First Priority Senior Secured Notes Escrow Agreement and the release of proceeds therefrom on the Closing Date), (e) the repayment in full of, and the termination of all obligations and commitments under, the Existing ERI Credit Agreement; (f) the repayment (or redemption, repurchase, defeasance or satisfaction and discharge) in full of the Existing ERI Notes, in each case, together with all accrued interest, fees and premiums thereon; (g) the repurchase of any CEC Convertible Senior Notes from holders, pursuant to a fundamental change purchase offer or otherwise, the payment of any cash portion of the conversion consideration due upon conversion or the tender of the CEC Convertible Senior Notes to holders thereof that elect to convert or tender such CEC Convertible Senior Notes, in each case, together with the payment of all accrued interest, fees and premiums thereof, if any, and the payment of any consent solicitation fees; (h) the consummation of the CEOC Event; (i) the incurrence by CRC of the CRC Closing Date Incremental Term Loan Facility; (j) the execution, delivery and performance of the CRC Secured Note Documents and the sale and issuance of the CRC Secured Notes (including the entering into of an escrow agreement with respect to the proceeds of the CRC Secured Notes and the release of proceeds therefrom on the Closing Date), (k) the repayment in full of, and the termination of all commitments and obligations under, the CEOC Existing Credit Agreement; (l) the consummation of the VICI Transactions and (m) the payment of all fees and expenses in connection therewith to be paid on, prior or subsequent to the Closing Date.

“Tropicana Master Lease” shall have the meaning assigned to such term in the definition of the term “Master Lease.”

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Daily Simple RFR and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Undeveloped Land” shall mean, (i) all Real Property set forth on Schedule 1.01(C), (ii) all undeveloped land acquired after the Closing Date, (iii) all Non-Core Land and (iv) any operating property of the Borrower or any Subsidiary that is subject to a casualty event that results in such property ceasing to be operational.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries, including without limitation all “cage cash,” (it being understood that cash or cash equivalents of CEC and its subsidiaries shall not be considered “restricted” for this purpose solely due to the restrictions set forth in any MLSA, the CRC Credit Agreement, the CRC Secured Indenture, the CRC Indenture or the CEC Convertible Senior Notes, or in each case any refinancing or replacement thereof).

“Unrestricted Subsidiary” shall mean (1) any subsidiary of the Borrower identified on Schedule 1.01(D), (2) any other subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date under this clause (2) so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through

Investments as permitted by, and in compliance with, Section 6.04, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04, and (e) such subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Senior Unsecured Notes Indenture and the First Priority Senior Secured Notes Indentures and all Permitted Refinancing Indebtedness in respect of the foregoing constituting Material Indebtedness and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Special Resolution Regimes” shall have the meaning assigned thereto in Section 9.27.

“Venue Documents” shall have the meaning assigned to such term in Section 6.05(p).

“Venue Easements” shall have the meaning assigned to such term in Section 6.05(p).

“Vessel” shall mean a ship which is documented with the U.S. Coast Guard National Vessel Documentation Center together with the fixtures and equipment located thereon.

“VICI Lease Financing” shall have the meaning assigned to such term in the recitals to this Agreement.

“VICI Sale and Leaseback Transaction” shall have the meaning assigned to such term in the recitals to this Agreement.

“VICI Transactions” shall have the meaning assigned to such term in the recitals to this Agreement.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(f).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests in which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Administrative Agent or the Borrower.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“~~Withholding Agent~~Yen” shall mean the ~~Administrative Agent or the Borrower~~lawful currency of Japan.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” shall not be exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document, agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance herewith (to the extent applicable). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Borrower or the Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on December 31, 2018 (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding the foregoing, for all purposes of this Agreement, (a) no Master Lease or Gaming Lease (or Guarantee of the foregoing) shall constitute Liens, Indebtedness or a Capital Lease Obligation regardless of how such Master Lease or Gaming Lease may be treated under GAAP or for financial reporting purposes, (b) any interest portion of payments in connection with such Master Lease or Gaming Lease shall not constitute Interest Expense (or terms of similar effect) and (c) EBITDA and Consolidated Net Income (and terms of similar effect) shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Master Lease or any Gaming Lease in the applicable Test Period and no deductions in calculating EBITDA or Consolidated Net Income (and terms of similar effect) shall occur as a result of imputed interest, amounts under any Master Lease or any Gaming Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of any Master Lease or any Gaming Lease; provided that any “true-up” of rent paid in cash pursuant to any Master Lease or any Gaming Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

SECTION 1.03. Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement and of the Loan Parties in each of the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit and Alternate Currency Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable, in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a ~~Eurocurrency~~Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, ~~Eurocurrency~~Term Benchmark Loan or RFR Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as applicable.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.

SECTION 1.06. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Loan Document that requires the calculation of the Senior Secured Leverage Ratio, the Total Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio or the Borrower’s Liquidity, (ii) determining compliance with representations, warranties, Defaults or Events of Default or the Covenant Relief Period Conditions or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA or total assets), in each case, in connection with (a) a Permitted Business Acquisition or other Investment permitted hereunder (including Permitted Business Acquisitions and other Investments subject to a letter of intent or purchase agreement) by the Borrower and/or any Subsidiaries, or (b) any unconditional repayment or redemption of, or offer to purchase, any Indebtedness of the Borrower or any subsidiary (any such transaction referred to in clauses (a) and (b), and any action to be taken in connection therewith (including the incurrence, issuance or repayment of any Indebtedness, the granting of any Liens, the making of any Restricted Payment or Investment, the consummation of any acquisition or disposition, and any designation or revocation of a designation of an Unrestricted Subsidiary), a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (and regardless of whether or not the applicable provision makes express reference to this Section 1.07, a Limited Condition Transaction, an LCT Election or an LCT Test Date), the date of determination of whether any such Limited Condition Transaction or action to be taken in connection therewith is permitted under this Agreement (including for purposes of determining the Dollar equivalent amount of any Limited Condition Transaction denominated in currencies other than Dollars) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction (or commitments with respect to Indebtedness to be incurred in connection therewith) are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, absence of Default or Event of Default, Covenant Relief Period Conditions, liquidity requirement, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

SECTION 1.08. Additional Alternate Currencies for Loans and Letters of Credit.

(a) The Borrower may from time to time request that ~~Eurocurrency~~Revolving Facility Loans (other than ABR Revolving Loans) and/or Letters of Credit be made in a currency other than Dollars, Canadian Dollars, Euros, ~~Pound~~ Sterling or ~~Japanese~~ Yen; provided that such requested currency is a lawful currency (other than Dollars, Canadian Dollars, Euros, ~~Pound~~ Sterling or ~~Japanese~~ Yen) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).

(c) In the case of a request for a ~~Eurocurrency~~ Revolving Facility Loan (other than ABR Revolving Loans) of a Class in such other currency, the Administrative Agent shall promptly notify each Revolving Facility Lender of the applicable Class thereof. Each Revolving Facility Lender of the applicable Class shall notify the Administrative Agent, not later than 11:00 a.m., Local Time 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of ~~Eurocurrency~~Revolving Facility Loans (other than ABR Revolving Loans) in such requested currency.

(d) Any failure by a Revolving Facility Lender of the applicable Class to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender to permit ~~Eurocurrency~~Revolving Facility Loans (other than ABR Revolving Loans) of the applicable Class to be made in such requested currency. If the Administrative Agent and all Revolving Facility Lenders of the applicable Class consent to making ~~Eurocurrency~~Revolving Facility Loans (other than ABR Revolving Loans) in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of ~~Eurocurrency~~Revolving Facility Loans (other than ABR Revolving Loans) of the applicable Class. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

(e) In the case of a request for a Letter of Credit in such other currency, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Such L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., Local Time 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Letters of Credit in such requested currency.

(f) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to issue Letters of Credit in such requested currency. If the Administrative Agent and the applicable L/C Issuer consent to making Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letters of Credit issued by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.09. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.10. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (including, without limitation, for purposes of calculating any fees related thereto), whether or not such maximum stated amount is in effect at such time.

SECTION 1.11. Basket and Ratio Calculations. Notwithstanding anything in this Agreement or any other Loan Document to the contrary (i) unless the Borrower elects otherwise, if the Borrower or its Subsidiaries in connection with the consummation of any transaction or series of related transactions (A) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket and (B) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket (which shall occur on the same Business Day as the events in clause (A) above) under the same covenant, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket under the same covenant without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions and (ii) if the Borrower or its Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

SECTION 1.12. Divisions. Any reference in this Agreement or any other Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Agreement and the other Loan Documents (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender with a Revolving Facility Commitment of a Class agrees to make Revolving Facility Loans of such Class to the Borrower from time to time during the Availability Period for such Class of Revolving Facility in Dollars and each Alternate Currency in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class and (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments under such Class of Revolving Facility; provided the amount of Revolving Facility Loans borrowed on the Closing Date shall not exceed $600.0 million. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans;

(b) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment; and

(c) amounts borrowed under Section 2.01(b) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages of such Class on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required by this Agreement.

(b) Subject to Section 2.14, each Borrowing of Revolving Facility Loans or Term Loans shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans or ~~Eurocurrency Loans~~Term Benchmark Loans or (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each Lender at its option may make any ~~ABR Loan or Eurocurrency~~ Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any ~~Eurocurrency~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a ~~Eurocurrency Revolving Facility~~ Borrowing of Term Benchmark Revolving Loans, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a ~~Eurocurrency Revolving Facility~~ Borrowing of Term Benchmark Revolving Loans, that is an integral multiple of the Borrowing Multiple; provided, that an ABR Revolving Facility Borrowing under any Revolving Facility may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments thereunder. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) eight ~~Eurocurrency~~Term Benchmark Borrowings outstanding under the Term Facilities and (ii) eight ~~Eurocurrency~~Term Benchmark Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not request Revolving Facility Loans or the issuance of any Letter of Credit to the extent that the funding of such Revolving Facility Loans or the issuance of such Letter of Credit would cause (i) the unutilized portion of the Revolving Facility Commitments to be less than the Nevada Reserve Amount in effect at such time unless the proceeds of such Revolving Facility Loans will be used for a Nevada Reserve Permitted Use, (ii) the unutilized portion of the Revolving Facility Commitments to be less than the New Jersey Reserve Amount in effect at such time unless the proceeds of such Revolving Facility Loans will be used for a New Jersey Reserve Permitted Use or (iii) the unutilized portion of the Revolving Facility Commitments to be less than the Reserve Amount in effect at such time unless the proceeds of such Revolving Facility Loans will be used for a Reserve Permitted Use. This Section 2.02(e) is intended to protect patrons of the Borrower and its subsidiaries to the extent the Borrower or its subsidiaries hold money in wagering accounts for such patrons. This Section 2.02(e) and any defined term as used in this Section 2.02(e) (but not as used anywhere else in the Loan Documents) may be amended only with the prior written approval of (i) if such amendment affects the Nevada Reserve Amount or the Nevada Reserve Permitted Use, the NGCB Chair or the NGCB Chair’s designee and (ii) if such amendment affects the New Jersey Reserve Amount or the New Jersey Reserve Permitted Use, the Chair of the New Jersey Casino Control Commission (the “NJCCC Chair”) or the NJCCC Chair’s designee.

SECTION 2.03. Requests for Borrowings. ~~(a)~~ To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) (i) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars, not later than 10:00 a.m., Local Time, three Business Days before the date of any proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros or Yen, 9:00 a.m., Local Time, three Business Days before the date of any proposed Borrowing and (iii) in the case of an RFR Borrowing, not later than 8:00 a.m., Local Time, five RFR Business Days before the date of any proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing; provided, that, to request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., Local Time, one Business Day prior to the Closing Date~~; provided further that, in the case of an Alternate Currency Borrowing denominated in Japanese Yen, the Borrower shall notify the Administrative Agent of such request not later than 10:00 a.m. Local Time four Business Days prior to the date of such proposed Borrowing~~. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans (and, if so, specifying the Class of Commitments under which such Borrowing is being made), Incremental Term Loans, Refinancing Term Loans, Other Revolving Loans or Replacement Revolving Loans, as applicable;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing ~~or~~, a ~~Eurocurrency~~Term Benchmark Borrowing or an RFR Borrowing;

(v) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a ~~Eurocurrency~~ Revolving Facility Borrowing, the currency in which such Borrowing is to be denominated (which shall be ~~Dollars or an Alternate~~an Agreed Currency); and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurocurrency~~Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit under any Revolving Facility denominated in Dollars or any Alternate Currency for the account of the Borrower (or its subsidiaries or other Persons requested by the Borrower), and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued under such Revolving Facility for the account of the Borrower (or its subsidiaries or other Persons requested by the Borrower) and any drawings thereunder; provided, that no L/C Issuer shall be required to issue trade or commercial Letters of Credit without its prior written consent; provided further that after giving effect to any L/C Credit Extension with respect to any Letter of Credit under any Revolving Facility, (w) the total Revolving Facility Credit Exposure under such Revolving Facility shall not exceed the total Revolving Facility Commitments under such Revolving Facility, (x) no Lender’s Revolving Facility Credit Exposure under such Revolving Facility shall exceed such Lender’s Revolving Facility Commitment under such Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower or any Subsidiary may, during the foregoing period with respect to any Revolving Facility, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit under any Revolving Facility, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer with respect to such Letter of Credit and the Borrower have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date for such Revolving Facility, unless all the Revolving Facility Lenders under such Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed) or the Borrower has agreed to Cash Collateralize such Letter of Credit prior to the Letter of Credit Expiration Date for such Revolving Facility.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit under any Revolving Facility if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E) a default of any Revolving Facility Lender under such Revolving Facility to fund its obligations under Section 2.05(c) exists or any Revolving Facility Lender under such Revolving Facility is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to such Revolving Facility Lender; or

(F) the stated amount of such Letter of Credit would cause the aggregate stated amount of all outstanding Letters of Credit issued by the L/C Issuer to exceed the aggregate amount of such L/C Issuer’s Letter of Credit Commitment (unless such L/C Issuer has consented thereto).

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than (x) with respect to Letters of Credit denominated in Dollars, 12:00 p.m. Local Time at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and (y) with respect to Alternate Currency Letters of Credit, 9:00 a.m. Local Time at least five Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (which may be Dollars or any Alternate Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof and the Revolving Facility under which such Letter of Credit is being issued; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender under the applicable Revolving Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or its subsidiaries or other Persons requested by the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under any Revolving Facility, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage under such Revolving Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit under any Revolving Facility that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit under any Revolving Facility has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date under such Revolving Facility (or any later date if the Borrower has agreed to Cash Collateralize such Letter of Credit prior to the Letter of Credit Expiration Date for such Revolving Facility); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the applicable Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender under the applicable Revolving Facility or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit under any Revolving Facility that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued under any Revolving Facility, except as provided in the following sentence, the Revolving Facility Lenders under such Revolving Facility shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the applicable Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender under the applicable Revolving Facility or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than (1) 1:00 p.m., Local Time, on the first Business Day after the date that the L/C Issuer provides notice to the Borrower of any payment by the L/C Issuer under a Letter of Credit or (2) 11:00 a.m., Local Time, on the second succeeding Business Day (if such notice is provided after 10:00 a.m., Local Time, on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and either in Dollars (in the case of an Alternate Currency Letter of Credit, in the Dollar Equivalent amount) or, if agreed by the Borrower and applicable L/C Issuer, in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the Revolving Facility pursuant to which such Letter of Credit was issued of the Honor Date, the amount of the unreimbursed drawing in Dollars (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans under the Revolving Facility under which such Letter of Credit was issued to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under such Revolving Facility and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender under the Revolving Facility under which such Letter of Credit was issued shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Facility Percentage under such

Revolving Facility of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan under the applicable Revolving Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing under the applicable Revolving Facility in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) in Dollars and shall bear interest at the rate specified in Section 2.13(~~c~~d). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance under the applicable Revolving Facility from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender under the applicable Revolving Facility funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit under a Revolving Facility under which such Lender has a Revolving Facility Commitment, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender under the applicable Revolving Facility fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof under the applicable Revolving Facility in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) in connection with the issuance of any Letter of Credit under any Revolving Facility is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender under such Revolving Facility shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage under such Revolving Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Lenders under the Revolving Facility under which such Letter of Credit was issued, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.11(e), 2.22 and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of Sections 2.05, 2.11(e), 2.22 and 7.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative

Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) or to otherwise backstop (with a letter of credit on customary terms or otherwise) such L/C Obligations to the applicable L/C Issuer’s and the Administrative Agent’s reasonable satisfaction. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders under any Revolving Facility under which a Letter of Credit is Cash Collateralized, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries or other Persons at the Request of the Borrower. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a subsidiary or any other Person requested by the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under any such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries and such other Persons inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such subsidiaries and other Persons.

(k) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Facility Lender designate such Revolving Facility Lender to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any Letter of Credit shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as an L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than JPMorgan) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

(l) Resignation of an L/C Issuer. Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon 30 days’ prior written notice to the Borrower and the Revolving Facility Lenders, resign as L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation as L/C Issuer, the applicable L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer with a Letter of Credit Commitment equal to the Letter of Credit Commitment of the resigning L/C Issuer (unless otherwise agreed by the Borrower). If an L/C Issuer resigns, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)).

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than (i) 12:00 p.m., Local Time, in the case of any ABR Loan ~~denominated in Dollars~~, (ii) 10:00 a.m., Local Time, in the case of any ~~Eurocurrency~~Term Benchmark Loan denominated in Dollars or (iii) 5:00 a.m., Local Time, in the case of any ~~Eurocurrency~~Term Benchmark Loans denominated in any Alternate Currency or any RFR Loan, in each case, on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding under the applicable Revolving Facility, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of ~~Eurocurrency~~Term Benchmark Loans or RFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided, that except as otherwise provided herein, a ~~Eurocurrency~~Term Benchmark Loan may be continued or converted only on the last day of an

Interest Period for such ~~Eurocurrency~~Term Benchmark Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit C and signed by a Responsible Officer of the Borrower.

(c) Each written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing ~~or~~, a ~~Eurocurrency~~Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a ~~Eurocurrency~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a ~~Eurocurrency~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurocurrency~~Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing denominated in Dollars shall be converted to an ABR Borrowing and Alternate Currency Borrowings shall be continued as a ~~Eurocurrency~~Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing ~~denominated in Dollars~~ may be converted to or continued as a ~~Eurocurrency~~Term Benchmark Borrowing, (ii) unless repaid, each ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each ~~Eurocurrency Revolving~~

~~Facility Borrowing shall, unless repaid, be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.~~Term Benchmark Borrowing denominated in an Alternate Currency shall, on the last day of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election, either be (A) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan shall be deemed to be an ABR Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to ABR Loans denominated in Dollars at such time or (B) prepaid by the Borrower on such day; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments of any Class shall terminate on the Revolving Facility Maturity Date with respect to such Class.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each such reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of such Class of Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 under such Revolving Facility, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender under each Revolving Facility the then unpaid principal amount of each Revolving Facility Loan under such Revolving Facility on the Revolving Facility Maturity Date with respect to such Revolving Facility and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Subject to the amounts recorded in the Register, which shall be controlling, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section 2.10:

(i) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(ii) to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b) To the extent not previously paid, outstanding Revolving Facility Loans of any Class shall be due and payable on the Revolving Facility Maturity Date with respect to such Class.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b), Excess Cash Flow pursuant to Section 2.11(c) and prepayments of Term Loans required by Section 2.11(d) shall be applied to the Term Loans pro rata among each Term Facility, with the application thereof being applied to the remaining installments thereof in direct order of maturity; provided that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify (so long as such mandatory prepayments are not directed to any Class of Term Loans with a later Term Facility Maturity Date without at least a pro rata repayment of each Class of Term Loans with an earlier Term Facility Maturity Date);

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes as the Borrower may direct; and

(iii) any prepayment of Term Loans of a particular Class pursuant to Section 2.11(h) or 9.04(i) shall be applied to the remaining installments of such Class of Term Loans on a pro rata basis.

(d) Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 12:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment ~~and~~, (ii) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent) and (iii) in the case of an RFR Borrowing, at least five RFR Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(~~d~~e).

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as provided by Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice in accordance with Section 2.10(d). Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if ~~Eurocurrency~~Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(ii) [Reserved].

(iii) In addition to the foregoing, and provided that immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto the Borrower is in Pro Forma Compliance (calculated without excluding Development Expenses), the Borrower shall have the right to elect to offer to prepay the Term Loans at a price equal to 100% of the principal amount thereof on a pro rata basis and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 6.09(b)(i) or Section 6.06, respectively. If the Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans. Any such notice shall specify the aggregate amount offered to prepay the Term Loans. Each holder of a Term Loan may elect, in its sole discretion, to reject its pro rata share of such prepayment offer. Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any. Failure to give such notice will constitute an election to accept such offer. Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay. Any portion of such prepayment rejected may be used by the Borrower and its Subsidiaries to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 6.09(b)(i) or Section 6.06, respectively.

(b) Subject to Section 2.11(f) and (g), the Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10; provided that, at any time, the Borrower may use a portion of such Net Proceeds to prepay or repurchase any Indebtedness that is secured by pari passu Liens on the Collateral permitted by Section 6.02 (including, without limitation, Indebtedness incurred under Section 6.01(ii)(ii) and any Permitted Refinancing Indebtedness in respect of any of the foregoing that is secured by pari passu Liens on the Collateral), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Indebtedness with a pari passu lien on the Collateral and (B) the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of all Classes of Term Loans. The Borrower shall cause (a) any Convention Center Unrestricted Subsidiary that receives Convention Center Unrestricted Subsidiary Sale Proceeds to promptly distribute the Net Proceeds thereof to the Borrower or a Subsidiary for application in accordance with this Section 2.11(b) and (b) any Interactive Entertainment Unrestricted Subsidiary that receives Interactive Entertainment Unrestricted Subsidiary Sale Proceeds to promptly distribute the Net Proceeds thereof to the Borrower or a Subsidiary for application in accordance with Section 2.11(b), in each case, except to the extent applied to repay Indebtedness of an Unrestricted Subsidiary or such a distribution is otherwise prohibited by applicable law or the terms of any agreement binding on an Unrestricted Subsidiary.

(c) Subject to Section 2.11(f) and (g), within five (5) Business Days after financial statements are delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the amount by which the Required Percentage of such Excess Cash Flow exceeds $15.0 million, minus to the extent not financed using the proceeds of the incurrence of funded long term Indebtedness (other than revolving loans) (ii) the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period (plus, at the Borrower’s option, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary prepayments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith), (y) Revolving Facility Loans that were borrowed on the Closing Date to fund any original issue discount or upfront fees required to be funded on the Closing Date pursuant to the “market flex” provisions in the Fee Letter and (z) Other Pari Passu Indebtedness (provided that in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments), (B) the amount of any mandatory prepayment of any Indebtedness originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) pursuant to an “excess cash flow sweep” (including, without limitation, Section 2.11(c) of the CRC Credit Agreement) (or equivalent provision) under the documents governing such Indebtedness made during such Excess Cash Flow Period (or, at the Borrower’s option, without duplication, made or to be made after the end of such Excess Cash Flow Period for the fiscal year corresponding to such Excess Cash Flow Period) and (C) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, at the Borrower’s option, without duplication of any amounts previously deducted under this clause (C), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay any other Indebtedness that is secured by pari passu Liens on the Collateral permitted by Section 6.02 in accordance with the agreement(s) governing such other Indebtedness so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such other Indebtedness (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such other Indebtedness being prepaid under this clause (II) on the date of such prepayment). Not later than the date on which the payment is required to be made pursuant to the foregoing sentence for each applicable Excess Cash Flow Period, the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d) [Reserved].

(e) If the Administrative Agent notifies the Borrower at any time that the Revolving Facility Credit Exposure for any Revolving Facility at such time exceeds an amount equal to 105% of the Revolving Facility Commitments then in effect under such Revolving Facility, then, within two Business Days after receipt of such notice, the Borrower shall (at its option) prepay Revolving Facility Loans and/or Cash Collateralize the L/C Obligations, in each case, under such Revolving Facility in an aggregate amount sufficient to reduce the Revolving Facility Credit Exposure under such Revolving Facility as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect under such Revolving Facility. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(f) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, (i) the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.10), and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds shall be retained by the Borrower and may be used for any purpose not otherwise prohibited by this Agreement.

(g) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale, Sale and Lease-Back Transaction, Interim Trust Asset Disposition or casualty insurance settlement or condemnation award of a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited, restricted or delayed by applicable local law or material documents (including constituent and organizational documents) from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) or Section 2.11(c) so long, but only so long, as the applicable local law or material documents will not permit repatriation to the United States, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law or material documents, an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided herein, (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow could reasonably be expected to have an adverse tax cost consequence that is not de minimis with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) or 2.11(c) (the Borrower hereby agreeing to use commercially reasonable efforts (which shall not be required to extend beyond twelve (12) months after the applicable prepayment date) to eliminate such tax effects in its reasonable control in order to make such prepayments), (iii) to the extent that any Net Proceeds or Excess Cash Flow is required to be applied to prepay Indebtedness originally incurred under Section 6.01(jj) (or any Refinancing thereof) by the terms of the documents governing such Indebtedness, or to be reinvested by CRC or its subsidiaries by the terms of the documents governing any Indebtedness originally incurred under Section 6.01(jj) (or any Refinancing thereof), or cannot be distributed by CRC to the Borrower in accordance with the terms of the documents governing any Indebtedness originally incurred under Section 6.01(jj) (or any Refinancing thereof), the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by CRC and its subsidiaries and (iv) to the extent that any Net Proceeds or Excess Cash Flow cannot be distributed by CEC in accordance with the MLSAs, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by CEC and its subsidiaries. For the avoidance of doubt, the non-application of any amounts required to be applied pursuant to Section 2.11(b) or Section 2.11(c) as a consequence of the foregoing provisions does not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of the Borrower and the Subsidiaries so long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates and arising as a result of compliance with this Section 2.11.

(h) (i) Notwithstanding anything to the contrary in Section 2.11(a) or 2.18(c) (which provisions shall not be applicable to this Section 2.11(h)), the Borrower shall have the right at any time and from time to time to prepay Term Loans and/or repay Revolving Facility Loans of any Class (with, in the case of Revolving Facility Loans under any Revolving Facility, a corresponding permanent reduction in the Revolving Facility Commitment of each Lender who receives a Discounted Voluntary Prepayment), to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted

Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(h); provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of any Class and/or Revolving Facility Loans of any Class on a pro rata basis with all Lenders of such Class, and after giving effect to any Discounted Voluntary Prepayment, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations, (B) no Discounted Voluntary Prepayment shall be made from the proceeds of any extensions of credit under the Revolving Facility and (C) the Borrower shall deliver to the Administrative Agent a certificate of the Financial Officer of the Borrower stating (1) that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(h) has been satisfied and (3) the aggregate principal amount of Term Loans and/or Revolving Facility Loans so prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit F (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans and/or repay Revolving Facility Loans of an applicable Class (with a corresponding permanent reduction in Revolving Facility Commitments of such Class) in each case in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans and/or Revolving Facility Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans or Revolving Facility Loans shall not be less than $5.0 million. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and/or Revolving Facility Loans of the applicable Class, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans or Revolving Facility Loans of such Class (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”). Upon receipt of a Discounted Prepayment Option Notice with respect to Revolving Facility Loans, the Administrative Agent shall notify the L/C Issuer thereof and Discounted Voluntary Prepayments in respect thereof shall be subject to the consent of the L/C Issuer, such consent not to be unreasonably withheld or delayed.

(iii) Upon receipt of a Discounted Prepayment Option Notice and receipt by the Administrative Agent of any required consent from the L/C Issuer in accordance with Section 2.11(h)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans and/or Revolving Facility Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans and/or Revolving Facility Loans of the applicable Class(es) specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for Term Loans and/or Revolving Facility Loans of the applicable Class(es) (the “Applicable Discount”), which Applicable Discount shall be

(A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(h)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans and/or Revolving Facility Loans (or the respective portions thereof) (with, in the case of Revolving Facility Loans, a corresponding permanent reduction in Revolving Facility Commitments) of the applicable Class(es) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon irrevocable notice substantially in the form of Exhibit H (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M. Local time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(h)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of the applicable Class of such Lender shall be terminated as provided herein, a commitment fee in Dollars (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee for the applicable Class with respect to such Lender. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender; provided that at any time that an L/C Issuer has Fronting Exposure to a Defaulting Lender, until such Fronting Exposure has been reduced to zero, the L/C Participation Fee attributable to such Fronting Exposure in respect of Letters of Credit issued by such L/C Issuer shall be payable to such L/C Issuer) under any Revolving Facility, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders under such Revolving Facility shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts) of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date with respect to such Revolving Facility or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for ~~Eurocurrency Revolving Facility~~ Borrowings of Term Benchmark Revolving Loans of such Class made by such Lender effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders under such Class shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) [Reserved].

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each ~~Eurocurrency~~Term Benchmark Borrowing shall bear interest at the Adjusted Eurocurrency Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple RFR plus the Applicable Margin.

(d) ~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e) ~~(d)~~ Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans under any Revolving Facility, upon termination of the Revolving Facility Commitments with respect to such Revolving Facility and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (~~c~~d) of this Section 2.13 shall be payable on written demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f) ~~(e) All interest~~Interest computed by reference to the Adjusted Eurocurrency Rate or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days~~, except that interest~~. Interest computed by reference to the Daily Simple RFR, the TIBOR Rate or the ABR shall be computed at all times on the basis of a year of 365 days (or 366 days in a leap year)~~; provided that interest computed on Sterling denominated Loans shall be calculated on the basis of a year of 365 days, and in~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Eurocurrency Rate ~~or~~, Eurocurrency Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.

(a) If ~~prior to the commencement of any Interest Period for a Eurocurrency Borrowing~~:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate ~~or~~, the Eurocurrency Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate, as applicable (including because the ~~Eurocurrency~~Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple RFR, Daily Simple RFR or RFR; or

(ii) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the applicable Revolving Facility that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Eurocurrency Rate ~~or~~, the Eurocurrency Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the Adjusted Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurocurrency~~Term Benchmark Borrowing or an RFR Borrowing denominated in the applicable currency shall be ineffective ~~and~~, (ii) (A) in the case of any Borrowing denominated in Dollars, such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing and (~~ii~~B) in the case of any Borrowing denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans, at the Borrower’s election, shall either (A) solely for the purpose of calculating the interest rate applicable to such RFR Loan, such RFR Loan shall be deemed to be an ABR Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to ABR Loans denominated in Dollars at such time or (B) be prepaid in full immediately and (iii) if any Borrowing Request requests a ~~Eurocurrency~~Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the ~~Eurocurrency Rate~~applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a

Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of ~~Eurocurrency Rate~~a then-current Benchmark with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, with the consent of the Borrower and the Required Lenders as required pursuant to this Section 2.14.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurocurrency~~Term Benchmark Borrowing or an RFR Borrowing shall be ineffective and (ii) (A) if any Borrowing Request requests a ~~Eurocurrency~~Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing~~.~~ and (B) in the case of any Borrowing denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans, at the Borrower’s election, shall either (A) solely for the purpose of calculating the interest rate applicable to such RFR Loan, such RFR Loan shall be deemed to be an ABR Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to ABR Loans denominated in Dollars at such time or (B) be prepaid in full immediately.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate, Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any Tax with respect to any Loan Document or any ~~Eurocurrency~~Term Benchmark Loan or RFR Loan made by it or any Letter of Credit or participation therein (other than Indemnified Taxes or Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the ~~London~~applicable offshore interbank market for the applicable Agreed Currency any other condition (other than Taxes) affecting this Agreement or ~~Eurocurrency~~ Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any ~~Eurocurrency~~Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.

(a) ~~. In~~With respect to Loans that are not RFR Loans, in the event of (~~a~~i) the payment of any principal of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (~~b~~ii) the failure to borrow, convert, continue or prepay any ~~Eurocurrency~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (~~c~~iii) the assignment of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a ~~Eurocurrency~~Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the ~~Adjusted Eurocurrency~~Relevant Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a ~~Eurocurrency~~Term Benchmark Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternate Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by law; provided, that if any applicable Withholding Agent shall be required to withhold or deduct any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the applicable Withholding Agent shall make such withholding or deductions and (iii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes, paid or payable by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate in a form reasonably satisfactory to the Administrative Agent (a “Non-Bank Certificate”), and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), (iv) to the extent the Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), duly completed copies of Internal Revenue Service Form W-8IMY, together with appropriate forms and certificates described in Sections 2.17(e)(i) through (iii) and any additional Form W-8IMYs, withholding statements and other information as may be required by law (provided that, where a Foreign Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the Foreign Lender may provide the Non-Bank Certificate on behalf of such direct or indirect partners) or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) certifying that such U.S. Lender is exempt from U.S. federal backup withholding on or before the date such U.S. Lender becomes a party to this Agreement.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

(h) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any form pursuant to this Section 2.17 that such Lender is not legally eligible to deliver.

(i) Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to Sections 2.17(e), (f) or (g) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(j) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in contesting such Tax; provided that nothing in this Section 2.17(j) shall obligate any Lender or the Administrative Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(j). Any refund received from a successful contest shall be governed by Section 2.17(k).

(k) If the Administrative Agent or a Lender has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, shall repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the

Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the applicable Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. This Section 2.17(k) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid.

(l) If any Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower, on or before the date on which it becomes a party to this Agreement, with two duly completed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Administrative Agent is exempt from U.S. federal backup withholding. If any Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), on or before the date on which it becomes a party to this Agreement, it shall provide (1) Internal Revenue Service Form W-8ECI (or any successor form) with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (or any successor form), together with required accompanying documentation, with respect to payments to be received by it on behalf of the Lenders. Each Administrative Agent shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to this Section 2.17(l) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary, nothing in this Section 2.17(l) shall require any Administrative Agent to provide any documentation that it is not legally eligible to provide as a result of any Change in Law after the date hereof.

(m) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include any L/C Issuer.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars (or, in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency) and in Same Day Funds not later than (x) in the case of Loans or Letters of Credit denominated in Dollars or Canadian Dollars, 2:00 p.m. Local Time or (y) in the case of Loans or Letters of Credit denominated in Alternate Currencies other than Canadian Dollars, 8:00 a.m. Local Time, in each case, on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments payable in Dollars due under this Agreement be made in the United States. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Letters of Credit and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in Letters of Credit of other Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in Letters of Credit; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, pursuant to Section 2.11(h), Section 2.19(b), Section 2.19(c) and Section 9.04(i)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.05(d), Section 2.06(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrower may, at its option and its sole expense and effort, upon notice to such Lender and the Administrative Agent, (1) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the L/C Issuer, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (2) terminate the Commitments of such Lender and prepay such Lender on a non-pro rata basis; provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower (as applicable) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has (x) failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected or all Lenders (or all Lenders of a particular Class affected or all Lenders of a particular Class) and with respect to which the Required Lenders (or the Majority Lenders of the relevant Facility) shall have granted their consent or (y) failed to accept, or elected not to accept, an offer to participate in a Pro Rata Extension Offer pursuant to Section 2.21(e), then the Borrower may, at its option and its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) (1) require such Non-Consenting Lender to assign and delegate, without recourse, all interests, rights and obligations under this Agreement with respect to the applicable Class(es) of Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the L/C Issuer or (2) terminate the Commitments of such Non-Consenting Lender and prepay such Lender on a non-pro rata basis; provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced or terminated shall be paid in full to such Non-Consenting Lender concurrently with such assignment or termination (including any amount payable pursuant to Section 2.11(a)) and (b) the replacement Lender, if any, shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any ~~Eurocurrency~~Term Benchmark Loans or RFR Loans in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue ~~Eurocurrency~~Term Benchmark Loans or RFR Loans in such currency or to convert ABR Borrowings to ~~Eurocurrency Borrowings~~Term Benchmark Loans or RFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon the Borrower’s receipt of ~~such notice, the Borrower shall upon~~ demand from such Lender (with a copy to the Administrative Agent) ~~either~~ (~~i~~a ) in the case of Term Benchmark Loans denominated in Dollars, at the Borrower’s election, (i) if the affected Lender may lawfully continue to maintain such Loans as ~~Eurocurrency~~Term Benchmark Loans until the last day of ~~such~~the Interest Period~~,~~ applicable thereto, the Borrower shall convert all ~~Eurocurrency~~Term Benchmark Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such ~~Eurocurrency~~Term Benchmark Loans to ABR Loans) or (ii) the Borrower shall prepay such ~~Eurocurrency~~Term Benchmark Loans, (b) in the case of any Term Benchmark Loans denominated in an Alternate Currency, at the Borrower’s election, (i) if the affected Lender may lawfully continue to maintain such Loans as Term Benchmark Loans until the last day of the Interest Period applicable thereto, then on the last day of such Interest Period (or, if the affected Lender may not lawfully continue to maintain such Loans as Term Benchmark Loans until the last day of such Interest Period, immediately) such Loan shall bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election: (A) be prepaid by the Borrower or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (ii) the Borrower prepay such Term Benchmark Loans and (c) in the case of any RFR Loan, at the Borrower’s election, (i) such RFR Loan shall immediately bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans, at the Borrower’s election, shall either (A) solely for the purpose of calculating the interest rate applicable to such RFR Loan, such RFR Loan shall be deemed to be an ABR Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to ABR Loans denominated in Dollars at such time or (B) be prepaid in full immediately or (ii) the Borrower shall prepay such RFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount at the time such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender, but no existing Lender will have an obligation to make any Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided that in the case of Incremental Revolving Commitments either, at the election of the Borrower, (i) each Incremental Revolving Facility Lender providing Incremental Revolving Facility Commitments shall be subject to the approval of the Administrative Agent (provided that the Administrative Agent shall withhold approval if any of the L/C Issuers object to such Incremental Revolving Facility Lender) or (ii) the Letter of Credit Commitment may not be allocated under, and no Letters of Credit may be requested by the Borrower under, such Incremental Revolving Facility Commitments. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5.0 million and a minimum amount of $20.0 million or equal to the remaining Incremental Amount or in each case such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be commitments to make term loans with terms identical to any Term Loans then in effect or commitments to make term loans with pricing terms and/or amortization and/or participation in mandatory prepayments or commitment reductions and/or maturity and/or other terms different from any Term Loans then in effect and (iv) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be commitments to make additional Revolving Facility Loans on the same terms as the Initial Revolving Loans or commitments to make revolving loans with pricing terms and/or participation in mandatory prepayments or commitment reductions and/or maturity and/or other terms different from the Initial Revolving Loans (“Other Revolving Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that

(i) except as to pricing, amortization, final maturity date, participation in voluntary and mandatory prepayments, ranking as to security and covenants and other provisions applicable only to periods after the latest Revolving Facility Maturity Date existing at the time of incurrence of such additional Term Facility (which shall, subject to clause (ii) through (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Incremental Term Loans shall have (w) terms substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Initial Revolving Loans, with such modifications as are customary for term loans (including, without limitation, mandatory prepayments as set forth in Section 2.11 hereof as such mandatory prepayments may be modified by the Borrower and the lenders providing such additional Term Facility (including to establish “step-downs” in the definitions of “Net Proceeds” and “Required Percentage”), “most favored nation” pricing provisions and call protection provisions) (as determined in good faith by the Borrower), (x) then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Incremental Term Loans, terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(ii) the Incremental Term Loans shall rank pari passu or, at the option of the Borrower, junior in right of security with the Initial Revolving Loans, or be unsecured (provided, that if such Incremental Term Loans rank junior in right of security with the Initial Revolving Loans, such Incremental Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, Incremental Term Loans that rank junior in right of security or are unsecured shall be established pursuant to separate facilities from the Initial Revolving Loans),

(iii) the final maturity date of any Incremental Term Loans shall be no earlier than the Initial Revolving Facility Maturity Date in effect on the date of incurrence of such Incremental Term Loans (provided that this clause (iii) shall not apply to (1) Incremental Term Loans in an aggregate principal amount not in excess of the Inside Maturity Amount available on the date of incurrence of such Incremental Term Loans and (2) bridge facilities allowing extensions on customary terms to a date that is no earlier than the Initial Revolving Facility Maturity Date in effect on the date of incurrence of such Incremental Term Loans),

(iv) solely with respect to Incremental Term Loans with amortization in excess of 5.0% per annum, the Weighted Average Life to Maturity of any such Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Revolving Facility in effect on the date of incurrence of such Incremental Term Loans (without giving effect to any amortization or prepayments on the Incremental Term Loans) (provided that this clause (iv) shall not apply to (1) Incremental Term Loans in an aggregate principal amount not in excess of the Inside Maturity Amount available on the date of incurrence of such Incremental Term Loans and (2) bridge facilities allowing extensions on customary terms to a date that is no earlier than the Initial Revolving Facility Maturity Date in effect on the date of incurrence),

(v) except as to pricing, final maturity date, participation in voluntary and mandatory prepayments and commitment reductions, ranking as to security and covenants or other provisions applicable only to periods after the latest Revolving Facility Maturity Date existing at the time of incurrence of such Incremental Revolving Facility Commitments (which shall, subject to clause (vi) and (vii) of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Other Revolving Loans shall have (w) terms substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms and conditions, taken as a whole, applicable to the Initial Revolving Loans (as determined in good faith by the Borrower), (x) then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Other Revolving Loans, terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(vi) the Other Revolving Loans shall rank pari passu or, at the option of the Borrower, junior in right of security with the Initial Revolving Loans or be unsecured (provided, that if such Other Revolving Loans rank junior in right of security with the Initial Revolving Loans, such Other Revolving Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, Other Revolving Loans that rank junior in right of security or are unsecured shall be established pursuant to separate facilities from the Initial Revolving Loans),

(vii) (A) the final maturity date of any Other Revolving Loans shall be no earlier than the Initial Revolving Facility Maturity Date and (B) any Other Revolving Loans shall not have any scheduled amortization or mandatory commitment reduction prior to the Initial Revolving Facility Maturity Date,

(viii) [reserved],

(ix) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party;

(x) there shall be no collateral security for any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments other than the Collateral; and

(xi) any Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with other Term Loans in any mandatory repayments or prepayments or commitment reductions hereunder, and any Incremental Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with other Revolving Facility Commitments in any mandatory commitment reductions hereunder.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e) (including, without limitation, any amendment to Section 2.10(a) as may be necessary to reflect the amortization of any such Incremental Term Loans, including in the case of any Incremental Term Loan that is intended to be “fungible” with any existing series of Term Loans, any customary adjustments necessary to provide for such “fungibility”). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless on the date of such effectiveness, (A) to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (B) if such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or Investment that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Incremental Term Loans having terms different from any Term Loans then in effect), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of ~~Eurocurrency~~Term Benchmark Loans denominated in Dollars to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, including Section 2.11(a) or Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and/or to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing or reducing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments in respect of such Revolving Facility are, in each case, offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same or are offered the same other modifications, as applicable. Any such extension or other modification (an “Extension”) agreed to between the Borrower and any such Lender (which may include any existing Lender, but no existing Lender will have an obligation to make any Extension) (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or an Incremental Revolving Facility Commitment for such Lender (if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”)).

(f) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees, any other pricing terms, amortization, final maturity date, participation in prepayments and commitment reductions and covenants and other provisions applicable only to periods after the Initial Revolving Facility Maturity Date existing at the time of incurrence of such Extended Term Loan (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (w) terms substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the existing Class of Term Loans (as determined in good faith by the Borrower), (x) then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Extended Term Loans, terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Facility Maturity Date of the Class of Term Loan to which such offer relates, (iii)

the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates (without giving effect to any amortization or prepayments on such Class of Term Loans), (iv) except as to interest rates, fees, any other pricing terms, participation in prepayments and commitment reductions, final maturity and covenants and other provisions applicable only to periods after the latest Revolving Facility Maturity Date existing at the time of incurrence of such Extended Revolving Facility Commitments (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (w) terms substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the existing Class of Revolving Facility Commitments (as determined in good faith by the Borrower), (x) then-current market terms (as determined in good faith by the Borrower), (y) in the case of unsecured Extended Revolving Facility Commitments, terms that are customary for “high yield” securities (as determined in good faith by the Borrower) or (z) such other terms as shall be reasonably satisfactory to the Administrative Agent, and (v) any Extended Term Loans and/or Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans or Revolving Facility Commitments, as applicable, hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each L/C Issuer, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend or modify all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby and (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall, unless the Borrower and the applicable Lenders agree otherwise, be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents.

(i) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j) Notwithstanding anything to the contrary in this Agreement, including Section 2.11(a) or Section 2.18(c) (which provisions shall not be applicable to clause (j) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans or any term or notes Indebtedness originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01(c) shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans (except that no Default or Event of Default pursuant to Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing);

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Indebtedness (provided that this clause (ii) shall not apply to bridge facilities allowing extensions on customary terms to a date that is no earlier than the applicable maturity date);

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Indebtedness (without giving effect to any amortization or prepayments on such Indebtedness) (provided that this clause (iii) shall not apply to bridge facilities allowing extensions on customary terms to a date that is no earlier than the applicable Indebtedness);

(iv) there shall be no obligor in respect of any Refinancing Term Loans that is not a Loan Party;

(v) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Indebtedness plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; and

(vi) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms, optional prepayment or mandatory prepayment or redemption terms and any covenants and other terms that apply solely to any period after the Initial Revolving Facility Maturity Date (which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans)) shall be (w) on then current market terms (as determined by the Borrower in good faith), (x) in the case of unsecured Refinancing Term Loans, customary for “high yield” securities (as determined by the Borrower in good faith), (y) substantially similar to, or not materially more favorable to the Lenders providing such Refinancing Term Loans, than, the terms, taken as a whole, applicable to the Initial Revolving Facility, with such modifications as are customary for term loans (including, without limitation, mandatory prepayments as set forth in Section 2.11 hereof as such mandatory prepayments may be modified by the Borrower and the lenders providing such additional Term

Facility (including to establish “step-downs” in the definitions of “Net Proceeds” and “Required Percentage”), “most favored nation” pricing provisions and call protection provisions) (as determined by the Borrower in good faith) or (z) otherwise reasonably acceptable to the Administrative Agent. In addition, notwithstanding the foregoing, the Borrower may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans) or any revolving credit facility originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), so long as (1) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments or revolving credit facility originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), as applicable, refinanced and/or replaced at the time of incurrence thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith and (2) if the Revolving Facility Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrower shall take one or more of the actions contemplated by Section 2.11(e) such that such Revolving Facility Credit Exposure does not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other Person that would be a permitted Assignee hereunder).

(k) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(l) Notwithstanding anything to the contrary in this Agreement, including Section 2.11(a) and Section 2.18(c) (which provisions shall not be applicable to clauses (l) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replaces in whole or in part any Class of Revolving Facility Commitments under this Agreement or any revolving credit facility originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof). Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01(c) shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans (except that no Default or Event of Default pursuant to Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing); (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments and any revolving credit facility originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments and revolving credit facilities incurred pursuant to Section 6.01(jj) (or any Refinancing thereof) outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date prior to the maturity date of the applicable revolving credit facility being replaced; (iv) there shall be no obligor in respect of any Replacement Revolving Facility Commitments that is not a Loan Party; and (v) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms, prepayment and commitment reduction and optional redemption terms and any covenants and other terms that apply solely to any period after the latest final maturity of the Revolving Facility Commitments in effect on the date of incurrence of such Replacement Revolving Facility Commitments (which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments) and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility (which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer, if any, under such Replacement Revolving Facility Commitments)) taken as a whole shall be (w) on then current market terms (as determined by the Borrower in good faith), (x) in the case of unsecured Replacement Revolving Facility Commitments, customary for “high yield” securities (as determined by the Borrower in good faith), (y) substantially similar to, or not materially more favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those, taken as a whole, applicable to the then outstanding Revolving Facility (as determined by the Borrower in good faith) or (z) otherwise reasonably acceptable to the Administrative Agent. In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise) or any term or notes Indebtedness originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans or term or notes Indebtedness originally incurred pursuant to Section 6.01(jj) (or any Refinancing thereof), as applicable, repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted Assignee hereunder).

(m) The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 (such Person, a “Replacement Revolving Lender”) to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(n) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages.

(o) For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and, unless the Borrower and the applicable Lenders agree otherwise, all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p) Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding ~~Eurocurrency~~Term Benchmark Borrowings upon the incurrence of any Incremental Revolving Facility Commitments or Incremental Term Loan Commitments, (x) to the extent the last date of Interest Periods for multiple ~~Eurocurrency~~Term Benchmark Borrowings under the Term Facilities fall on the same day, such ~~Eurocurrency~~Term Benchmark Borrowings shall be considered a single ~~Eurocurrency~~Term Benchmark Borrowing and (y) to the extent the last date of Interest Periods for multiple ~~Eurocurrency~~Term Benchmark Borrowings under the Revolving Facilities fall on the same day, such ~~Eurocurrency~~Term Benchmark Borrowings shall be considered a single ~~Eurocurrency~~Term Benchmark Borrowing and (ii) the initial Interest Period with respect to any ~~Eurocurrency~~Term Benchmark Borrowing of Incremental Revolving Facility Commitments or Incremental Term Loan Commitments may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the ~~Adjusted Eurocurrency~~Relevant Rate with respect to such initial Interest Period shall be the same as the ~~Adjusted Eurocurrency~~Relevant Rate applicable to any then-outstanding ~~Eurocurrency~~Term Benchmark Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding ~~Eurocurrency~~Term Benchmark Borrowing.

SECTION 2.22. Defaulting Lenders.

(i) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender under any Revolving Facility becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable laws, rules and regulations of any Governmental Authority, during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender under any such Revolving Facility to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, the “Revolving Facility Percentage” of each Non-Defaulting Lender under such Revolving Facility shall be computed without giving effect to the Revolving Facility Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under such Revolving Facility in connection with such reallocation shall not exceed the Available Unused Commitment of such Lender.

(ii) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Revolving Facility Lenders” or “Majority Lenders,” as applicable, and Section 9.08.

(iii) Cash Collateral. To the extent the reallocation pursuant to clause (i) above is insufficient for any reason to cover the L/C Issuer’s Fronting Exposure to a Defaulting Lender, the Borrower shall Cash Collateralize such uncovered Fronting Exposure pursuant to arrangements reasonably satisfactory to the Administrative Agent.

(iv) Limitation on Letters of Credit. Notwithstanding anything to the contrary set forth herein, so long as any Lender is a Defaulting Lender, no L/C Issuer shall have any obligation to issue, amend or renew any Letter of Credit at any time there is Fronting Exposure unless the L/C Issuer is satisfied that it will have no Fronting Exposure after giving effect thereto.

(v) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender on account of its Loans or participations under the applicable Class of Revolving Facility Commitments (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(v) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(vi) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (vi)(A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (vii) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(vii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders of the applicable Revolving Facility in accordance with their respective pro rata Commitments under such Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under such Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under such Revolving Facility. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(viii) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit under the applicable Revolving Facility to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages under such Revolving Facility (without giving effect to Section 2.22(i)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law (including Gaming Laws), statute, rule or regulation applicable to the Borrower or any such Subsidiary Loan Party, (B) any provision of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements or by-laws) of the Borrower or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in, and Indebtedness issued by, Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing and continuation statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and any successor offices, (c) recordation of the Mortgages, (d) such actions, consents and approvals under Gaming Laws or from Gaming Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) such as have been made or obtained and are in full force and effect, (f) such other actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The financial statements delivered in accordance with Section 4.02(j)(i) and (ii) present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries (for the avoidance of doubt, prior to giving effect to the CEC Acquisition) as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

(b) The financial statements delivered in accordance with Section 4.02(j)(iii) and (iv) present fairly in all material respects the consolidated financial position of CEC and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

SECTION 3.06. No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and its Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and Vessels (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. Schedule 3.07(a) sets forth a true, complete and correct list of all Mortgaged Properties as of the Closing Date.

(b) As of the Closing Date, (i) the Borrower and its Subsidiaries have complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect and (ii) all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of the Borrower or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d) As of the Closing Date, none of the Borrower or the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05 or as would not reasonably be expected to have a Material Adverse Effect.

(e) Each Mortgage related to a Vessel, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, creates in favor of the Collateral Agent for the benefit of the Secured Parties a preferred mortgage upon the applicable Vessel under Chapter 313 of Title 46 of the United States Code, free of all Liens other than Permitted Liens.

(f) Each Vessel that constitutes Owned Real Property will be duly documented in the applicable Loan Party’s name with a current and valid certificate of documentation issued by the National Vessel Documentation Center as a vessel of the United States flag.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests in the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each Subsidiary is in compliance in all material respects with all Gaming Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board. No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that violates Regulation T, Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans, and may request the issuance of Letters of Credit, solely for working capital and general corporate purposes (including, without limitation, for Restricted Payments, Permitted Business Acquisitions and other permitted investments and project development and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit and for the avoidance of doubt, the Borrower may request the issuance of Letters of Credit for the account of any subsidiary or any other Person designated by the Borrower, in each case for general corporate purposes of such subsidiary or other Person); provided the amount of Revolving Facility Loans incurred on the Closing Date shall not exceed $600.0 million.

SECTION 3.13. Tax Returns.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by them (including in their capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have timely paid or caused to be timely paid all Taxes shown to be due and payable by them on the returns referred to in clause (a) and all other Taxes or assessments due and payable by them (and made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due and payable) through the date of the applicable Credit Event, including in their capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP); and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than the Projections, estimates, forward-looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto prior to the date hereof).

(b) The Projections, estimates and other forward-looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, and that no assurances can be given that the projected results will be realized), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.15. Employee Benefit Plans. Except as set forth on Schedule 3.15 or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan that is, or has in the five years preceding the date of this Agreement been, sponsored or maintained by the Borrower or any Subsidiary is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Borrower, its Subsidiaries or the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) none of the Borrower or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrower or any Subsidiary to tax.

SECTION 3.16. Environmental Matters. Except as set forth on Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) the Borrower and the Subsidiaries have all environmental permits, licenses and other approvals necessary for their operations to comply with all Environmental Laws and are in compliance with the terms of such permits, licenses and other approvals and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently owned, operated or leased or, to the Borrower’s knowledge, formerly owned, operated or leased, by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries or transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or IP Security Agreements (as defined in the Collateral Agreement) are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic registered or pending copyrights, patents and trademarks included in the Collateral, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages, if any, executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 and Section 5.11 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices or other appropriate office in the case of a Mortgage on a Vessel, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, (i) each of the parties hereto acknowledges and agrees that licensing by the Gaming Authorities may be required to enforce and/or exercise or foreclose upon certain security interests and such enforcement and/or exercise or foreclosure may be otherwise limited by the Gaming Laws and (ii) no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests in, or Indebtedness issued by, any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all Owned Real Property owned by the Loan Parties. As of the Closing Date, the Loan Parties own (in the case of Real Property, in fee) all the Owned Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all Material Leased Real Property that is leased by the Loan Parties as the lessee and the addresses thereof. As of the Closing Date, the Loan Parties have in all material respects valid leases in all the Material Leased Real Property set forth as being leased by them as the lessee in the Perfection Certificate except to the extent set forth therein.

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks or trade names, copyrights or mask works, domain names, data, databases, trade secrets, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, (b) to the best knowledge of the Borrower, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.22. Anti-Money Laundering; Anti-Corruption and Sanctions Laws.

(a) No Loan Party, none of its subsidiaries and to the knowledge of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such subsidiary (in their respective capacities as such) has violated in any material respect or is in violation in any material respect of any applicable Anti-Money Laundering Law.

(b) The Loan Parties have implemented and maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with the U.S. Foreign Corrupt Practices Act, as amended, and all other anti-corruption laws applicable to the Borrower and its Subsidiaries (“Anti-Corruption Laws”) and applicable Sanctions, and the Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties, their respective officers, directors, employees and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each of the Loan Parties, (i) none of the respective officers, directors or employees of such Loan Party or such Subsidiary, and (ii) none of the respective brokers or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans, is a Sanctioned Person.

(d) Except to the extent permissible for a person required to comply with Sanctions, the Borrower will not, directly or indirectly, use any proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any person for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is a Sanctioned Person or a Sanctioned Country.

(e) No part of the proceeds of the Loans will be used, directly or indirectly, to make any payment to any person in violation of any Anti-Corruption Laws.

SECTION 3.23. Insurance. Schedule 3.23 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.24. Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Conditions to All Credit Events After the Closing Date. The obligations of (a) the Lenders to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder, in each case, after the Closing Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

On the date of each Borrowing and on the date of each L/C Credit Extension, in each case, after the Closing Date (in each case of clauses (b) and (c) below, other than in connection with Incremental Term Loans, Incremental Revolving Facility Commitments, Extended Term Loans, Extended Revolving Facility Commitments, Refinancing Term Loans and Replacement Revolving Facility Commitments to the extent not required by the Lenders providing such Incremental Term Loans, Incremental Revolving Facility Commitments, Extended Term Loans, Extended Revolving Facility Commitments, Refinancing Term Loans and Replacement Revolving Facility Commitments, as set forth in the applicable Incremental Assumption Agreement):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) Except in the case of an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each such L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Conditions to Initial Credit Events. The obligations of (a) the Lenders to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder, in each case, on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each of the Borrower, the L/C Issuer and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each L/C Issuer, a written opinion of (i) Latham & Watkins LLP, special counsel for the Loan Parties and (ii) each local counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and each L/C Issuer and (C) in form and substance consistent with similar transactions for the Borrower and reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary, Responsible Officer or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by a Responsible Officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement or other equivalent constituent and governing documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f) All fees due to the Administrative Agent, the Arrangers and the Lenders under the Fee Letter shall have been paid from the proceeds of the Revolving Facility Loans on the Closing Date or otherwise, and all expenses contemplated by the Commitment Letter and the Fee Letter to be paid or reimbursed to the Administrative Agent, the Arrangers and the Lenders that have been invoiced a reasonable period of time prior to the Closing Date (and in any event, invoiced at least three (3) business days prior to the Closing Date (except as otherwise agreed by the Borrower)) shall have been paid from the proceeds of the Revolving Facility Loans on the Closing Date or otherwise.

(g) Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived pursuant to the terms hereof) as of the Closing Date.

(h) The Administrative Agent and each requesting Lender shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by Section 9.20, to the extent such documentation and other information has been requested not less than ten (10) Business Days prior to the Closing Date.

(i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not subject to any exemption thereunder, to the extent requested in writing not less than ten (10) Business Days prior to the Closing Date.

(j) The Arrangers shall have received: (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated subsidiaries (excluding CEC and its subsidiaries) as of the end of (in the case of such balance sheet) and for the three most recent fiscal years of the Borrower ended more than 90 days prior to the Closing Date; (ii) unaudited quarterly consolidated condensed balance sheets and related consolidated condensed statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated subsidiaries (excluding CEC and its subsidiaries) as of the end of (in the case of such balance sheet) and for the period (if any) commencing after the end of the fiscal year covered by the most recent audited financial statements of the Borrower and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date; (iii) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity/(deficit) and cash flows of CEC and its consolidated subsidiaries as of the end of (in the case of such balance sheet) and for the three most recent fiscal years of CEC ended more than 90 days prior to the Closing Date; (iv) unaudited quarterly consolidated condensed balance sheets and related consolidated condensed statements of operations and comprehensive income/(loss), changes in stockholders’ equity/(deficit) and cash flows of CEC and its consolidated subsidiaries as of the end of (in the case of such balance sheet) and for the period (if any) commencing after the end of the fiscal year covered by the most recent audited financial statements of CEC and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date; and (v) an unaudited consolidated pro forma balance sheet and statement of operations of the Borrower and its consolidated subsidiaries (including CEC and its consolidated subsidiaries) as of the last day and for the four fiscal quarter period ending on the last day of the most recently completed four fiscal quarter period for which historical financial statements of the Borrower and its consolidated subsidiaries have been delivered pursuant to clauses (i) and (ii), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of the fiscal year beginning on or immediately prior to such period (in the case of such statement of operations). The filing with the SEC of the financial statements required by clauses (i), (ii), (iii) and (iv) by the Borrower or CEC will satisfy the foregoing requirements. In addition, in the event that the Borrower delivers to the Arrangers (including if such information is filed with the SEC) financial information relating to any fiscal periods more recently ended than those required by this Section 4.02(j), such delivery shall be deemed to satisfy the requirements of this Section 4.02(j).

(k) [Reserved].

(l) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, (i) all Indebtedness under the Existing ERI Credit Agreement shall have been, or shall be substantially concurrently with the initial borrowing hereunder, repaid and all commitments thereunder terminated, (ii) all Indebtedness under the Existing ERI Notes shall have been, or shall be substantially concurrently with the initial borrowing hereunder, repaid, redeemed, repurchased, defeased or satisfied and discharged pursuant to the terms thereof and (iii) all Indebtedness under the CEOC Credit Agreement shall have been, or shall be substantially concurrently with the initial borrowing hereunder, repaid and all commitments thereunder terminated.

(m) Since the date of the CEC Acquisition Agreement, there shall not have been any Material Adverse Effect (as defined in the CEC Acquisition Agreement) under clause (a) of the definition thereof with respect to CEC that would result in the failure of a condition precedent to the Borrower’s (or the Borrower’s affiliate’s) obligations under the CEC Acquisition Agreement.

(n) The CEC Acquisition shall be consummated in all material respects in accordance with the CEC Acquisition Agreement, substantially concurrently with the initial funding of the Revolving Facility on the Closing Date, and no provision thereof shall have been amended or waived by the Borrower, and no consent with respect to any term or condition thereof shall have been given thereunder by the Borrower, in a manner materially adverse to the interests of the Commitment Parties (for purposes of this paragraph, as defined in the Commitment Letter) or the Lenders in their capacities as such without the prior written consent of the Initial Commitment Parties (for purposes of this paragraph, as defined in the Commitment Letter) (such approval not to be unreasonably withheld, conditioned or delayed) (it being agreed that (A) (i) any decrease in the cash portion of the purchase price of not more than 10% shall not be materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such so long as such decrease is allocated to reduce the Unsecured Bridge Facility (as defined in the Commitment Letter) on a dollar for dollar basis and (ii) any decrease in the number of shares constituting the equity portion of the purchase price of not more than 10% shall not be materially adverse to the interest of the Commitment Parties or the Lenders in their respective capacities as such; (B) the granting of any consent under the CEC Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such shall not otherwise constitute an amendment or waiver; (C) any amendment to or modification of the definition of “Material Adverse Effect” with respect to CEC in the Acquisition Agreement to which the Borrower agrees shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such; (D) any waiver of (or material modification having the effect of a waiver of) the condition set forth in Section 6.1(e)(ii) of the CEC Acquisition Agreement (as in effect on the date of the CEC Acquisition Agreement) as to gaming approvals to which the Borrower agrees shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such; and (E) any waiver of (or material modification having the effect of a waiver of) the condition set forth in Section 6.3(e) of the CEC Acquisition Agreement (as in effect on the date of the CEC Acquisition Agreement) as to the CEC Convertible Senior Notes to which the Borrower agrees shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such).

(o) The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Section 4.02(m) hereof, which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default or any bring-down of representations and warranties.

(p) The Administrative Agent shall have received a Borrowing Request, which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default or any bring-down of representations and warranties.

(q) The (i) Specified Representations shall be true and correct in all material respects (except for those representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date and (ii) the Specified CEC Acquisition Agreement Representations shall be true and correct, but only to the extent that the Borrower (or the Borrower’s affiliate) has the right to terminate the Borrower’s (or the Borrower’s affiliate’s) obligations under the CEC Acquisition Agreement or otherwise decline to consummate the CEC Acquisition as a result of a breach of such representations in the CEC Acquisition Agreement.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that the Borrower and Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all tangible property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies (as determined in good faith by Borrower), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily and reasonably maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by the Borrower and it being understood that any such insurance may be carried pursuant to one or more group or combined insurance policies of the Borrower and its subsidiaries and any such policy may provide for a pro rata or preferential allocation of proceeds in favor of any one or more properties of the Borrower and its subsidiaries) and cause the Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as determined in good faith by the Borrower).

(b) With respect to any Mortgaged Properties (excluding any Vessel), if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) Borrower and the Subsidiaries shall obtain flood insurance to the extent required to comply with the Flood Insurance Laws.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii) except with respect to the flood insurance required under Section 5.02(b), the amount and type of insurance that the Borrower and its Subsidiaries have in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

SECTION 5.03. Taxes. Pay and discharge promptly when due all Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 105 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), following the end of each fiscal year (commencing with the fiscal year ending December 31, 2020), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or potential inability to satisfy a financial maintenance covenant under any series of Indebtedness on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 60 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q) (or, in the case of the first three fiscal quarters for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such fiscal quarter), following the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2020), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a customary certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter ending on the last day of the first full fiscal quarter after the Closing Date, but not including any fiscal quarter that ends during a Covenant Suspension Period, setting forth computations in reasonable detail calculating the Financial Performance Covenant, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC;

(e) within 105 days after the beginning of each fiscal year (or such later date as the Administrative Agent may agree), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent not more frequently than once a year unless an Event of Default has occurred and is continuing, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this Section 5.04(f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries (including without limitation with regard to compliance with the USA PATRIOT Act), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(h) promptly after Borrower’s knowledge thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; provided that this clause (h) shall not apply at any time unless the Borrower then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not subject to any exemption thereunder; and

(i) no later than ten (10) Business Days after the delivery of the financial statements required pursuant to clauses (a) and (b) of this Section 5.04 (or such later date as the Administrative Agent may agree), commencing with the financial statements for the first full fiscal period ending after the Closing Date, upon request of the Administrative Agent, the Borrower shall hold a customary conference call for Lenders; provided, that if the Borrower hosts a quarterly investor or financial results call to which the Lenders have access, such conference call will satisfy the requirements of this Section 5.04(i).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(e) promptly after the same are available, copies of any written communication to the Borrower or any of its Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by the Borrower or any of its Subsidiaries; and

(f) the Borrower’s determination of the commencement or termination of a Covenant Suspension Period.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including ERISA and all Gaming Laws, except that the Borrower and the Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03, or to Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, which are the subject of Section 3.22. The Loan Parties will maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions applicable to the Loan Parties and their Subsidiaries.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance in all material respects with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (provided, however, that except during the continuance of an Event of Default, only one visit per calendar year shall be reimbursed by any Loan Party or Subsidiary) and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12 and not in violation of Section 3.22.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that the Collateral Agent or the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent and the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property and Vessels, which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $35.0 million is acquired by any Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), such Loan Party will (i) promptly as practicable notify the Collateral Agent and the Administrative Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent or the Administrative Agent to grant and perfect such Liens (subject to any Permitted Liens), including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition or lease (which for this clause (c) shall include the improvement of any Real Property or any Vessel that was not Owned Real Property or Material Leased Real Property that results in it qualifying as Owned Real Property or Material Leased Real Property) of and, unless waived by the Administrative Agent, will grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and mortgages on, such Owned Real Property (including Vessels that constitute Owned Real Property) or Material Leased Real Property of any Loan Parties that are not Mortgaged Property as of the Closing Date, to the extent acquired or leased after the Closing Date, within 90 days after such acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion), pursuant to documentation substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4 or Exhibit D-5 or in such other form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of recordation thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Administrative Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent (with a copy to the Administrative Agent) contemporaneously therewith leasehold documentation, including an estoppel and consent agreement and a recorded lease or memorandum thereof, as necessary, opinions of local counsel, a title insurance policy and a survey (other than in the case of a Vessel) and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property. Notwithstanding the foregoing in this paragraph (c), to the extent that the Borrower anticipates in good faith (1) delivering a Project Notice to the Administrative Agent with respect to any such Owned Real Property or Material Leased Real Property acquired or leased after the Closing Date within ninety (90) days following such acquisition or lease and (2) that such Project Notice would result in the release of a Mortgage securing the Obligations pursuant to Section 5.11(a) (if there were a Mortgage on such Owned Real Property or Material Leased Real Property), then the Borrower shall not be required to deliver an Additional Mortgage with respect to such Owned Real Property or Material Leased Real Property pursuant to this paragraph (c) (and such Owned Real Property or Material Leased Real Property will instead be subject to Section 5.11 below). If the Borrower has not delivered a Project Notice with respect to such Owned Real Property or Material Leased Real Property within such ninety (90) day period, then the Borrower shall promptly take the actions required to be taken pursuant to this paragraph (c).

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary), within fifteen (15) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired (or such longer period as the Administrative Agent may reasonably agree), notify the Collateral Agent and the Administrative Agent thereof and, within twenty (20) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree (or, with respect to clauses (g) and (h) of the definition of “Collateral and Guarantee Requirement,” within 90 days after such formation or acquisition or such longer period as set forth therein or as the Administrative Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Domestic Subsidiary owned by or on behalf of any Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary or FSHCO of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is directly owned by a Loan Party, within fifteen (15) Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree), notify the Collateral Agent and the Administrative Agent thereof and, within twenty (20) Business Days after the date such Foreign Subsidiary or FSHCO is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary or FSHCO owned by or on behalf of any Loan Party, subject in each case to paragraph (g) below.

(f) Furnish to the Collateral Agent and the Administrative Agent promptly (and in any event within 30 days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue (to the extent required hereunder) at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any Excluded Property. Notwithstanding anything to the contrary in this Agreement, any Security Document, or any other Loan Document, (A) the Administrative Agent may grant extensions of time or waiver of requirement for the grant or perfection of security interests in or the obtaining of insurance (including title insurance) and surveys with respect to particular assets (including extensions beyond the Closing Date for the grant or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no foreign law governed security documents or grant or perfection actions under foreign law shall be required except with respect to the assets of an Equity Interest in any Subsidiary Loan Party that is a Foreign Subsidiary (in which case such documents and grant or perfection actions shall be limited to the jurisdiction of formation of such Subsidiary Loan Party), (C) no landlord, mortgagee or bailee waivers shall be required, (D) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default, (E) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower, (F) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Administrative Agent), (G) no title insurance, flood insurance or surveys shall be required with respect to any Vessel, (H) no Mortgage shall be required to be delivered with respect to any Vessel that is leased by a Loan Party, (I) there shall be no control, lockbox or similar arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts (including deposit, securities or commodities accounts), (J) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder and (K) other than with respect to clauses (h)(i) and (h)(ii) of the definition of Collateral and Guarantee Requirement, clauses (g)(y) and (h) of the definition of Collateral and Guarantee Requirement shall not be required to be satisfied with respect to any Mortgaged Property that has a fair market value of less than $10.0 million (as determined by the Borrower in good faith).

(h) The Borrower shall, or shall cause the applicable Loan Parties to, satisfy the requirements listed on Schedule 5.10 within the timeframes indicated thereon.

(i) Notwithstanding anything to the contrary set forth in this Section 5.10 or elsewhere in this Agreement or any other Loan Document, the Borrower or any Subsidiary, as an Interim Purchaser, may under certain applicable Gaming Laws enter into an Interim Authorization Trust Arrangement to acquire certain Equity Interests and other property to the extent permitted hereunder, and (x) such Interim Purchaser shall be required, concurrently with the later of (A) the execution of the Interim Trust agreement for such Interim Authorization Trust Arrangement or (B) the closing of the related acquisition, comply with this Section 5.10 with respect to all of the Equity Interests and other property held by such Interim Trust and Interim Purchaser (except Excluded Property), and (y) promptly following the issuance of such required gaming licenses by the applicable Gaming Authorities, the Borrower and any Interim Purchaser shall take all steps necessary to comply with this Section 5.10 (within the time periods specified in this Section 5.10) with respect to all Equity Interests and other property acquired pursuant to such an acquisition otherwise held by such Interim Trust or Interim Purchaser (other than Excluded Property); provided, however, that for the avoidance of doubt, to the extent prohibited by applicable law, any Interim Trust shall not be required to become a Loan Party or grant Liens on such Equity Interests or other property being held in any such Interim Authorization Trust Arrangement.

(j) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event that the Borrower elects in its sole discretion to cause a Foreign Subsidiary to become a Subsidiary Loan Party, such Foreign Subsidiary shall grant a perfected lien in favor of the Collateral Agent pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower on substantially all of its assets other than Excluded Property (except for assets that would be Excluded Property solely due to being owned by a Foreign Subsidiary or located outside the U.S.), subject to customary limitations and exclusions in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower.

(k) Promptly notify the Administrative Agent when any of the Evansville Property, the Montbleu Property, the Shreveport Property and the Hollywood Dreams Vessel constitutes an Owned Real Property or Material Leased Real Property, as applicable, and, unless waived by the Administrative Agent, if such property is owned or leased by a Loan Party at such time, grant or cause each of the applicable Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and mortgages on, such Owned Real Property and Material Leased Real Property within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after (i) January 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), with respect to the Evansville Property, (ii) April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion), with respect to the Montbleu Property, (iii) April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion) with respect to the Shreveport Property and (iv) April 1, 2021 (or such later date as the Administrative Agent may agree in its reasonable discretion) with respect to the Hollywood Dreams Vessel, pursuant to documentation substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit

D-3, Exhibit D-4 or Exhibit D-5 or in such other form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Divestiture Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of recordation thereof, record or file, cause each such Subsidiary Loan Party to record or file, the Additional Divestiture Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Divestiture Mortgages and pay, or cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection therewith, in each case subject to paragraph (g) above. Unless otherwise waived by the Administrative Agent, with respect to each such Additional Divestiture Mortgage, as applicable, the Borrower shall deliver to the Collateral Agent (with a copy to the Administrative Agent) contemporaneously therewith leasehold documentation, including an estoppel and consent agreement and a recorded lease or memorandum thereof, as necessary, opinions of local counsel, a title insurance policy and a survey (other than in the case of a Vessel) and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property. Notwithstanding the foregoing in this paragraph (k), to the extent that the Borrower anticipates in good faith (1) delivering a Project Notice to the Administrative Agent with respect to any such Owned Real Property or Material Leased Real Property, as applicable, within ninety (90) days following such property becoming an Owned Real Property or Material Leased Real Property, as applicable, and (2) that such Project Notice would result in the release of a Mortgage securing the Obligations pursuant to Section 5.11(a) (if there were a Mortgage on such Owned Real Property or Material Leased Real Property, as applicable,), then the Borrower and the applicable Subsidiary Loan Parties shall not be required to deliver an Additional Divestiture Mortgage with respect to such Owned Real Property or Material Leased Real Property, as applicable, pursuant to this paragraph (k) (and such Owned Real Property or Material Leased Real Property, as applicable, will instead be subject to Section 5.11 below). If the Borrower has not delivered a Project Notice with respect to such Owned Real Property or Material Leased Real Property, as applicable, within such ninety (90) day period, then the Borrower shall promptly take the actions required to be taken pursuant to this paragraph (k).

SECTION 5.11. Real Property Development Matters.

(a) Releases of Mortgaged Property. In the event that the Borrower delivers a Project Notice to the Administrative Agent with respect to all or any portion of a Mortgaged Property or other properties constituting Undeveloped Land identifying the applicable Mortgaged Property or other properties, providing a reasonable description of the Project that the Borrower anticipates in good faith to be undertaken with respect to such Mortgaged Property or other properties constituting Undeveloped Land and identifying the Project Financing or Qualified Non-Recourse Debt to be entered into in connection with the financing of such Project not in violation of this Agreement, then, if (x) the terms of such Project Financing or Qualified Non-Recourse Debt require the release of the Mortgage securing the Obligations (if any) and (y) in the case of Undeveloped Land acquired after the Closing Date, the Borrower is in Pro Forma Compliance after giving effect to such Project Financing or Qualified Non-Recourse Debt, on the later of the date that is ten (10) Business Days following the date of the delivery of the Project Notice to the Administrative Agent and the date a mortgage or other security document securing the Project Financing or Qualified Non-Recourse Debt is executed and delivered for recording pending, or is executed and delivered substantially concurrently with, the release of the Mortgage securing the Obligations (if any), the security interest and Mortgage on the applicable Mortgaged Property or other properties (if any) shall be automatically released, and if the Subsidiary Loan Party that owns or leases such Mortgaged Property or other properties is being designated as a Qualified Non-Recourse Subsidiary, the Obligations of such Subsidiary Loan Party under the Guarantee Agreement and the other Loan Documents shall be automatically released and terminated, in each case all without delivery of any instrument or performance of any act by any party (and any Loan Party shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements). In connection with any such termination or release, the Administrative Agent and Collateral Agent shall execute and deliver (or cause to be executed or delivered) to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including, without limitation, mortgage releases (including partial mortgage releases in the case where the Mortgaged Property covered by any Mortgage includes Mortgaged Property not subject to such release) and UCC termination statements), and will duly assign and transfer to such Loan Party any such applicable Mortgaged Property. If such Mortgaged Property or other properties are to become subject to Qualified Non-Recourse Debt, such Mortgaged Property or other properties, upon release of such Mortgage (if any), may be transferred or disposed of to a Qualified Non-Recourse Subsidiary in a transaction not otherwise prohibited by this Agreement. Any execution and delivery of documents pursuant to this Section 5.11 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent. With respect to any Owned Real Property owned, or Material Leased Real Property leased, by any Loan Party that is subject to a Project Financing pursuant to this Section 5.11, no second lien mortgages may be placed on such Owned Real Property or Material Leased Real Property while such Project Financing is outstanding.

(b) New Mortgages on Developed Properties.

(i) Promptly (but in no event later than 20 Business Days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the final completion of construction (as defined in the applicable engineering, procurement and construction contract) of any Project for which a Project Notice for a Project Financing (but for the avoidance of doubt, not Qualified Non-Recourse Debt) was previously delivered to the Administrative Agent, the Borrower shall notify the Administrative Agent of the completion of such Project and, to the extent permitted by the terms of the applicable Project Financing (provided that to the extent the terms of the applicable Project Financing restrict the taking of such actions, the Borrower shall take such actions promptly (but in no event later than 20 Business Days (or such longer period as the Administrative Agent shall permit in its reasonable discretion)) following the cessation of such restrictions), shall take the actions specified in clause (iii) below;

(ii) Promptly (but in no event later than 20 Business Days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the abandonment or termination by the Borrower of any Project for which a Project Notice for a Project Financing (but for the avoidance of doubt, not Qualified Non-Recourse Debt) was previously delivered to the Administrative Agent, the Borrower shall notify the Administrative Agent of the abandonment or termination of such Project and, unless the Borrower delivers a new Project Notice with respect to the Real Property subject to such Project within such 20 Business Days (or such longer time permitted by the Administrative Agent), shall take the actions specified in clause (iii) below;

(iii) To the extent required by the foregoing clauses (i) and (ii), the Borrower shall (w) release or cause any applicable Subsidiary Loan Party to release all security interests or mortgages on the Real Property subject to such Project securing such Project Financing, (x) grant or cause any applicable Subsidiary Loan Party to grant to the Collateral Agent Additional Mortgages and Additional Divestiture Mortgages in any such Owned Real Property or Material Leased Real Property of such Loan Party subject to such Project as are not covered by the original Mortgages, constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of recordation thereof, (y) record or file, and cause such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto and the Additional Divestiture Mortgages or instruments related thereto, in each case in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and the Additional Divestiture Mortgages, as applicable, and (z) pay, and cause such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to Section 5.10(g). Unless otherwise waived by the Administrative Agent, with respect to each such Additional Mortgage and such Additional Divestiture Mortgage, the Borrower shall deliver to the Collateral Agent (with a copy to the Administrative Agent) contemporaneously therewith a title insurance policy and a survey and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property.

(c) Release of Liens. Promptly (but in no event later than 20 Business Days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the final completion of construction (as defined in the applicable engineering, procurement and construction contract) of any Project relating to a Mortgaged Property (other than with respect to which a Project Notice has been delivered), the Borrower shall notify the Administrative Agent of the completion of such Project and, to the extent permitted by the terms of any such third party mortgage financing Indebtedness (provided that to the extent the terms of the applicable mortgage financing Indebtedness restrict the taking of such actions, the Borrower shall take such actions promptly (but in no event later than 20 Business Days (or such longer period as the Administrative Agent shall permit in its reasonable discretion)) following the cessation of such restrictions), shall and shall cause any applicable Subsidiary Loan Party to release all third party mortgage financing Indebtedness for such Project (if any) and file and record any and all necessary documents to restore the first priority security interest and Lien of the original Mortgage relating to the Mortgaged Property that was the subject of the Project and pay, and cause such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to Section 5.10(g). Unless otherwise waived by the Administrative Agent, the Borrower shall deliver to the Collateral Agent (with a copy to the Administrative Agent) contemporaneously therewith an endorsement to title insurance policy in form and substance reasonably satisfactory to the Administrative Agent and a survey and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property.

SECTION 5.12. Rating. Commencing at the time an Incremental Term Facility is incurred pursuant to Section 2.21, to the extent required by the applicable Incremental Assumption Agreement, and only for so long as such Incremental Term Facility is outstanding, exercise commercially reasonable efforts to maintain public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of the Borrower.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Required Revolving Facility Lenders voting as a single Class) shall otherwise consent in writing, the Borrower will not, and will not permit any of its Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing or committed on the Closing Date (provided, that any Indebtedness that is in excess of $20.0 million individually is set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (or in the case of a letter of credit, any replacement, renewal or extension of such letter of credit) (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary) and (ii) intercompany Indebtedness existing or committed on the Closing Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the subsidiaries, (x) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note or other promissory note and shall be subject to a first priority Lien pursuant to the applicable Security Document and (y) any Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(b) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the subsidiaries, (i) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note or other promissory note and shall be subject to a first priority Lien pursuant to the applicable Security Document and (ii) (x) Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Parties shall be subject to Section 6.04 and (y) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (in each case, including a Permitted Business Acquisition), where such acquisition, merger, consolidation or amalgamation, as applicable, is not prohibited by this Agreement; provided, (A) to the extent required by the lenders providing such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom, (B) in the case of any such Indebtedness secured by a Lien on the Collateral that is pari passu in right of security with the Liens securing the Obligations, the Senior Secured Leverage Ratio on a

Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than, at the Borrower’s election, (I) 4.50 to 1.00 or (II) the Senior Secured Leverage Ratio immediately prior to such acquisition, merger, consolidation or amalgamation, (C) in the case of any such Indebtedness secured by Liens on Collateral that are junior in right of security to the Liens securing the Obligations, the Total Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than, at the Borrower’s election, (I) 4.75 to 1.00 or (II) the Total Secured Leverage Ratio immediately prior to such acquisition, merger, consolidation or amalgamation, (D) in the case of any other such Indebtedness, the Fixed Charge Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is no less than, at the Borrower’s election, (I) 2.00 to 1.00 or (II) the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger, consolidation or amalgamation and (E) the aggregate outstanding principal amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (h), together with the aggregate outstanding principal amount of Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Section 6.01(r), shall not exceed the greater of $400.0 million and 0.175 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that the incurrence (but not assumption) of any Indebtedness for borrowed money pursuant to this clause (h)(i) incurred in contemplation of such acquisition, merger, consolidation or amalgamation shall be subject to the last paragraph of this Section 6.01; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(i) (i) Capital Lease Obligations, mortgage financings, slot financing arrangements and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests in any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate outstanding principal amount not to exceed the greater of $900.0 million and 0.40 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and immediately after giving effect to, the incurrence thereof, would not exceed the greater of $750.0 million and 0.325 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and any Permitted Refinancing Indebtedness in respect thereof;

(l) Indebtedness of the Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds received by the Borrower from Excluded Debt Contributions;

(m) Guarantees (i) by the Borrower or any Subsidiary Loan Party of the Indebtedness or other obligations of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by any Loan Party of Indebtedness or other obligations otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(w)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness or other obligations of another Subsidiary that is not a Subsidiary Loan Party and (iv) by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s); provided, that (x) Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Loan Obligations to at least the same extent such underlying Indebtedness is so subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn outs), in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness so long as (A) to the extent required by the lenders providing such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom (provided that if such Indebtedness is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or Investment that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom) and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness (x) in the case of Indebtedness that is secured by a Lien on the Collateral that is pari passu in right of security with the Initial Revolving Loans, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than, at the Borrower’s election, (1) 4.50 to 1.00 or (2) if such Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Senior Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment, (y) in the case of Indebtedness that is secured by a Lien on the Collateral that is junior in right of security to the Initial Revolving Loans, the Total Secured Leverage Ratio on a Pro Forma Basis shall not be greater than, at the Borrower’s election, (1) 4.75 to 1.00 or (2) if such Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Total Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment and (z) in the case of unsecured Indebtedness, the Fixed Charge Coverage Ratio on a Pro Forma Basis is at least, at the Borrower’s election, (1) 2.00 to 1.00 or (2) if such Indebtedness is incurred to finance a Permitted Business Acquisition or other Investment permitted hereunder, the Fixed Charge Coverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment;

provided, however, that (I) the aggregate outstanding principal amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (r), together with the aggregate outstanding principal amount of Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to Section 6.01(h), shall not exceed the greater of $400.0 million and 0.175 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (II) the Net Proceeds of any Indebtedness incurred pursuant to this Section 6.01(r) at such time shall not be netted for purposes of the calculation of the Senior Secured Leverage Ratio and the Total Secured Leverage Ratio in respect of such incurrence, as applicable, and (III) any Indebtedness incurred pursuant to Section 6.01(r)(i) shall be subject to the last paragraph of Section 6.01; and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate outstanding principal amount not to exceed the greater of $350.0 million and 0.15 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and any Permitted Refinancing Indebtedness in respect thereof;

(t) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, would not exceed $115.0 million;

(w) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for the Borrower’s and its Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Security Documents or the security documents governing any Indebtedness permitted under Section 6.01(jj) (or any Refinancing thereof);

(x) Indebtedness of, or incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $340.0 million and 0.15 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and any Permitted Refinancing Indebtedness in respect thereof;

(y) (i) Indebtedness used to finance, or incurred or issued for the purpose of financing, or constituting Guarantees of Indebtedness of joint ventures, Subsidiaries or Unrestricted Subsidiaries incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects in an aggregate principal amount not to exceed, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(z), $1,500.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(z) (i) any Qualified Non-Recourse Debt and any Indebtedness in connection with any Project Financing in an aggregate outstanding principal amount not to exceed, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(y), $1,500.0 million and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.06;

(bb) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(cc) Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management, tax and accounting operations (including with respect to intercompany self-insurance arrangements) of the Borrower and the subsidiaries and any Permitted Refinancing Indebtedness in respect thereof;

(dd) Refinancing Notes and any Permitted Refinancing Indebtedness incurred in respect thereof;

(ee) Indebtedness of the Loan Parties that is either unsecured or secured by Liens ranking junior to the Liens securing the Obligations or secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations and the aggregate outstanding principal amount of which does not, at the time of incurrence, exceed the Incremental Amount available at such time and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided (1) if such Indebtedness is secured by Liens on the Collateral that are junior in right of security to the Liens securing the Obligations or is unsecured, the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety one (91) days following the Initial Revolving Facility Maturity Date in effect on the date of incurrence (other than the customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (2) subject to clause (4) below, the Indebtedness incurred shall be subject to the requirements of (x), in the case of term Indebtedness, Section 2.21(b)(i), (ii), (iii), (ix) and (x) or (y) in the case of revolving Indebtedness, Section 2.21(b)(v), (vi), (vii), (ix) and (x), in each case, as if such Indebtedness incurred under this Section 6.01(ee) were Incremental Term Loans or Incremental Revolving Facility Commitments, as applicable, (3) [reserved], (4) the provisions of clause (1) above and Section 2.21(b)(i) or (iii), shall not apply to (x) any Indebtedness incurred pursuant to this Section 6.01(ee) in the form of a bridge facilities allowing extensions on customary terms to a date that is no earlier than the Initial Revolving Facility Maturity Date in effect on the date of incurrence and (y) Indebtedness incurred pursuant to this Section 6.01(ee) in an aggregate principal amount not in excess of the Inside Maturity Amount available on the date of incurrence thereof and (5) to the extent required by the lenders providing such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom (provided that if such Indebtedness is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or Investment that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom); provided that a certificate of a Financial Officer of the Borrower delivered to Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and in the case of any such Indebtedness, no Subsidiary of the Borrower is a borrower or guarantor other than any Subsidiary Loan Party which shall have previously or substantially concurrently Guaranteed the Obligations;

(ff) (i) Discharged Indebtedness and (ii) Escrowed Indebtedness; provided that, in the case of this clause (ii) from and after the release of such Indebtedness from escrow, it shall no longer be deemed Escrowed Indebtedness under this Agreement;

(gg) Obligations in respect of Cash Management Agreements;

(hh) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with any project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(ii) (i) (x) Indebtedness in respect of the Senior Unsecured Notes in an aggregate principal amount outstanding pursuant to this Section 6.01(ii)(i)(x) not to exceed $1,800 million and (y) any Permitted Refinancing Indebtedness in respect thereof and (ii) (x) Indebtedness in respect of the First Priority Senior Secured Notes in an aggregate principal amount outstanding pursuant to this Section 6.01(ii)(ii)(x) not to exceed $3,400 million and (y) any Permitted Refinancing Indebtedness in respect thereof;

(jj) (i) at any time that either the CRC Credit Agreement, the CRC Secured Indenture or the CRC Indenture are in effect, Indebtedness (including Guarantees) of CRC and its subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (x) $10,119 million plus (y) the aggregate principal amount of Indebtedness that would be permitted to be incurred on the date of incurrence thereof by CRC and its subsidiaries pursuant to Sections 2.21, 6.01(h), 6.01(r), 6.01(dd) and 6.01(ee) of the CRC Credit Agreement (as in effect on the date hereof and whether incurred under the CRC Credit Agreement or pursuant to a separate instrument) (it being agreed that any Indebtedness (including Guarantees) of CRC and its subsidiaries incurred (or committed) pursuant to this clause (i) while the CRC Credit Agreement, the CRC Secured Indenture or the CRC Indenture is in effect shall be permitted by this clause (i) after the CRC Credit Agreement, the CRC Secured Indenture and the CRC Indenture are terminated), (ii) any Permitted CRC Refinancing Indebtedness in respect thereof and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(kk) Indebtedness under the CEC Convertible Senior Notes that are outstanding as of the Closing Date;

(ll) unsecured Indebtedness owed to Capri Insurance Company in respect of premiums and reserves in an aggregate principal amount not to exceed $25.0 million at any one time outstanding;

(mm) Permitted Non-Recourse Guarantees; and

(nn) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (mm) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.01 and the calculation of the Incremental Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the Refinancing of any Indebtedness, then such Refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such Refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to Refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such Refinancing pursuant to procedures reasonably agreed with the Administrative Agent.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (nn) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (nn) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in any of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or portion thereof) at such time; provided, that (v) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (w) all Indebtedness outstanding on the Closing Date under the Senior Unsecured Notes shall at all times be deemed to have been incurred pursuant to clause (ii)(i) of this Section 6.01, (x) all Indebtedness outstanding on the Closing Date under the First Priority Senior Secured Notes shall at all times be deemed to have been incurred pursuant to clause (ii)(ii) of this Section 6.01, and (y) all Indebtedness outstanding on the Closing Date under the CRC Credit Agreement, the CRC Secured Indenture and the CRC Indenture shall at all times be deemed to have been incurred pursuant to clause (jj) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

With respect to any Indebtedness for borrowed money incurred (other than assumed Indebtedness) under Section 6.01(h)(i) (solely to the extent set forth therein) and 6.01(r)(i), (A) in the form of term Indebtedness, the stated maturity date of any such Indebtedness shall be no earlier than the Initial Revolving Facility Maturity Date as in effect at the time such Indebtedness is incurred (provided that this clause (A) shall not apply to (x) any such Indebtedness in an aggregate principal amount not in excess of the Inside Maturity Amount available on the date of incurrence thereof and (y) bridge facilities allowing extensions on customary terms to a date that is no earlier than the Initial Revolving Facility Maturity Date in effect on the date of incurrence), (B) in the form of revolving Indebtedness, the stated maturity date of any such Indebtedness shall be no earlier than the Initial Revolving Facility Maturity Date as in effect at the time such Indebtedness is incurred and (C) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance, condemnation and insurance proceeds events, issuance of indebtedness proceeds events, change of control offers or events of default or, if term loans, excess cash flow prepayments applicable to periods before the Initial Revolving Facility Maturity Date as in effect at the time such Indebtedness is incurred) that could result in redemptions of such Indebtedness prior to the Initial Revolving Facility Maturity Date as in effect at the time such Indebtedness in incurred.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $20.0 million individually shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a) (or in the case of a letter of credit, any replacement, renewal or extension of such letter of credit permitted by Section 6.01(a))) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Secured Swap Agreements, Secured Cash Management Agreements, Indebtedness permitted under Section 6.01(ii)(ii) and the Overdraft Line secured pursuant to the Security Documents) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided that in the case of any Indebtedness permitted under Section 6.01(ii)(ii) that is intended to be secured by the Loan Documents, (A) the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent an Other First Lien Secured Party Consent (as defined in the Collateral Agreement) and (B) the Borrower shall have complied with the other requirements of Section 7.22 of the Collateral Agreement with respect to such Indebtedness;

(c) (i) Liens on assets of a Person (or its subsidiaries) existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien and (ii) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (A) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (B) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens securing the Initial Revolving Loans, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (C) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Initial Revolving Loans, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Sections 6.01(i) and 6.01(z) (in each case limited to the assets financed with such Indebtedness (or the Indebtedness Refinanced thereby) and any accessions and additions thereto and the proceeds and products thereof and customary security deposits and related property; provided that (i) individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 6.01(i) or (z)) and (ii) Liens securing any Qualified Non-Recourse Debt may attach to any or all assets of the applicable Qualified Non-Recourse Subsidiary and its Subsidiaries and the Equity Interests in the applicable Qualified Non-Recourse Subsidiary and its Subsidiaries;

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property: provided that individual Sale and Lease-Back Transactions provided by one counterparty may be cross-collateralized to other Sale and Lease-Back Transactions provided by such counterparty;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 or Section 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) (i) leases, subleases, easements or licenses permitted under Section 6.05(x) and (ii) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness and obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) (x) in the case of a Lien on the Collateral that is pari passu in right of security with the Initial Revolving Loans, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than, at the Borrower’s election, (A) 4.50 to 1.00 or (B) if such Liens are created, incurred, assumed or permitted to exist in connection with a Permitted Business Acquisition or other Investment permitted hereunder, the Senior Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment and (y) in the case of a Lien on the Collateral that is junior in right of security to the Initial Revolving Loans, the Total Secured Leverage Ratio on a Pro Forma Basis shall not be greater than, at the Borrower’s election, (A) 4.75 to 1.00 or (B) if such Liens are created, incurred, assumed or permitted to exist in connection with a Permitted Business Acquisition or other Investment permitted hereunder, the Total Secured Leverage Ratio immediately prior to giving effect to such Permitted Business Acquisition or permitted Investment, (ii) at the time of the incurrence of such Lien and after giving effect thereto, to the extent required by the lenders providing the related Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom (provided that if such related Indebtedness is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or Investment that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing or would result therefrom), (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, (iv) if such Liens are (or are intended to be) secured by Liens on the Collateral that are pari passu with the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (v) if such Liens are (or are intended to be) secured by Liens on the Collateral that are junior in priority to the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement;

(v) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (including Liens securing any Discharged Indebtedness or Escrowed Indebtedness permitted under this Agreement);

(w) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(x) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(z) Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement or similar agreement;

(aa) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(bb) Liens in respect of Permitted Receivables Financings that extend only to the assets subject thereto and Equity Interests in Special Purpose Receivables Subsidiaries;

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(ee) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party, (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party or (iii) permitted under Sections 6.01(x);

(ff) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(gg) Liens securing Swap Agreements that were not entered into for speculative purposes;

(hh) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $750.0 million and 0.325 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ii) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(jj) Liens securing Indebtedness incurred pursuant to Section 6.01(y), 6.01(dd), 6.01(ee), 6.01(ii)(ii), and 6.01(jj) (including any “Overdraft Line” (as defined in the CRC Credit Agreement (or the equivalent provision in the documents governing any Refinancing of the CRC Credit Agreement (excluding this Agreement)))); provided that, (i) if such Indebtedness is (or is intended to be) secured by Liens on the Collateral that are pari passu with the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement, (ii) if such Indebtedness is (or is intended to be) secured by Liens on the Collateral that are junior in priority to the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (iii) for the avoidance of doubt, Indebtedness incurred pursuant to Section 6.01(jj) may be incurred by Subsidiaries that are not Subsidiary Loan Parties and may be secured by property that does not constitute Collateral (in which event such Liens shall not be required to be subject to any intercreditor arrangement) (but if such Indebtedness is secured by Liens on the Collateral on a pari passu or junior lien basis, such Liens shall be subject to the foregoing clauses (i) and (ii) of this proviso);

(kk) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries;

(ll) (i) Liens pursuant to the Master Leases and any Gaming Lease, which Liens are limited to the leased property under the applicable Master Lease or Gaming Lease and the Master Lease Collateral related to such Master Lease or Additional Master Lease and which Lien is granted to the applicable Master Lease Landlord or landlord under such Gaming Lease for the purpose of securing the obligations of the applicable Master Lease Tenant or tenant under such Gaming Lease to the applicable Master Lease Landlord or landlord under such Gaming Lease and (ii) Liens on cash and cash equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable Master Lease or Gaming Lease;

(mm) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact a project in an adverse manner granted in connection with arrangements contemplated under Section 6.05(i), (o), (p), (q), (r) or (x);

(nn) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties or their Subsidiaries designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties or their Subsidiaries, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof so long as (i) the entirety of each resulting parcel shall be owned by Loan Parties or their Subsidiaries, (ii) no portion of the Mortgaged Property ceases to be subject to a Mortgage and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(oo) from and after the lease or sublease of any interest pursuant to Section 6.05(i), (o), (p), (q), (r) or (x), any reciprocal easement agreement entered into between a Loan Party or a Subsidiary and the holder of such interest;

(pp) Liens arising pursuant to definitive documentation and applicable Gaming Laws in respect of any Interim Trust pursuant to an Interim Authorization Arrangement, in each case, prior to the earlier of (x) the issuance of the gaming licenses by the applicable Gaming Authority, or (y) any Interim Trust Asset Disposition by the Interim Trust, in each case, as required by the applicable Gaming Authorities having jurisdiction over such Interim Purchaser;

(qq) other Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such properties or materially impair the use thereof, including without limitation leases, subleases, licenses and sublicenses and Liens imposed pursuant to the Paid-Up Oil and Gas Leases;

(rr) Liens on the Equity Interests of Unrestricted Subsidiaries; provided that such Liens do not encumber any property or assets of the Borrower or any Subsidiary other than the Equity Interests of such Unrestricted Subsidiary;

(ss) Permitted Vessel Liens; and

(tt) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced (provided that individual financings or Sale and Lease-Back Transactions provided by one lender or counterparty may be cross-collateralized to other financings or Sale and Lease-Back Transactions provided by such lender or counterparty)), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (tt) with Liens ranking pari passu to the Liens securing the Obligations.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (tt) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (tt), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in any of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired (or, in each case, the Equity Interests in a subsidiary substantially all of the assets of which are such property and which subsidiary is formed for the purpose of effecting a Sale and Lease-Back Transaction), and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted:

(a) with respect to (i) Excluded Property, (ii) property owned by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property; provided, that the Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to this Section 6.03(a)(ii) (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $30.0 million); or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired;

(b) with respect to any other property owned by the Borrower or any Domestic Subsidiary, (i) if (A) no Event of Default shall have occurred and be continuing or would result therefrom (determined at the date the definitive agreements for such Sale and Lease-Back Transaction are entered into) and (B) with respect to any such Sale and Lease-Back Transaction with Net Proceeds in excess of $50.0 million, after giving effect to the entering into of such lease, the Borrower shall be in Pro Forma Compliance (calculated at the date the definitive agreements for such Sale and Lease-Back Transaction are entered into) and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b); provided, that the Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to this Section 6.03(b) (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $30.0 million);

(c) with respect to the Real Property listed on Schedule 1.01(C) (and, in each case, the Equity Interests in a subsidiary substantially all of the assets of which are such property and which subsidiary is formed for the purpose of effecting such Sale and Lease-Back Transaction), in each case under this clause (c), so long as the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b); and

(d) any Sale and Lease-Back Transaction in connection with the Transactions and any Sale and Lease-Back Transaction of any property or asset listed on Schedule 6.05.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of Indebtedness of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) Investments in connection with the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests in the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $35.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests in the Borrower solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of or contemplated as of, the Closing Date (provided, that any such Investment that is (x) not intercompany Indebtedness and (y) in excess of $20.0 million individually shall be set forth on Schedule 6.04) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (o), (p), (r), (s), (v), (ff), (gg), (ii), (ll)(ii) and (pp) (to the extent in respect of the foregoing clauses);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $975.0 million and 0.425 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of $415.0 million and 0.175 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (l)); provided that if any Investment pursuant to this clause (l) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (l) for so long as such person continues to be a Subsidiary of the Borrower;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests in the Borrower, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests or proceeds of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower;

(r) any Investment deemed to be made in connection with the issuance of a Letter of Credit for the account or benefit of any subsidiary or other Person designated by the Borrower to the extent permitted hereunder not to exceed $450.0 million in the aggregate at any time outstanding;

(s) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding not to exceed the greater of $210.0 million and 0.10 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (s)), as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time such Investment is made; provided that if any Investment pursuant to this clause (s) is made in any Unrestricted Subsidiary and such Unrestricted Subsidiary is redesignated a Subsidiary of the Borrower after such date, such redesignation shall increase the amount available pursuant to this clause (s) by an amount equal to the fair market value (as determined in good faith by the Borrower) of the Borrower’s Investments in such Subsidiary previously made in reliance on this clause (s) at the time of such redesignation;

(t) Investments consisting of Restricted Payments permitted by Section 6.06;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(v) Investments in sales of Non-Core Land in an amount not to exceed the sum of (x) $10.0 million and (y) Designated Non-Cash Consideration received under Section 6.05(g);

(w) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(x) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(y) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or such Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(z) Investments consisting of Receivables Assets or arising as a result of Permitted Receivables Financings;

(aa) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other persons;

(bb) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(cc) Investments received substantially contemporaneously in exchange for Qualified Equity Interests or proceeds of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower;

(dd) other Investments so long as, immediately after giving effect to such Investment, the Total Leverage Ratio on a Pro Forma Basis would not exceed 4.75 to 1.00;

(ee) any Investment made pursuant to any Master Lease, any MLSA or any Operations Management Agreement;

(ff) Investments in joint ventures not in excess of (x) the greater of $600.0 million and 0.27 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (ff); provided that if any Investment pursuant to this clause (ff) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this clause (ff) for so long as such person continues to be a Subsidiary of the Borrower;

(gg) any Investment (i) deemed to exist as a result of a subsidiary distributing a note or other intercompany debt to a parent of such subsidiary (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities as incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and its subsidiaries;

(hh) any investments in and other customary transactions with (a) Capri Insurance Company to the extent the same pertain to the provision of insurance coverage, historical practice, are required by applicable law or prudent insurance underwriting principles or (b) IOC-PA, L.L.C. consistent with historical practice;

(ii) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any project (as reasonably determined by the Borrower) not to exceed at any one time in the aggregate the greater of $225.0 million and 0.10 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (ii)), which Investments may (but are not required to) be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.05(p) or (q) or received in consideration for dispositions under Sections 6.05(p) or (q); provided that if any Investment pursuant to this clause (ii) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this clause (ii) for so long as such person continues to be a Subsidiary of the Borrower;

(jj) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries to secure Indebtedness of Unrestricted Subsidiaries and such Permitted Non-Recourse Guarantees;

(kk) Guarantees permitted under Section 6.01(y) of Indebtedness of joint ventures, Subsidiaries or Unrestricted Subsidiaries incurred or issued for the purpose of financing Expansion Capital Expenditures or Development Projects;

(ll) the Convention Center Unrestricted Subsidiary Designation; and

(mm) any Interactive Entertainment Investment.

Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

The amount of Investments that may be made at any time pursuant to Section 6.04(j) or 6.04(l) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Sections; provided, that any amount reallocated from one Related Section and used under a different Related Section shall be deemed to have been used under the Related Section from which such amount was reallocated.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in any of the categories of permitted Investments (or any portion thereof) described in the above clauses.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of cash and Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of the Borrower or any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower or its Subsidiaries and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise);

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04 (including any merger, consolidation or amalgamation in order to effect an Investment), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (i) no Event of Default exists or would result therefrom (if determined by the Borrower, calculated at the date the definitive agreements for such sale, transfer, lease, license or other disposition of assets are entered into), (ii) the Net Proceeds thereof are applied in accordance with Section 2.11(b), (iii) such sale, transfer or other disposition of assets shall be for fair market value (as determined in good faith by the Borrower) or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04 and (iv) no such sale, transfer or other disposition of assets in excess of $115.0 million shall be permitted unless such disposition is for at least 75% cash consideration; provided, that for purposes of this subclause (g)(iv), each of the following shall be deemed to be cash: (A) (1) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction and (2) in the case of any Convention Center Unrestricted Subsidiary Sale or Interactive Entertainment Unrestricted Subsidiary Sale, the amount of any liabilities (as shown on the Borrower’s or any Convention Center Unrestricted Subsidiary’s or any Interactive Entertainment Unrestricted Subsidiary’s, as applicable, most recent balance sheet or in the notes thereto) of the Borrower or any Convention Center Unrestricted Subsidiary or any Interactive Entertainment Unrestricted Subsidiary, as applicable, that are assumed by the transferee of any such assets or that are otherwise cancelled in connection with such transaction, (B) (1) any notes or other obligations or other securities or assets received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) and (2) in the case of any Convention Center Unrestricted Subsidiary Sale or Interactive Entertainment Unrestricted Subsidiary Sale, any notes or other obligations or other securities or assets received by the Borrower or any Convention Center Unrestricted Subsidiary or any Interactive Entertainment Unrestricted Subsidiary, as applicable, from such transferee that are converted by the Borrower or such Convention Center Unrestricted Subsidiary or such Interactive Entertainment Unrestricted Subsidiary, as applicable, into cash within 180 days of the receipt thereof (to the extent of the cash received), (C) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale (or Unrestricted Subsidiary in the case of a Convention Center Unrestricted Subsidiary Sale or Interactive Entertainment Unrestricted Subsidiary Sale) having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (g)(iv)(C) that is at that time outstanding, not to exceed the greater of $500.0 million and 0.225 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (D) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration.

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory or sales, licenses, sublicenses, or other dispositions or abandonment of intellectual property of the Borrower or any of its Subsidiaries (x) in the ordinary course of business or (y) if determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) the purchase and sale, conveyance, transfer or other disposition (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings with an aggregate fair market value (as determined in good faith by the Borrower) of not more than the greater of $100.0 million and 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(m) any exchange of assets for other assets used or useful in a Similar Business that are of comparable or greater value (other than any such exchanges by the Borrower or any Subsidiary with a Person that is an Affiliate of the Borrower or any Subsidiary); provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, and (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $30.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower; provided, further, that (A) no Event of Default exists or would result therefrom (determined at the date the definitive agreements for such exchange of assets are entered into)and (B) with respect to any such exchange with aggregate gross consideration that has a fair market value (as determined in good faith by the Borrower) in excess of $30.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance (calculated at the date the definitive agreements for such exchange of assets are entered into);

(n) any disposition, merger, consolidation, amalgamation or dissolution in connection with the Transactions;

(o) any disposition made pursuant to any Master Lease, any Gaming Lease, any MLSA or any Operations Management Agreement;

(p) (i) the lease, sublease or license of any portion of any project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within such project or other establishments or facilities ancillary to or supportive of the operations of a project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses generally and/or entered into connection with any project (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties and the Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Borrower and the Subsidiaries; provided further that upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit K or in such other form as is reasonably satisfactory to the Administrative Agent and the applicable Loan Party;

(q) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Borrower and the Subsidiaries;

(r) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, or other dispositions of property to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Borrower or any of the Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Borrower and the Subsidiaries; provided that upon request by the Borrower, the Administrative Agent shall direct the Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to the Administrative Agent and the Borrower or Subsidiary;

(s) any disposition of Equity Interests in a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and the Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(t) dispositions of assets that do not constitute Collateral with an aggregate fair market value (as determined in good faith by the Borrower) of not more than the greater of $55.0 million and 0.025 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(u) dispositions of (i) non-core assets acquired, or (ii) property or assets or Equity Interests of any subsidiary required to be disposed of by antitrust or other regulatory agencies, in each case, in connection with a Permitted Business Acquisition or other Permitted Investment;

(v) other dispositions of assets with a fair market value (as determined in good faith by the Borrower) of not more than the greater of $55.0 million and 0.025 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(w) dispositions set forth on Schedule 6.05;

(x) subject to the last paragraph of this Section 6.05, the Borrower and the Subsidiaries may enter into any leases, subleases, easements or licenses with respect to any of its Real Property;

(y) sales, conveyances, transfers or other dispositions of Non-Core Land;

(z) any Interim Trust Asset Disposition; provided that the requirements of Section 2.11(c)(i) are complied with in connection therewith;

(aa) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort, or other claims of any kind;

(bb) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower;

(cc) the transaction contemplated by the Paid-Up Oil and Gas Leases and other sales or leases of oil, gas or mineral rights; and

(dd) any sale, conveyance, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than a Convention Center Unrestricted Subsidiary Sale or an Interactive Entertainment Unrestricted Subsidiary Sale).

Notwithstanding the foregoing provisions of this Section 6.05, subsection (x) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease, sublease, easement or license is entered into, (b) such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the applicable project, and (c) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided that, upon request by the Borrower, the Administrative Agent shall direct the Collateral Agent on behalf of the Secured Parties to provide the tenant under any such lease or sublease with a subordination, non-disturbance and attornment agreement in such form as is reasonably satisfactory to the Administrative Agent (it being understood and agreed that no such agreement shall be required to be provided unless (A) no Event of Default shall exist and be continuing at such time or would occur as a result thereof and (B) no Material Adverse Effect would result therefrom).

To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests in the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) in the Borrower) (the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary of the Borrower that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests in such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made in respect of payments permitted by Section 6.07(b) (other than clauses (vii), (xxii) and (xxiii) thereof);

(c) Restricted Payments the proceeds of which are used to purchase or redeem the Equity Interests in the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $45.0 million, plus (2) (x) the amount of net proceeds that were received by the Borrower during such calendar year from sales of Equity Interests in the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-

man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $90.0 million; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary of the Borrower from members of management of the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests in the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Event of Default shall have occurred and be continuing, (ii) after giving effect thereto, the Borrower is in Pro Forma Compliance and (iii) the date of such Restricted Payment shall not occur during a Covenant Suspension Period;

(f) Restricted Payments may be made in connection with the consummation of the Transactions;

(g) Restricted Payments may be made to allow the Borrower to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests in any such person;

(h) other Restricted Payments may be made; provided that, no Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Total Leverage Ratio on a Pro Forma Basis would not exceed 4.75 to 1.00;

(i) any Restricted Payment made under any Master Lease, any Gaming Lease (solely to the extent that such Restricted Payment is (i) otherwise permitted or required under the applicable Gaming Lease or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate), any MLSA or any Operations Management Agreement;

(j) Restricted Payments out of Declined Proceeds not applied to the prepayment of Term Loans in an aggregate amount not to exceed $170.0 million; or

(k) [Reserved];

(l) Restricted Payments may be made in an aggregate amount, together with any payments and distributions made in respect of Junior Financings pursuant to Section 6.09(b)(i)(G), equal to the greater of $225.0 million and 0.10 times the EBITDA calculated on a Pro Forma Basis for the Test Period; provided, that no Event of Default shall have occurred and be continuing;

(m) Restricted Payments may be made in an amount equal to Excluded RP Contributions;

(n) Restricted Payments described on Schedule 6.06 may be made;

(o) Restricted Payments permitted by Section 2.11(a)(iii) may be made;

(p) the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Subsidiary by, Unrestricted Subsidiaries; and

(q) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with this Section 6.06.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in any of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests in the Borrower (collectively, “Section 6.07 Affiliates”) in a transaction involving aggregate consideration in excess of $50.0 million, unless such transaction is (i) otherwise permitted or required under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) the entry into and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(ii) loans (or cancellation of loans) or advances or payments to employees, directors, officers or consultants of the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes the Borrower or a Subsidiary as a result of such transaction (including via a merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(v) the Transactions, any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence (or to be entered into) on the Closing Date or any transaction contemplated thereby and, to the extent involving aggregate consideration in excess of $50.0 million, set forth on Schedule 6.07 or any amendment or supplement thereto or modification, renewal or replacement thereof or similar arrangement to the extent such amendment, supplement, modification, replacement, renewal or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Borrower in good faith) and other transactions, agreements and arrangements described on Schedule 6.07, and any amendment or supplement thereto or modification, renewal or replacement thereof or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such amendment, supplement, modification, replacement, renewal or arrangement is not materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06;

(viii) payments by the Borrower or any of the Subsidiaries of the Borrower to any Section 6.07 Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(ix) so long as no Event of Default has occurred and is continuing, the payment of any management, consulting or other fees for similar services for the management of the Borrower or any of its Subsidiaries due under any management agreement in an aggregate amount not to exceed $1,500,000 per Fiscal Year;

(x) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xi) transactions in connection with the issuance of Letters of Credit for the account or benefit of any subsidiary or any other Person designated by the Borrower to the extent permitted hereunder (including with respect to the issuance of or payments in connection with drawings under Letters of Credit);

(xii) transactions with subsidiaries or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(xiii) the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Senior Notes Offering Memorandum;

(xiv) any transactions made pursuant to any Master Lease, any Gaming Lease, any MLSA or any Operations Management Agreement;

(xv) the issuance, sale or transfer of Equity Interests in the Borrower;

(xvi) the issuance of Equity Interests to the management of the Borrower or any Subsidiary in connection with the Transactions;

(xvii) entering into, and any transactions pursuant to, tax sharing agreements between or among the Borrower, its subsidiaries and joint ventures, under which tax obligations are fairly allocated amongst the parties thereto;

(xviii) transactions pursuant to any Permitted Receivables Financing;

(xix) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xx) (i) transactions with customers, clients, suppliers, licensors, licensees or purchasers or sellers of goods or services or transactions otherwise relating to the purchase or sale of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries or (ii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xxi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Sections 6.04, 6.05 or 6.06;

(xxiii) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its subsidiaries and joint ventures (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Subsidiaries);

(xxiv) the Convention Center Lease;

(xxv) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries (including to secure indebtedness and obligations of Unrestricted Subsidiaries and Permitted Non-Recourse Guarantees); or

(xxvi) any transactions pursuant to or in connection with the CES Agreements.

Notwithstanding the foregoing, CES and its subsidiaries shall not be considered Affiliates of the Borrower or its Subsidiaries with respect to any transaction, so long as the transaction is in the ordinary course of business, pursuant to agreements existing on the Closing Date or pursuant to any Master Lease, any Gaming Lease, any MLSA, any Operations Management Agreement, any intellectual property license or related agreement, any management agreement or any shared services agreement entered into with any of the Borrower and/or its subsidiaries or, in each case, amendments, modifications or supplements thereto, or replacements thereof.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted or anticipated to be conducted by any of them on or following the Closing Date after giving effect to the Transactions or any Similar Business, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Governing Documents and Lease Arrangements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Subsidiary Loan Party (provided that, the foregoing shall not prohibit any such transaction in connection with the Transactions).

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinate to the Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with Permitted Refinancing Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest, principal and fees due thereunder, other non-accelerated payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing (or within one year thereof), (C) payments or distributions in respect of all or any portion of the Junior Financing with Excluded RP Contributions, (D) the conversion of any Junior Financing to Equity Interests in the Borrower, (E) so long as no Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied, (F) other payments or distributions in respect of Junior Financings prior to their scheduled maturity date; provided that, no Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Total Leverage Ratio on a Pro Forma Basis would not exceed 4.75 to 1.00, (G) so long as no Event of Default has occurred and is continuing, payments and distributions in respect of Junior Financings prior to their scheduled maturity date may be made in an aggregate amount, together with any Restricted Payments made pursuant to Section 6.06(l), equal to the greater of $225.0 million and 0.10 times the EBITDA calculated on a Pro Forma Basis for the Test Period, (H) payments or distributions in respect of Junior Financings permitted by Section 2.11(a)(iii) may be made and (I) payments in respect of intercompany Indebtedness not in violation of any subordination terms applicable thereto; provided, that, for purposes of determining compliance with this Section 6.09(b)(i), (A) a payment or other distribution need not be permitted solely by reference to one category of permitted payments or other distributions (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a payment or other distribution (or any portion thereof) meets the criteria of one or more of the categories of permitted payments or other distributions (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted payment or other distribution (or any portion thereof) in any manner that complies with this Section 6.09(b)(i) and at the time of classification or reclassification will be entitled to only include the amount and type of such payment or other distribution (or any portion thereof) in any of the categories of permitted payments or other distributions (or any portion thereof) described in the above clauses; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) would not have a Material Adverse Effect (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” or, after giving effect to such amendment or modification, result in Indebtedness that would have been permitted to be incurred under Section 6.01 if originally incurred on such terms.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) except in the case of Excluded Subsidiaries, the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law or regulation or in connection with any legal proceeding or regulatory review by a governmental authority having regulatory authority;

(B) contractual encumbrances or restrictions (u) in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, (v) under the Senior Unsecured Note Documents, (x) under the First Priority Senior Secured Note Documents, (y) in any Refinancing Notes or Permitted CRC Refinancing Indebtedness or (z) in any agreements related to any Permitted Refinancing Indebtedness in respect of any Indebtedness contemplated by this clause (B) that, in each case under this clause (B)(z), do not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) or would not materially adversely affect the Loan Parties’ obligation or ability to make payments required hereunder (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness and not all or substantially all assets;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(h), 6.01(k), 6.01(r), 6.01(y) or 6.01(ee) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(R) restrictions contained in any agreements related to a Project Financing or Qualified Non-Recourse Debt;

(S) restrictions contained in any Master Lease, any Gaming Lease, any MLSA or any Operations Management Agreement;

(T) contractual encumbrances or restrictions (x) under the CRC Credit Agreement, the CRC Secured Indenture, the CRC Indenture, the CEC Convertible Senior Notes, (y) in any agreements related to any other Indebtedness permitted under Section 6.01(jj) or (z) any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness contemplated by this clause (T) that, in each case under clauses (T)(y) and (T)(z), either (1) do not materially expand the scope of any such encumbrance or restriction in relation to any such restrictions contemplated under clause (T)(x) (as determined in good faith by the Borrower) or (2) would not materially adversely affect the Loan Parties’ obligation or ability to make payments required hereunder (as determined in good faith by the Borrower);

(U) restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and otherwise permitted hereunder that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect their obligation or ability to make payments required hereunder;

(V) restrictions on pledges or the granting of Liens on the direct or indirect Equity Interests in CEOC; or

(W) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements or the contracts, instruments or obligations referred to in clauses (A) through (V) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend, other payment and Lien restrictions than those contained in the dividend, other payment and Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or similar arrangements or are otherwise in accordance with the terms of the applicable intercreditor agreement.

SECTION 6.10. Fiscal Year. In the case of the Borrower, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Financial Performance Covenant. With respect to the Revolving Facility only, permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter (beginning with the fiscal quarter ended on the last day of the first full fiscal quarter after the Closing Date, but excluding any fiscal quarter the last day of which occurs (a) during a Covenant Suspension Period or (b) for so long as each and every Covenant Relief Period Condition shall be satisfied for the duration of the Covenant Relief Period, (i) if the Covenant Relief Period terminates in accordance with clause (a) of the definition thereof, before the date of such termination of the Covenant Relief Period or (ii) if the Covenant Relief Period terminates in accordance with clause (b) of the definition thereof, before September 30, 2021), solely to the extent that on such date the Testing Condition is satisfied, to exceed 6.35 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or in Article VI (subject to, in the case of the Financial Performance Covenant in Section 6.11, the Cure Right); provided, that any breach of the Financial Performance Covenant shall not, by itself, constitute a Default or an Event of Default under any Term Facility and the Term Loans may not be accelerated as a result thereof unless there are Revolving Facility Loans outstanding that have been accelerated by the Required Revolving Facility Lenders pursuant to the last sentence of this Section 7.01 as a result of such breach of the Financial Performance Covenant and the Revolving Facility Commitments have been terminated by the Required Revolving Facility Lenders; provided, further, that in the event of any default under Section 6.11 (a “Financial Performance Covenant Event of Default”), upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right until the Cure Expiration Date, neither the Lenders nor the Administrative Agent nor the Collateral Agent shall exercise any rights or remedies under this Section 7.01 available during the continuance of a Financial Performance Covenant Event of Default; provided, further, that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Performance Covenant Event of Default giving rise thereto and, to the extent the applicable cure has not been made on or prior to the applicable Cure Expiration Date, such standstill shall end when such Cure Right may no longer be timely made in respect of such fiscal quarter;

(e) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement of such Loan Party contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, disposition or transfer (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness if such sale, disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under the Bankruptcy Code or other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent in writing to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its general inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $300.0 million (to the extent not covered by insurance or indemnities), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k) (i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, or (ii) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower or any Subsidiary to tax; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document with respect to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein), except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in or pledged Indebtedness of Foreign Subsidiaries or the application thereof (except, in each case, with respect to the assets of or Equity Interest in any Foreign Subsidiary that is a Loan Party), or except from the action or inaction of the Collateral Agent within its (or its appointed agents) sole control (including the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements) and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees by the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) the occurrence of a License Revocation with respect to a license issued to the Borrower or any Subsidiary by any Gaming Authority with respect to gaming operations at any gaming facility of the Borrower or any Subsidiary that results in the cessation of gaming operations at any casino or gaming facility that continues for 30 calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect; and

(n) the occurrence of (i) any Tenant Event of Default (as defined in the Las Vegas Master Lease) under Section 16.1(a) or (b) of the Las Vegas Master Lease or (ii) any Tenant Event of Default (as defined in the Regional Master Lease) under Section 16.1(a) or (b) of the Regional Master Lease.

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above and an event described in paragraph (d) above unless the first proviso thereto is applicable), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with the Financial Performance Covenant, and at any time thereafter during the continuance of such event, unless the conditions of the first proviso contained in clause (d) above have been satisfied, subject to Section 7.02, the Administrative Agent, at the request of the Required Revolving Facility Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Facility Commitments and (ii) declare the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Facility Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder with respect to such Revolving Facility Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding the foregoing, to the extent required by the terms of any Master Lease or Gaming Lease, (i) the Administrative Agent shall use commercially reasonable efforts to provide the landlord under such Master Lease or Gaming Lease with copies of notices issued by the Administrative Agent or the Lenders of any event or occurrence under the Loan Documents that enables or permits the Lenders (or the Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Loan Documents and (ii) in the event of a default by the Borrower or any of its Subsidiaries in the performance of any of their respective obligations under any of the Loan Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming Regulations (or equivalent term) (as defined in the applicable Gaming Lease or Master Lease) and the terms of the applicable Master Lease, or Gaming Lease, such landlord shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Loan Documents, and any such tender of payment or performance by such landlord shall be accepted by the Administrative Agent and the Lenders and shall constitute payment and/or performance by the applicable Loan Party or Subsidiary for purposes of the Loan Documents.

SECTION 7.02. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Performance Covenant, from the first day of the applicable fiscal quarter and until the expiration of the 15th Business Day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) (the “Cure Expiration Date”), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Revolving Facility, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant, (iv) the Cure Amount shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in this Agreement and shall not be included in the calculation of the Cumulative Credit, (v) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Performance Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (vi) no Revolving Facility Lender or L/C Issuer shall be required to fund any Revolving Facility Loan or issue, extend the expiry date of or increase the amount of any Letter of Credit, as applicable, during the period from delivery of written notice of the Borrower’s intention to exercise its Cure Right for the applicable fiscal quarter until the date the Borrower exercises such Cure Right for such fiscal quarter. If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

SECTION 7.03. Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement and the Collateral Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or Section 7.01(i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower (other than in connection with any Secured Cash Management Agreement or Secured Swap Agreement), (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of unreimbursed L/C Borrowings then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed L/C Borrowings then due to such parties, (iv) fourth, towards payment of other Obligations (including Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or Secured Swap Agreement) then due from the Loan Parties, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (v) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment.

(a) Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby (i) irrevocably designates and appoints the Administrative Agent as the agent of such Lender or L/C Issuer, as applicable, under this Agreement and the other Loan Documents, (ii) irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (iii) irrevocably authorizes and directs the Administrative Agent to provide, give or deliver any direction, consent, waiver, instruction, agreement, advice or other response as may be requested or required by the Collateral Agent from the Administrative Agent (or for which the Collateral Agent may have discretion to determine) under the Collateral Agreement, the Intercreditor Agreements and the other Security Documents and agrees that the Administrative Agent may exercise and deliver any such direction, consent, waiver, instruction, agreement, advice or other response as if the applicable matter was to be determined by the Administrative Agent rather than the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, including to hold and enforce the same, and the Administrative Agent, each Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent, any Joint Lead Arranger nor the Collateral Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent or Joint Lead Arranger, as applicable, under or in connection with, this Agreement or any other Loan Document, the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent, any Joint Lead Arranger nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent or Joint Lead Arranger shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, an Agent, a Joint Lead Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. The Agents may seek and conclusively rely upon, and shall be fully protected in conclusively relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by any Loan Party in compliance with the provisions of this Agreement.

SECTION 8.04. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

SECTION 8.06. Non-Reliance on Administrative Agent, Joint Lead Arrangers, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, any Joint Lead Arranger nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Joint Lead Arrangers or Collateral Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Joint Lead Arrangers or Collateral Agent to any Lender or any L/C Issuer. Each Lender and each L/C Issuer represents to the Administrative Agent, the Joint Lead Arrangers and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent, any Joint Lead Arranger nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Loan Party that may come into the possession of the Administrative Agent, such Joint Lead Arranger or Collateral Agent, any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in their Individual Capacity. The Administrative Agent, the Collateral Agent and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Borrower shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Borrower (or the Required Lenders, as applicable) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above or appeal to a court of competent jurisdiction to appoint a successor Agent; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Borrower (or the Required Lenders, as applicable) appoints a successor Agent as provided for above in this Section 8.09. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.09). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by JPMorgan as Administrative Agent pursuant to this Section 8.09 shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Any corporation or other entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor to Collateral Agent, as the case may be, hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such successor shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States.

SECTION 8.10. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication)

of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent.

SECTION 8.12. Collateral and Guaranty Matters. The Lenders and the L/C Issuer (in each case, in its capacity as a Lender or L/C Issuer, as applicable, and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) irrevocably authorize the Collateral Agent, to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 5.11 or Section 9.18. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property in accordance with this Section 8.12.

In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent pursuant to Section 8.09 or to arrange for the transfer of the title or control of the asset to a court appointed receiver.

SECTION 8.13. Agents and Arrangers. None of the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.14. Intercreditor Agreements and Collateral Matters. The Administrative Agent and Collateral Agent shall be authorized from time to time, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Intercreditor Agreements permitted or required hereunder, in each case in order to effect the pari passu treatment or the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required or permitted by the terms of this Agreement to be Liens pari passu with or junior to the Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

SECTION 8.15. Withholding Tax. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Tax is correctly or legally asserted, or as a result of such Lender’s failure to comply with Section 9.04(c)(ii) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.15, include any L/C Issuer.

SECTION 8.16. Interest Rates; ~~LIBOR~~Benchmark Notification~~.~~

~~(a)~~ . The ~~Administrative Agent hereby gives notice to the Lenders of the following: the~~ interest rate on a Loan denominated in ~~Dollars~~dollars or an Alternate Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.~~ Upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-In Election~~, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent ~~will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.~~

~~(b) The Administrative Agent~~ does not warrant ~~to the Lenders~~ or accept any responsibility ~~to the Lenders~~ for, and shall not have any liability ~~to the Lenders~~ with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered rate or other rates in the definition of “Eurocurrency Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c))~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Eurocurrency Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by electronic means shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (including any such documents that are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Internet at the website(s) address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17, 8.07 and 9.05) shall survive the Termination Date.

SECTION 9.03.Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except in connection with the addition of one or more Domestic Subsidiaries as a joint and several co-borrower hereunder and the transactions permitted by Section 6.05(b), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (i) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) for an assignment of a Revolving Facility Commitment to a Revolving Facility Lender, (iii) in the case of assignments during the primary syndication of the Commitments and Loans, for an assignment to persons identified to and agreed by the Borrower in writing prior to the Closing Date or (iv) if an Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) has occurred and is continuing, for an assignment to any other person;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the L/C Issuer; provided, that no consent of the L/C Issuer shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million or an integral multiple of $1.0 million in excess thereof in the case of Term Loans and (y) $5.0 million or an integral multiple of $1.0 million in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Each assignment Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee(s)) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and

Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and interest amount) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender (with respect to such L/C Issuer’s or Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans or Commitments to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions is made available to any Lender upon request; provided, that regardless of whether the list of Ineligible Institutions is made available to any Lender upon request, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Borrower if the list of Ineligible Institutions has been made available to such Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly and adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 9.04(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and to the extent such Participant complies with Section 2.17(e) and (f) as though it were a Lender) (it being understood that the documentation required under Section 2.17(e) and (f) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form for U.S. federal income tax purposes or such disclosure is otherwise required by applicable law.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

(i) Notwithstanding anything to the contrary in Section 2.08, Section 2.11(a) or Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), the Borrower or its Subsidiaries may purchase by way of assignment and become an Assignee with respect to Term Loans and/or Revolving Facility Loans (other than any such Loans held by an Affiliate Lender) at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof or reduce the aggregate amount of any Revolving Facility Commitment of a Lender that has agreed to such reduction (“Permitted Loan Purchases”); provided that (A) no Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (B) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (C) upon consummation of any such Permitted Loan Purchase, the Loans and/or Revolving Facility Commitments purchased or terminated pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (D) to the extent the Borrower is making a Permitted Loan Purchase of

Revolving Facility Loans or Revolving Facility Commitments, upon giving effect to such Permitted Loan Purchase, (x) there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations thereunder as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans or the termination of such Revolving Facility Commitments, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations thereunder and (y) there shall be at least five Revolving Facility Lenders remaining holding Revolving Facility Commitments and (E) in connection with any such Permitted Loan Purchase (other than a termination of Revolving Facility Commitments), the Borrower or its Subsidiaries and such Lender that is the assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)).

(j) Each Permitted Loan Purchase shall, for purposes of this Agreement (including, without limitation, Section 2.08(b)) be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and/or Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) or termination of the Revolving Facility Commitments, if applicable, and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans (and in the case of Revolving Facility Loans or Revolving Facility Commitment, a permanent reduction in Revolving Facility Commitments).

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay, within 30 days of written demand therefor (including documentation reasonably supporting such request), (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of a single primary counsel for the Administrative Agent and the Arrangers and a single primary counsel for the Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel in each relevant material jurisdiction and/or a single firm of gaming counsel, in each case, for all such persons, taken as a whole), and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, the L/C Issuers or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (excluding allocated costs of in-house counsel and limited, (i) in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of a single primary counsel for all such persons, taken as a whole (except that the Collateral Agent shall be entitled to its own single independent counsel), and, if necessary, the reasonable fees, charges and disbursements of one local counsel in each relevant material jurisdiction and/or gaming counsel for all such persons, taken as a whole (and, in the event of any actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another single firm of counsel for each group of similarly situated persons) and (ii) in the case of fees or expenses of any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person).

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each L/C Issuer, each Lender, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited in the case of legal fees to the reasonable and documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the items in clauses (i) through (v) below, and excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each relevant material jurisdiction and/or a single firm of gaming counsel, in each case, for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel and/or gaming counsel, in each case, as applicable) for each group of similarly situated Indemnitees)), and, in the case of fees or expenses with respect to any other advisor or consultant, limited solely to the extent the Borrower has consented to the retention of such person, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (2) any material breach of any Loan Document, the Commitment Letter or the Fee Letter by such Indemnitee or any of its Related Parties or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger or L/C Issuer in its capacity as such); provided further, that such indemnity shall not, as to any Indemnitee, be available with respect to any settlement entered into by such Indemnitee or any of its Related Parties without the Borrower’s written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided further, that such indemnity shall not, as to any Indemnitee, be available with respect to any expenses of the type referred to in Section 9.05(a) except to the extent such expenses would otherwise be of the type referred to in this Section 9.05(b). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Borrower or any of its subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Arranger, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim or non-Tax expense.

(d) To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any other party hereto or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and any Affiliate of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of the Borrower or any Subsidiary Loan Party against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

SECTION 9.07. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21 or Section 2.14(b), (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(a)(ii)(B) or Section 2.05(b)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and (y) any waiver or modification of conditions precedent, Defaults or Events of Default, in each case for the purpose of obtaining an extension of credit hereunder, or of any mandatory prepayment required hereunder or of any interest required to be paid under Section 2.13(~~c~~d), shall not constitute a decrease or forgiveness of principal or interest or a decrease in the rate of interest or an extension of maturity for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the Commitment Fees, the L/C Participation Fees or any other fees for purposes of this clause (ii) and (y) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Security Document or Section 7.03 of this Agreement, in a manner that would by its terms alter the pro rata sharing or the order of payments required thereby, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders”, “Required Revolving Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Majority Lenders and Required Revolving Facility Lenders, as applicable, on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all of the Equity Interests in such Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, or in the case of any Loan Party such release is otherwise pursuant to the terms of this Agreement, the Collateral Agreement or the Guarantee Agreement, as applicable, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being understood that such consent of the Majority Lenders participating in the adversely affected Facility shall be the only consent required hereunder for such waiver, amendment or modification) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii) (i) amend, waive or otherwise modify the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans and Letters of Credit, (ii) amend, waive or otherwise modify the provisions of Section 6.11 and any defined term as used therein (but not as used anywhere else in the Loan Documents), the definitions of Covenant Relief Period, Covenant Relief Period Conditions, Covenant Relief Period Termination Notice or any other provision of the Loan Documents incorporating Section 6.11 with respect to the effects thereof, (iii) waive or consent to any Default or Event of Default resulting from a breach of Section 6.11 or (iv) alter the rights or remedies of the Required Revolving Facility Lenders arising pursuant to Article VII as a result of a breach of Section 6.11, in each case, without the written consent of the Required Revolving Facility Lenders (which, notwithstanding the foregoing, such consent of the Required Revolving Facility Lenders shall be the only consent required hereunder to make such amendment, waiver or modification);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or such L/C Issuer acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance, protect or preserve the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Majority Lenders and/or Required Revolving Facility Lenders, as applicable.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) (1) if such modifications are not materially adverse to the Lenders and are requested by Gaming Authorities and/or (2) to the extent necessary (A) to integrate any Incremental Term Loan Commitments, Incremental Revolving Facility Commitments, Extended Term Loans, Extended Revolving Facility Commitments, Refinancing Term Loans or Replacement Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Other Revolving Loans or Incremental Term Loans, as may be necessary to establish such Commitments or Loans, as a separate Class or tranche from the existing Loans or Commitments, as applicable, (B) to cure any ambiguity, omission, defect or inconsistency or (C) to establish separate Classes, tranches, sub-Classes or sub-tranches if the terms of a portion (but not all) of an existing Class or tranche is amended in accordance with Section 9.08(b).

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(h) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender under the applicable Revolving Facility, the Administrative Agent and the Borrower to the extent necessary to integrate any Alternate Currency (which, notwithstanding the foregoing in this Section 9.08, such consent of each Revolving Facility Lender under the applicable Revolving Facility shall be the only consent required hereunder to make such amendment).

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts; Electronic Execution of Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The Loan Parties assume all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than the Mortgages), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to the Borrower or any Loan Party) and shall not reveal the same other than to its Affiliates, and to its and its

Affiliates’ directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential and it being understood and agreed that such Agent, such L/C Issuer or such Lender, as applicable, shall be responsible for any breach of confidentiality by any such person to which such Agent, L/C Issuer or Lender discloses such information to), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (provided that notice of such requirement or order shall be promptly furnished to the Borrower prior to such disclosure to the extent practicable and legally permitted), (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section 9.16), (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section 9.16), (F) to rating agencies, market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and (G) disclosures to any other Person with the prior written consent of the Borrower and the Administrative Agent; provided that, in the case of clauses (D) and (E), no information may be provided to a person known to be an Ineligible Institution or person who is known to be acting for an Ineligible Institution.

SECTION 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if the Borrower is not at the time a public reporting company, material information that is not publicly available and that is of a type that would not reasonably be expected to be publicly available if the Borrower was a public reporting company) with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that the Borrower Materials shall be treated as set forth in Section 9.16, to the extent the Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens, Guarantees and Pledges.

(a) The Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the sale, transfer, distribution or other disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party by a person that is not a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) to the extent that the property constituting such Collateral constitutes Excluded Property, (vii) as provided in Section 5.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (viii) as required by the Collateral Agent to effect any disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Subsidiary Loan Parties shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (including the designation of a Subsidiary Loan Party as a Qualified Non-Recourse Subsidiary at the election of the Borrower, so long as such Subsidiary holds no material assets other than any Undeveloped Land or new property acquired after the Closing Date or any Real Property located outside of the United States (and in each case contract rights, entitlements and assets related thereto)) (provided that, notwithstanding the foregoing, a Subsidiary Loan Party shall not be released from its Guarantee solely due to becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof due to a disposition of less than all of the Equity Interests of such Subsidiary Loan Party to an Affiliate of any Loan Party) (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).

(c) The Lenders, the L/C Issuer and other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or release or subordination of Collateral pursuant to the provisions of this Section 9.18, all without the further consent or joinder of any Lender. Upon release pursuant to this Section 9.18, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Loan Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral (including returning to the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Swap Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release the security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Swap Agreement (after giving effect to all netting arrangements relating to such Secured Swap Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Swap Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release or subordination of Collateral or release of Subsidiary Loan Parties effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Swap Agreements or any Secured Cash Management Agreements.

(f) In addition, the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower, and are hereby irrevocably authorized by the Lenders to:

(i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document if such property becomes subject to a Lien that is permitted by Sections 6.02(c), (i) or (j), to the extent required by the terms of the obligations secured by such Liens;

(ii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(dd), (i), (j), (ll), (mm), (nn), (oo) or (pp), to the extent required by the terms of the obligations secured by such Liens, or to the holder of any right to purchase such property (it being understood that such subordination will not in and of itself permit the sale or disposition of such property except as otherwise permitted under this Agreement);

(iii) consent to and enter into (and execute documents permitting the filing and recording of, where appropriate) (x) the grant of easements, covenants, conditions, restrictions, declarations, sub-divisions and/or rights to use common areas and (y) subordination, non-disturbance and attornment agreements, in each case under this clause (y), in favor of the ultimate purchasers, or tenants under leases or subleases or licensees under licenses or easement holders under easements of any portion of any project in connection with the transactions contemplated by Sections 6.05(i), (o), (p), (q), (r) and (x), provided that in the case of this clause (y), the material terms thereof are reasonably acceptable to the Administrative Agent;

(iv) subordinate any Mortgage to any easements, rights of way, covenants, conditions, declarations, sub-divisions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.05(p), (q) and (r); provided that such actions shall be taken only to the extent that the material terms thereof are either substantially similar to forms of similar documents attached to the Loan Documents or are otherwise reasonably acceptable to the Administrative Agent; and

(v) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements, covenants, declarations, sub-divisions and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements (x) on customary terms reasonably requested by the Borrower and reasonably acceptable to the Administrative Agent or (y) with respect to any Master Lease or any Gaming Lease, to the extent requested by landlord under such Master Lease or Gaming Lease.

In taking any actions under this Section 9.18(f), the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to the effect that such actions are permitted provided to them by any Loan Party upon their reasonable request without further inquiry.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Arranger or any Lender has advised or is currently advising any Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to any of the Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower hereby agrees that it will not claim that any of the Agents, the Arrangers, the Lenders or their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22. Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws and Liquor Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii)(x) the consummation of the Transactions and (y) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the pledge and delivery of the Pledged Collateral), the Mortgaged Properties and the ownership and operation of facilities are, in each case, subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities.

(b) Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Commitments, Loans or Loan Documents.

(c) Lenders acknowledge and agree that if the Borrower receives a notice from any applicable Gaming Authority that any Lender is a disqualified holder (and such Lender is notified by the Borrower in writing of such disqualification), the Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrower is unable to assign such Loan or Commitment after using its reasonable efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Loan or terminate such holder’s Commitment, as applicable. Notice to such disqualified holder shall be given ten days prior to the required date of assignment, prepayment or termination, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date such Lender or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified holder to the date such Lender or holder became a disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

SECTION 9.23. Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower, excluding (x) the Borrower and its Subsidiaries and (y) any Debt Fund Affiliate Lender (each such Lender, an “Affiliate Lender”; it being understood that (x) neither the Borrower nor any of its Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders only (but not, for the avoidance of doubt, Debt Fund Affiliate Lenders), to this Section 9.23), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower is not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (iv) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (v) purchase any Revolving Facility Loans or Revolving Facility Commitments. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have represented to the assigning Lender in the applicable Assignment and Acceptance, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (iv) of the preceding sentence. No Affiliate Lender shall be required to represent that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Subsidiaries or their respective securities (or, if the Borrower is not at the time a public reporting company, material information that is not publicly available and that is of a type that would not reasonably be expected to be publicly available if the Borrower was a public reporting company), and the applicable seller shall deliver a customary “big boy” disclaimer letter or such disclaimer shall be incorporated into the terms of the Assignment and Acceptance.

SECTION 9.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.25. MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrower agrees that (a) the effectiveness of any such amendment shall be subject to the accuracy in all material respects of the representations and warranties set forth in Section 5.02 of this Agreement and (b) the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property (excluding any Vessel) the deliverables described in clauses (h)(i) and (h)(ii) of the definition of “Collateral and Guarantee Requirement” not later than a date to be agreed between the Borrower and the Administrative Agent with respect to each such amendment (and for the avoidance of doubt, this clause (b) shall not be a condition to the effectiveness of any such amendment).

SECTION 9.26. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Documents or any documents related hereto or thereto).

SECTION 9.27. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a

Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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